SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☐ Soliciting Material Pursuant to Section 240.14a-12

HEALTHAXIS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

      You are cordially invited to attend the 2004 Annual Meeting of Shareholders (“Annual Meeting”) of Healthaxis Inc. (the “Company”), which will be held on June      , 2004, at 10:00 a.m., Central Daylight Time, at the offices of the Company located at 5215 N. O’Connor Blvd., Suite 800, Irving, Texas 75039. The official Notice of Annual Meeting, together with a proxy statement and form of proxy, are enclosed. Please give this information your careful attention.

      A number of important matters will be considered at the Annual Meeting, including a proposal to approve the issuance of 4,850,000 or more shares of Healthaxis Common Stock, which may result from the conversion of the Series A Convertible Preferred Stock (the terms of which are proposed to be modified) and the exercise of related Warrants to purchase shares of Common Stock, the related transactions contemplated by that certain Preferred Stock Modification Agreement dated May 12, 2004 between the Company and the investors named therein, and each of the forms of Amended and Restated Certificate of Designation of the Series A Convertible Preferred Stock, the Investor Rights Agreement, the Warrant and the Registration Rights Agreement attached thereto. The Healthaxis Board of Directors urges your careful consideration of this proposal and the other matters to be presented at the Annual Meeting.

      Healthaxis invites all shareholders to attend the meeting in person. If you cannot be present, you may vote by mailing the enclosed proxy card or by other methods made available by your bank, broker or nominee. Voting by written proxy will ensure your representation at the Annual Meeting if you choose not to attend in person. Please review the instructions on the proxy card or the information forwarded by your bank, broker or nominee concerning your voting options. The shareholders attending the Annual Meeting may vote in person even if they have returned a proxy.

Sincerely,

JAMES W. MCLANE
Chairman and Chief Executive Officer

Irving, Texas

June      , 2004

HEALTHAXIS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June       , 2004

To the Shareholders of Healthaxis Inc.:

      Healthaxis Inc. will hold its Annual Meeting of Shareholders at 10:00 a.m., Central Daylight Time, on June      , 2004, at the executive offices of Healthaxis Inc. located at 5215 N. O’Connor Blvd., Suite 800, Irving, Texas 75039, for the following purposes:

1. To approve the issuance of 4,850,000 or more shares of Healthaxis Common Stock, which may result from the conversion of the Series A Convertible Preferred Stock (the terms of which are proposed to be modified) and the exercise of related Warrants to purchase shares of Common Stock, the related transactions contemplated by that certain Preferred Stock Modification Agreement dated May 12, 2004 between the Company and the investors named therein, and each of the forms of Amended and Restated Certificate of Designation of the Series A Convertible Preferred Stock, the Investor Rights Agreement, the Warrant and the Registration Rights Agreement attached thereto;

2. To elect seven directors to serve until the next annual meeting of shareholders and until their successors are duly elected;

3. To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending December 31, 2004; and

4. To act upon such other matters as may properly come before the meeting, including any motion to adjourn to a later time to permit further solicitation of proxies if necessary to establish a quorum, or to obtain additional votes in favor of the proposals or before any postponements or adjournments thereof.

      The Board of Directors has fixed the close of business on May 4, 2004, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

      YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE BY COMPLETING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD OR BY OTHER MEANS MADE AVAILABLE BY YOUR BANK, BROKER OR NOMINEE. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

J. BRENT WEBB
Secretary

Irving, Texas

June      , 2004

i

HEALTHAXIS INC.

5215 N. O’Connor Blvd.
Suite 800
Irving, TX 75039

PROXY STATEMENT

       The accompanying proxy is solicited by and on behalf of the Board of Directors of Healthaxis Inc. for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June      , 2004, at 10:00 a.m., Central Daylight Time, at the offices of the Company located at 5215 N. O’Connor Blvd., Suite 800, Irving, TX 75039, and at any postponement or adjournment thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy will be sent or given to shareholders is June      , 2004. All references in this Proxy Statement to the “Company” or “Healthaxis” includes Healthaxis Inc. and its subsidiaries.

      If the enclosed form of proxy is signed and returned, it will be voted as specified in the proxy. If no vote is specified, it will be voted FOR each of the matters described in this Proxy Statement. If any other matter is properly presented at the Annual Meeting for action, including a proposal to adjourn or postpone the Annual Meeting to permit the Company to solicit additional proxies if necessary to establish a quorum or to obtain additional votes in favor of any proposal, the persons named in the accompanying proxy will vote on such matter in their own discretion. You may revoke your proxy at any time before it is exercised by writing to the Company’s Secretary; by timely delivering a properly executed, later-dated proxy; or by voting by ballot at the Annual Meeting. The method by which you vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or nominee, you must obtain a proxy, executed in your favor, from the bank, broker or nominee, to be able to vote at the Annual Meeting.

      The expense of the proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile by directors, officers or employees of the Company and its subsidiaries without additional compensation. The Company has also retained                     to aid in the solicitation of proxies. The Company estimates that the fees to be paid to                     for its role as proxy solicitor will be approximately                     plus the reimbursement of reasonable out-of-pocket expenses. Upon request by banks, brokers and nominees who are record holders of the Company’s Common Stock, par value $0.10 per share (the “Common Stock”), the Company is required to pay the reasonable expenses incurred by such banks, brokers and nominees for mailing proxy materials and annual shareholder reports to the beneficial owners of the Common Stock.

OUTSTANDING STOCK AND VOTING RIGHTS

      The Company had 2,768,291 shares of Common Stock outstanding at the close of business on May 4, 2004 (the “Record Date”). In order for a quorum to be present at the Annual Meeting, a majority of the outstanding shares of the Common Stock entitled to vote as of the close of business on the Record Date must be present in person or represented by proxy at the Annual Meeting. All such shares that are present in person or represented by proxy at the Annual Meeting will be counted in determining whether a quorum is present, including abstentions and broker non-votes.

      Each share of Common Stock outstanding is entitled to one vote on each matter which may be brought before the Annual Meeting. The election of directors will be determined by a plurality vote. Approval of all other matters properly brought before the Annual Meeting requires the affirmative vote of a majority of the shares cast on the proposal. Under Pennsylvania law, abstentions are not considered to be cast votes and thus, although they will count for purposes of determining whether there is a quorum and for purposes of determining the voting power and number of shares entitled to vote at the Annual Meeting, such abstentions will have no effect on the approval of any matter to come before the Annual Meeting. Broker non-votes will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will have no effect on the approval of any matter to come before the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth, as of May 4, 2004, the beneficial ownership of the Company’s Common Stock: (i) by each person known by the Company to be the beneficial owner of five percent or more of the Company’s outstanding Common Stock, (ii) by each director of the Company, (iii) by the Chief Executive Officer and the four other most highly compensated executive officers during fiscal 2003 (the “Named Executive Officers”), and (iv) by the directors and executive officers of the Company as a group. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares.

	Number of Shares	Percent of
5% Beneficial Owners(1)	Beneficially Owned(2)	Class

Alvin H. Clemens	305,116(3)	10.73%
5 Radnor Corporate Center
Suite 555
100 Matsonford Road
Radnor, PA 19087
Directors and Executive Officers
Michael Ashker	194,609(4)	6.58%
James W. McLane	145,504(5)	5.07%
Adam J. Gutstein	5,500(6)	*
Kevin F. Hickey	5,260(7)	*
Thomas L. Cunningham	1,688 (8)	*
John W. Coyle	1,500(9)	*
James J. Byrne	1,500(10)	*
John M. Carradine	22,168 (11)	*
Emry P. Sisson	10,192(12)	*
J. Brent Webb	9,883(13)	*
Jimmy D. Taylor	2,287(14)	*
All directors and executive officers as a group (11 Persons)	400,091(15)	12.84%

*	Less than 1%

(1)	The address of each director and executive officer is 5215 N. O’Connor Blvd., Suite 800, Irving, TX 75039.

(2)	Includes options exercisable within 60 days from May 4, 2004.

(3)	Mr. Clemens is a former officer and former director of the Company. Includes 74,995 shares subject to options and warrants exercisable within 60 days. Excludes options to purchase 91,792 shares of the Common Stock owned by the Beaver Creek Limited Partnership in which Mr. Clemens is a partner for which Mr. Clemens expressly disclaims beneficial ownership. The total shares shown in the table are based on the Company’s most recent records, as supplemented by Mr. Clemens.

(4)	Includes 174,722 shares subject to options and 15,000 shares of the Common Stock subject to warrants exercisable within 60 days.

(5)	Includes options to purchase 104,369 shares of the Common Stock exercisable within 60 days.

(6)	Includes options to purchase 4,500 shares of the Common Stock exercisable within 60 days.

(7)	Options to purchase 5,260 shares of the Common Stock exercisable within 60 days.

(8)	Options to purchase 1,688 shares of the Common Stock exercisable within 60 days.

(9)	Options to purchase 1,500 shares of the Common Stock exercisable within 60 days.

(10)	Options to purchase 1,500 shares of the Common Stock exercisable within 60 days.

(11)	Includes options to purchase 19,718 shares of the Common Stock exercisable within 60 days.

(12)	Options to purchase 10,192 shares of the Common Stock, all of which will expire on June 5, 2004.

(13)	Includes options to purchase 8,133 shares of the Common Stock exercisable within 60 days.

(14)	Options to purchase 2,287 shares of the Common Stock exercisable within 60 days.

(15)	Includes options to purchase 348,869 shares of the Common Stock exercisable within 60 days.

PROPOSAL I — APPROVAL OF ISSUANCE OF COMMON

STOCK AND RELATED SECURITIES TRANSACTIONS

General

      The Company entered into a Preferred Stock Modification Agreement on May 12, 2004 (the “Preferred Stock Agreement”) with Brown Simpson Partners I, Ltd., LB I Group, Inc., OTAPE LLC and the Pennsylvania State University (each, a “Preferred Shareholder,” and collectively, the “Preferred Shareholders”). The Preferred Shareholders are currently the holders of a total of 22,076 shares of the Company’s Series A Convertible Preferred Stock (the “Existing Preferred Stock”). Subject to all of the terms and conditions set forth in the Preferred Stock Agreement,

•	the Company and the Preferred Shareholders have agreed to amend and restate the Certificate of Designation governing the designations, preferences, rights and limitations of the Company’s Series A Convertible Preferred Stock (as so amended and restated, the “Amended and Restated Certificate”), and

•	the Company has agreed to issue to the Preferred Shareholders warrants to purchase shares of Common Stock (the “Warrants”).

      The Series A Convertible Preferred Stock provided for under the Amended and Restated Certificate (the “New Preferred Stock”) will be convertible into 3,850,000 shares of Common Stock and the Warrants will be exercisable for an aggregate of 1,000,000 shares of Common Stock, which in the aggregate would represent approximately 57% of the Common Stock on a fully diluted basis (which would take into account all of the Company’s currently outstanding options and warrants (collectively, the “Common Equivalents”)). In comparison, the Existing Preferred Stock is currently convertible into 28% of the Common Stock on a fully diluted basis. In connection with the Preferred Stock Agreement, the Company and the Preferred Shareholders have also agreed to enter into an Investor Rights Agreement, which grants some rights to, and imposes some restrictions upon, both the Company and the Preferred Shareholders, and to enter into a Registration Rights Agreement under which the Company agrees to register with the Securities and Exchange Commission (the “SEC”) the resale of the shares of its Common Stock issuable upon conversion of the New Preferred Stock and the exercise of the Warrants. The closing of the transactions contemplated by the Preferred Stock Agreement is subject to a number of conditions, including the approval of the holders of the Common Stock (each a “Common Shareholder” and collectively, the “Common Shareholders”) of this Proposal I (this “Proposal”).

      The Company is seeking Common Shareholder approval of the issuance of 4,850,000 or more shares of Healthaxis Common Stock, which may result from the conversion of the Series A Convertible Preferred Stock (the terms of which are proposed to be modified) and the exercise of related Warrants to purchase shares of Common Stock, and the related transactions contemplated by the Preferred Stock, and each of the forms of Amended and Restated Certificate, the Investor Rights Agreement, the Warrant and the Registration Rights Agreement (collectively, the “Transaction Agreements”). The Board of Directors of Healthaxis has approved the Transaction Agreements and the transactions contemplated thereby (the “Securities Transactions”), and recommends that the Common Shareholders approve the foregoing Proposal.

Background and Reasons for the Securities Transactions

      On July 31, 2002, the Company completed a transaction providing for the cancellation of its $27.5 million 2% convertible debentures in exchange for the issuance to the debenture holders (which includes the Preferred Shareholders) of shares of Existing Preferred Stock and the payment of $4.0 million cash (the “Debenture Exchange”). In connection with the Company’s repurchase in September 2003 of all of the Healthaxis securities held by UICI, the Company retired 6.1% of the shares of Existing Preferred Stock issued in connection with the Debenture Exchange. As further described below, the current holders of the Existing Preferred Stock have a liquidation preference of $22.1 million and while they do not have general voting rights, they do have the right to vote separately as a class in connection with some important matters, including certain acquisitions and other strategic transactions. Since the Debenture Exchange, the Company has sought to pursue various strategic transactions. However, none of these transactions ever reached completion. The Company believes, from the various discussions it has held with several outside parties, that the most significant obstacle to completing these and other transactions is the rights and preferences of the Existing Preferred Stock. The financial terms of the Existing Preferred Stock impairs the Company’s ability to pursue acquisitions or other strategic transactions, or to raise any related capital by virtue of the significant liquidation preference granted to the Existing Preferred Stock. The Preferred Shareholders’ ability to veto certain acquisitions and other strategic transactions also impairs the Company’s ability to effectuate these transactions. In addition, the cash dividend payments to the Preferred Shareholders of approximately $440,000 per year decreases the cash the Company has available to invest in its growth.

      The principal purpose of the Securities Transactions is to alter the rights of the Preferred Shareholders, which the Company believes will better enable it to pursue strategic transactions, in return for the right to convert, subject to certain restrictions on conversion contained therein, the New Preferred Stock into a larger number of shares of Common Stock and the issuance of the Warrants. The Certificate of Designation of the Existing Preferred Stock provides to the Preferred Shareholders a number of significant preferences and rights that the Company believes have impeded its ability to pursue such transactions, which include (i) a liquidation preference in the total amount of $22.1 million, (ii) the right to vote separately as a class in connection with any proposal by Healthaxis to enter into any reorganization, merger, consolidation, change of control or similar transaction, to sell or otherwise dispose of any material assets or properties, to create or incur any indebtedness in excess of $2.0 million, to declare or pay any dividends on shares of Common Stock, to enter into a new or different line of business, and under some circumstances, to issue equity securities in connection with a capital financing transaction or to grant stock options to its employees or directors, (iii) cumulative dividends at the rate of 2% per annum of the aggregate liquidation preference of the Existing Preferred Stock, (iv) anti-dilution protection if the Company sells shares of Common Stock at a price per share that is below the then-applicable conversion price, if the Company declares a Common Stock dividend or distribution, if the Company effects a stock split or if the Company issues any options, warrants or other convertible securities with a conversion price less than the then-applicable conversion price, and (v) redemption rights if specific events or transactions are effected by the Company without, generally, the affirmative vote or consent of the holders of at least 60% of the then outstanding Existing Preferred Stock, or the Company is found to have made an incorrect representation or warranty in the Certificate of Designation or other documents executed in connection with the issuance of the Existing Preferred Stock. In contrast, the New Preferred Stock will have (i) no liquidation preference, (ii) no voting rights except as required by law, (iii) a nominal dividend at the rate of $0.0001 per share semi-annually and other dividends only to the extent that dividends are paid to holders of Common Stock cumulative dividends, (iv) limited anti-dilution rights in the context of stock splits, stock dividends and similar transactions, and (v) no redemption rights.

      The New Preferred Stock and the Warrants would, however, be convertible into shares representing approximately 57% of the Company’s Common Stock on a fully diluted basis. In comparison, the Existing Preferred Stock is convertible into 28% of the Common Stock on a fully diluted basis. Therefore, while the Securities Transactions would eliminate the $22.1 million liquidation preference, largely eliminate the $440,000 annual cash dividend and otherwise generally free the Company to pursue acquisitions and other strategic transactions, upon conversion of New Preferred Stock and/or exercise of the Warrants for shares of Common Stock, the Common Shareholders will experience significant dilution. Further, two of the Preferred

Shareholders will each receive a sufficiently substantial number of shares to influence significantly the outcome of any shareholder proposal (if they convert their shares of New Preferred Stock to Common Stock). While none of the Preferred Shareholders have indicated to the Company that they intend to act together, if they did so, they could control the outcome of any matter submitted to the Common Shareholders for their approval.

      The Board of Directors has deliberated at length with respect to the Securities Transactions and has weighed factors both for and against proceeding with the Securities Transactions. In particular, the Board of Directors reviewed a fairness opinion prepared by its financial advisor, TripleTree LLC, regarding the fairness of the Securities Transactions to the Company and its Common Shareholders. Details regarding the fairness opinion are described below under the heading “Fairness Opinion of Healthaxis’ Financial Advisor.” The other principal factors considered by the Board of Directors included the fact that the Amended and Restated Certificate and the Warrants will provide for the issuance to the Preferred Shareholders of a substantial number of shares of Common Stock, that the adoption of the Amended and Restated Certificate will eliminate a number of rights and preferences currently enjoyed by the Preferred Shareholders that substantially restrict the Company’s ability to pursue acquisitions and other strategic transactions, and will also significantly reduce the Company’s obligation to declare and pay dividends to the Preferred Shareholders. In addition, the Board of Directors considered the benefit of reducing the uncertainty regarding the Existing Preferred Stock in the market for its Common Stock. In particular, the Board of Directors has concluded that the best way for the Company to grow, to enhance shareholder value, and to become more competitive in the marketplace is through having operations of a significantly larger scale. Because of the Company’s current modest rate of organic revenue growth, in the near term, the Company is unlikely to be able to achieve the desired scale of operations through organic revenue growth alone. Instead, the Board of Directors believes that the Company needs to pursue acquisitions and other strategic transactions in order to achieve this scale of operations and its other objectives.

      The Board of Directors has determined that it is in the best interest of the Company and its shareholders for the Securities Transactions to be consummated so that the Company can pursue its strategic vision without the encumbrances associated with the Existing Preferred Stock, and so that the Company’s financial obligations related to the Existing Preferred Stock will be reduced significantly. If this Proposal is approved by the Common Shareholders, the Company expects to close the Securities Transactions as promptly as possible after receiving such approval.

Factors Affecting Current Common Shareholders

      While the Board of Directors recommends Common Shareholder approval of this Proposal, and is of the opinion that consummation of the Securities Transactions is in the best interest of the Company and its shareholders, the Common Shareholders should consider the following factors as well as other information contained in this proxy statement in evaluating this Proposal.

     Dilutive Impact

      The number of shares issuable upon conversion of the New Preferred Stock and exercise of the Warrants, as compared to those issuable upon conversion of the Existing Preferred Stock, will be dilutive to the Company’s current Common Shareholders. The Company’s current Common Shareholders own shares representing approximately 54% of the Company’s fully diluted shares of Common Stock. The table below highlights the dilution and loss of voting control that the Company’s current Common Shareholders may experience as a result of the consummation of the Securities Transactions. The column titled “Fully Diluted” sets forth the percentage ownership of the Company’s current Common Shareholders under the indicated scenarios, assuming all currently outstanding options and warrants are exercised (the “Common Equivalents”). The column titled “Outstanding Common Stock” assumes that the Common Equivalents are not exercised, and therefore reflects the voting power of the currently outstanding shares of Common Stock under the indicated scenarios.

	Current Common Shareholder
	Percentage Ownership Interest

	Fully		Outstanding
	Diluted (1)		Common Stock (2)

Currently, prior to the Securities Transactions	54	%(3)	100%
After the Securities Transactions, assuming full conversion of the New Preferred Stock, but no exercise of the Warrants	37%		42%
After the Securities Transactions, assuming full conversion of the New Preferred Stock and full exercise of the Warrants	32%		36%

(1)	Assumes conversion or exercise of Common Equivalents.

(2)	Assumes no conversion or exercise of Common Equivalents.

(3)	Also assumes conversion of the Existing Preferred Stock into shares of Common Stock at the current conversion price.

      As implied by the above table, in the event that all of the shares of New Preferred Stock and Warrants are converted into or exercised for shares of Common Stock (but assuming no Common Equivalents are exercised), the Preferred Shareholders will hold 64% of the voting power of the Common Stock.

     Pressure on Common Stock Price

      The closing of the Securities Transactions could itself have a depressive effect on the market price for the Common Stock. Further, if shares of the New Preferred Stock are converted into shares of Common Stock or the Warrants are exercised for shares of Common Stock, the total number of outstanding shares of Common Stock will be increased and the sale of a substantial number of shares of Common Stock into the public market could occur. However, until the first anniversary of the Securities Transactions, the Preferred Shareholders’ ability to sell the shares in the public market is restricted to certain amounts at prices below $3.50 per share, as described below under “Investor Rights Agreement.” Even prior to the actual issuance of any additional shares of Common Stock, the possibility of such shares being sold into the market may adversely impact the Company’s stock price.

     Risks Associated with Potential Strategic Transactions and Future Financings

      If the Securities Transactions are completed, the Company intends to consider and possibly pursue acquisitions of similar or complementary businesses to capitalize on the rapidly growing and fragmented health insurance claims services outsourcing market by creating a business process services company of sufficient breadth and scale of operations to leverage its fixed cost base. If the Company is not correct when it assesses the value, strengths, weaknesses, liabilities and potential profitability of acquisition candidates, or if the Company is not successful in integrating the operations of the acquired businesses, the success of the combined business could be compromised. Any future acquisitions will be accompanied by the risks commonly associated with acquisitions. These risks include, among others, potential exposure to unknown liabilities of acquired companies and to acquisition costs and expenses, the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to the business of the combined company and potential diversion of management’s time and attention, the impairment of relationships with and the possible loss of key employees and clients as a result of the changes in management, potential future write-downs related to goodwill impairment in connection with acquisitions, and dilution to the shareholders of the combined company if the acquisition is made or financed with the stock of the combined company. In addition, asset classes, technologies or businesses of acquired companies may not be effectively assimilated into the Company’s business or have a positive effect on the combined company’s revenues or earnings. The Company may also incur significant expense to complete acquisitions and to support the acquired asset classes and businesses. Further, any such acquisitions may be funded with cash, debt or equity, and the Company may seek financing for other purposes, any of which could have the effect of diluting the holdings or limiting the rights of shareholders. Depending upon the nature and structure of such acquisitions and financings, the Common Shareholders may or may not have the opportunity to approve such acquisitions and financings. Finally, the Company may not be successful in identifying attractive acquisition candidates or completing acquisitions on favorable terms.

     Potential Control Implications

      The New Preferred Stock will have very limited voting rights. Therefore, until the Existing Preferred Stock is converted into, or the Warrants are exercised for, shares of Common Stock, the Preferred Shareholders will not be able to vote for the Company’s Board of Directors or for various other matters. However, once the New Preferred Stock is converted into, or the Warrants are exercised for, shares of Common Stock, those shares of Common Stock will have voting rights identical to the Company’s currently outstanding Common Stock. After the Securities Transactions, the Preferred Shareholders will collectively own shares of New Preferred Stock convertible into, and Warrants exercisable for, 64% of the Company’s outstanding Common Stock, assuming no conversion of any other Common Equivalents. This ownership block could result in the Preferred Shareholders being able to control the outcome of shareholder votes, should all Preferred Shareholders vote in the same manner. In addition, Brown Simpson Partners I, Ltd. and LB I Group, Inc. will each be receiving a substantial number of shares of New Preferred Stock and Warrants, such that each would own 31% and 25%, respectively, of the Company’s outstanding Common Stock on an as-converted, as-exercised basis, assuming no conversion of any other Common Equivalents. While these blocks of stock may not separately be sufficient to control the outcome of future Common Shareholder votes, such blocks are sufficiently large to have a significant influence on the outcome of matters submitted to the Common Shareholders.

      Prior to conversion, the New Preferred Stock will only have the right to vote to the extent it is entitled to do so under applicable law. Under applicable law, the New Preferred Stock would be entitled to vote separately as a class in certain instances, including in the event of an amendment to the Company’s articles of incorporation, which may occur should the Company decide to engage in some types of mergers or consolidations. If the Company engages in such a merger or consolidation prior to the first anniversary of the closing of the Securities Transactions, the Preferred Shareholders will agree to vote their shares in favor of such merger or consolidation if the Common Shareholders have approved the merger or consolidation and the per share price to be received by the Preferred Shareholders in the merger or consolidation for each share of New Preferred Stock is at least $3.50 in cash. If the Company engages in such a merger or consolidation after the first anniversary of the closing of the Securities Transactions, the Preferred Shareholders will agree to vote their shares in favor of the merger or consolidation if the Common Shareholders have approved the merger or consolidation and if the per share price to be received by the Preferred Shareholders in the merger or consolidation for each share of New Preferred Stock is at least equal to what they would have received in the merger or consolidation if they had converted their shares of New Preferred Stock into shares of Common Stock immediately prior to the merger or consolidation.

      In addition, the Pennsylvania Business Corporation Law (the “PBCL”) contains provisions designed to protect the Company and its shareholders from some takeover transactions. Specifically, sections of the PBCL prohibit a person that acquires beneficial ownership of 20% or more of the voting power of a publicly held Pennsylvania corporation (such as Healthaxis), a so-called “interested shareholder,” from engaging in a business combination transaction with such a corporation, except in certain specified circumstances. A purpose of the statute is to prevent coercive second step transactions at an inadequate price to the other shareholders of the corporation. However, in this instance, because the Company’s Board of Directors has approved the Securities Transactions, in the event of the consummation of the Securities Transactions, the PBCL business combination statute will not prohibit a business combination transaction between the Company and Brown Simpson Partners I, Ltd., and/or LB I Group, Inc. Further, the Company has agreed with the Preferred Shareholders that it will not, for a period of time, establish a shareholder rights plan, “poison pill” or similar anti-takeover arrangement.

Summary of Terms of the Transaction Agreements

      The following summary of the Transaction Agreements is qualified by reference to the complete text of (i) the Preferred Stock Agreement with the Preferred Shareholders, (ii) the form of Amended and Restated

Certificate, (iii) the form of Investor Rights Agreement with the Preferred Shareholders, (iv) the form of Warrant and (v) the form of Registration Rights Agreement with the Preferred Shareholders. Each of these Transaction Agreements are attached as Appendices A through E, respectively, to this Proxy Statement. The Company urges its Common Shareholders to read the Transaction Agreements in their entirety.

     The Preferred Stock Agreement

      The Preferred Stock Agreement, by and among the Company and the Preferred Shareholders, provides for the modification of the terms of the Existing Preferred Stock as set forth in the Amended and Restated Certificate and the issuance to the Preferred Shareholders of the Warrants exercisable for an aggregate of 1,000,000 shares of the Common Stock, with an exercise price of $5.50 per share, upon the closing of the Securities Transactions.

      The Preferred Stock Agreement contains representations and warranties relating to the Company’s organization and qualification, capitalization, authorization and enforceability of the Preferred Stock Agreement, the Company’s filings with the SEC, and the applicability of various anti-takeover laws and arrangements to the Company, among other matters. The Preferred Stock Agreement also contains representations and warranties by the Preferred Shareholders relating to, among other matters, their investment intent, their status as accredited investors, the authorization, binding effect and enforceability of the Preferred Stock Agreement and their obligations thereunder.

      The Preferred Stock Agreement also contains a number of covenants, including:

•	the submission by the Company of this Proposal to the Common Shareholders to obtain their approval,

•	the timely filing of any reports required by the Securities Exchange Act of 1934, as amended,

•	a prohibition on the Company’s disclosure of material nonpublic information to the Preferred Shareholders without their consent,

•	the listing of the shares of Common Stock issuable upon the conversion of the New Preferred Stock and the exercise of the Warrants on the Nasdaq, and the reservation for issuance of such shares by the Company,

•	a prohibition of offers or sales by the Company of any security under circumstances that would require registration of the New Preferred Stock, the Warrants, or the underlying common shares, and

•	the use by each party to the Preferred Stock Agreement of its best efforts to satisfy the conditions required for the Securities Transactions to be consummated.

      The obligation of the Company to effect the closing of the Securities Transactions pursuant to the Preferred Stock Agreement is conditioned on the satisfaction or waiver of certain conditions, including, but not limited to, the following:

•	the accuracy of the Preferred Shareholders’ representations and warranties,

•	the execution by the Preferred Shareholders of the Investor Rights Agreement and the Registration Rights Agreement,

•	the performance of all covenants and agreements by the Preferred Shareholders,

•	the absence of an injunction prohibiting the consummation of the Securities Transactions, and

•	approval of this Proposal by the Common Shareholders.

      The obligation of the Preferred Shareholders to effect the closing of the Securities Transactions pursuant to the Preferred Stock Agreement is conditioned on the satisfaction or waiver of certain conditions, including, but not limited to, the following:

•	the accuracy of the Company’s representations and warranties,

•	the execution by the Company of the Investor Rights Agreement and the Registration Rights Agreement,

•	the performance of all covenants and agreements by the Company,

•	the absence of an injunction prohibiting the consummation of the Securities Transactions,

•	the Preferred Shareholders’ determination, in their discretion, that the Company’s failure to obtain any consents or waivers from third parties to the consummation of the Securities Transactions will not have a material adverse effect on the Company or the Securities Transactions, and

•	approval of this Proposal by the Common Shareholders.

      The Preferred Stock Agreement also contains express provisions regarding the terms upon which it may be terminated. Specifically, the Preferred Stock Agreement can be terminated as follows:

•	by the mutual agreement of the Company and either of Brown Simpson Partners I, Ltd. or LB I Group Inc.

•	by either the Company or either one of Brown Simpson Partners I, Ltd. or LB I Group Inc., by delivering written notice to the other:

•	at any time after August 20, 2004, if the closing of the Securities Transactions has not occurred and the failure is not caused by a breach of the agreement by the terminating party,

•	if the Common Shareholders do not approve this Proposal,

•	if the closing price of the Common Stock for 20 out of the 30 trailing trading days immediately preceding the date of the Annual Meeting is less than $2.40 per share,

•	if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party, which breach is not curable or if curable has not been cured within 30 days following receipt of written notice of the breach, or

•	if a statute, rule, regulation, executive order, decree, ruling or injunction has been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of the Securities Transactions.

      In general, each of the parties to the Preferred Stock Agreement will pay its own fees and expenses relating to the Securities Transactions. However, if the Preferred Shareholders decide to terminate the agreement as a result of the market price of the Common Stock being below $2.40 per share as described above, the Preferred Shareholders will reimburse the Company for up to $100,000 of the Company’s expenses related to the Securities Transactions. The reimbursement will be in the form of setting-off the amount of the expenses against the dividends on the Existing Preferred Stock that would otherwise be due. In the event that the Company decides to terminate the agreement as a result of either the market price of the Common Stock being below $2.40 per share (as described above) or the Common Shareholders’ failure to approve this Proposal, then the Company will reimburse the Preferred Shareholders for up to $100,000 of the Preferred Shareholders’ expenses (which may be effected through the issuance of shares of Common Stock).

      The Company has agreed to indemnify the Preferred Shareholders for any losses they suffer as a result of the Company’s breach of any representation, warranty, covenant or agreement made by or to be performed by the Company under any of the Transaction Agreements.

     The Amended and Restated Certificate of Designation

      The designations, preferences, rights and limitations of the New Preferred Stock will be governed by the Amended and Restated Certificate, which will be filed with the Department of State of the Commonwealth of Pennsylvania upon the closing of the Securities Transactions.

      Rank; Liquidation Preference. Under the terms of the Amended and Restated Certificate, the New Preferred Stock will rank on parity with the Common Stock with respect to redemptions and distributions upon an event of liquidation. The New Preferred Stock will have no liquidation preference.

      Voting Rights. The New Preferred Stock will have no voting rights other than as required by law. Holders of the New Preferred Stock will not have the right to vote for members of the Company’s Board of Directors, but will have the right as required by law to vote separately as a class on amendments to the Company’s articles of incorporation. Such an amendment may be necessary should the Company engage in a merger requiring the amendment of its articles of incorporation.

      Dividends. The holders of the New Preferred Stock will be entitled to cumulative dividends at a rate of $0.0001 per share semi-annually. Based on 3,850,000 outstanding shares of New Preferred Stock, this dividend obligation will result in the payment of $770 annually to the Preferred Shareholders. The holders of the New Preferred Stock will also be entitled to receive dividends or distributions as though the holder were a holder of the number of shares of Common Stock into which its shares of New Preferred Stock are convertible as of the record date for the dividend.

      Conversion Rights. The New Preferred Stock will be convertible at the option of the holder if:

•	at any time, the holder will not hold, as a result of the conversion, more than 750,000 shares of Common Stock,

•	at any time, and in any amount, if the Common Stock is then trading on the Nasdaq National Market and has had a closing price of $8.00 or more for 20 out of the previous 30 trading days immediately prior to the conversion date, or

•	at any time, and in any amount, after the first anniversary of the closing of the Securities Transactions.

      The New Preferred Stock will be convertible into shares of Common Stock at the option of the Company if:

•	the Common Stock is then trading on the Nasdaq National Market and has had a closing price of $8.00 or more for 20 out of the previous 30 trading days immediately prior to the conversion date, and

•	a registration statement that registers the resale of all shares of Common Stock entitled to registration rights under the Registration Rights Agreement is then in effect as and to the extent provided in the Registration Rights Agreement.

      Upon the transfer of the shares of New Preferred Stock by the Preferred Shareholders to any other person in accordance with the terms of the Investor Rights Agreement described below, the shares of New Preferred Stock will be converted automatically into shares of Common Stock.

      Stock Split and Adjustment of Number of Shares to be Issued Upon Conversion. Currently, the Preferred Shareholders own an aggregate of 22,076 shares of Existing Preferred Stock. As part of the Securities Transactions, the shares of preferred stock will be split, such that each share of Existing Preferred Stock will become 174.3975 shares of New Preferred Stock. This stock split will result in each share of New Preferred Stock initially being convertible into one share of Common Stock. The number of shares into which each share of New Preferred Stock will be convertible will be subject to adjustment in the event of a common stock split, reclassification, recapitalization, exchange, reorganization, merger, consolidation or similar corporate event. The New Preferred Stock will not have any price-based anti-dilution protection rights.

      Redemption Rights. The holders of the New Preferred Stock will not have the right to compel the Company to redeem their shares.

     The Investor Rights Agreement

      The Investor Rights Agreement will be executed by the Company and the Preferred Shareholders at the closing of the Securities Transactions, pursuant to which, in part, the Preferred Shareholders will agree to certain transfer restrictions on their shares of New Preferred Stock, the Warrants and the shares of Common Stock underlying the New Preferred Stock and Warrants (the “Transfer Restricted Securities”), and the Company will agree to certain limited restrictions on its future activities.

      While the Preferred Shareholders will be free to transfer the Transfer Restricted Securities after the first anniversary of the closing of the Securities Transactions, until that date the Preferred Shareholders may only transfer the Transfer Restricted Securities in accordance with the restrictions contained in the Investor Rights Agreement. For a period of 120 days following the closing, a transfer other than through the public market may be made to a buyer (a “Private Buyer”) only if after the transfer, the Private Buyer will not own more than 1,000,000 shares of Common Stock. The transferring Preferred Shareholder will ask the Private Buyer whether it is, and will ask the Private Buyer to certify that it is not, affiliated with any other Private Buyer, or not acting in concert with any other Private Buyer, and is not a member of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, that includes another Private Buyer as a member. The transferring Preferred Shareholder is required to certify to the Company that it has no reason to believe that the Private Buyer does not meet these requirements, but the Private Buyer’s failure to make the certification that it does not meet these requirements will not preclude the completion of the transfer to the Private Buyer. Any transfer to a Private Buyer not meeting these requirements during the 120-day period is subject to the approval of the Company’s Board of Directors.

      After the 120-day period and until the first anniversary of the closing of the Securities Transactions, the Company cannot prohibit a proposed transfer of the Transfer Restricted Securities, but it (and the designee) does have a right of first refusal on any proposed transfer to a Private Buyer that would result in the Private Buyer owning more than 1,000,000 shares of Common Stock. If a Preferred Shareholder wants to engage in any such transaction, it must first give written notice to the Company, which will have 15 business days from receipt of the notice to elect to purchase all (but not less than all) of the offered securities at the same price and subject to the same terms and conditions as set forth in the notice to the Company. If the Company or its designee does not exercise the right of first refusal, the Preferred Shareholder may complete the transfer of the Transfer Restricted Securities to the Private Buyer.

      After the first anniversary date of the closing of the Securities Transactions, transfers of the Transfer Restricted Securities will only be subject to restrictions imposed by applicable state or federal securities laws, and will not be restricted by the terms of the Investor Rights Agreement.

      Until the first anniversary date of the closing of the Securities Transactions, sales of the New Preferred Stock in the public market by the Preferred Shareholders may only be made in compliance with the “brokers’ transactions” requirements of Rule 144 promulgated under the Securities Act, may only be made to persons that, to the transferring holder’s best knowledge, are not Private Buyers, and if the sales price is less than $3.50 per share of Common Stock, are limited to the following number of shares of Common Stock per Preferred Shareholder per calendar month, which number is approximately 2% of each Preferred Shareholder’s holdings:

Preferred Shareholder	Number of Shares

Brown Simpson Partners I, Ltd.	38,500
LB I Group Inc.	29,750
The Pennsylvania State University	4,375
OTAPE LLC	4,375

      The New Preferred Stock will only have the right to vote to the extent it is entitled to do so under applicable law. Under applicable law, the New Preferred Stock would be entitled to vote separately as a class in the event of an amendment to the Company’s articles of incorporation, which may occur should the Company decide to engage in a merger or consolidation. If the Company engages in such a merger or consolidation prior to the first anniversary of the closing of the Securities Transactions, the Preferred Shareholders will agree to vote their shares in favor of such merger or consolidation if the Common Shareholders have approved the merger or consolidation and the per share price to be received by the Preferred Shareholders in the merger or consolidation for each share of New Preferred Stock is at least $3.50 in cash. If the Company engages in such a merger or consolidation after the first anniversary of the closing of the Securities Transactions, the Preferred Shareholders will agree to vote their shares in favor of the merger or consolidation if the Common Shareholders have approved the merger or consolidation and if the per share price to be received by the Preferred Shareholders in the merger or consolidation for each share of New Preferred Stock is at least equal to what they would have received in the merger or consolidation if they had converted their shares of New Preferred Stock into shares of Common Stock immediately prior to the merger or consolidation.

      Pursuant to the Investor Rights Agreement, the Company will agree to certain restrictions on equity financings. Until the first anniversary of the closing of the Securities Transactions and, the Company will not issue any shares of capital stock (or any options, warrants or other rights to purchase shares of its capital stock) in a transaction implying a pre-money valuation of less than $14.5 million or at a per share price of less than $2.15, excluding the granting of stock options to the Company’s employees or directors pursuant to existing stock option plans at a price equal to the fair market value of the Common Stock on the date of grant. In addition, until the first anniversary of the closing, the Preferred Shareholders will have a right of first refusal to match the terms on which any third party proposes to purchase any equity securities of the Company having an aggregate purchase price of at least $1 million and a right of first offer to match the terms on which the Company proposes an offering of its Common Stock. If the Company wants to engage in any such transaction, it must first give written notice to the Preferred Shareholders, who will have 10 business days from receipt of the notice to elect to purchase its pro rata share of the offered securities at the same price and subject to the same terms and conditions as set forth in the notice to the Preferred Shareholders. If any Preferred Shareholder does not purchase its pro rata portion, the other Preferred Shareholders will have an additional brief period within which to purchase such securities. If the Preferred Shareholders do not collectively purchase all of the securities so offered, the Company can proceed with the offer and sale of the securities to a third party.

      In addition, the Company will agree with the Preferred Shareholders that it will not issue any additional shares of New Preferred Stock as long as the Preferred Shareholders own at least 100,000 shares of New Preferred Stock.

      Finally, the Company will agree not to adopt a shareholder rights plan, “poison pill” or similar arrangement until the earlier of the fourth anniversary of the closing of the Securities Transactions or the second anniversary of the date on which the Preferred Shareholders hold less than 500,000 shares of the New Preferred Stock. The Company currently has “Change in Control Employment Agreements” with several of its executives and key employees, including Messrs. McLane, Carradine, Webb, Ramsburg and Taylor. These agreements become effective upon a “change of control” (as defined in the agreements) of the Company, and provide for severance benefits under certain circumstances if the officer is terminated after a change of control. Each of these individuals will agree that consummation of the Securities Transaction does not constitute a “change of control” for purposes of these agreements. Under the terms of the Investor Rights Agreement, the Company has agreed that it will only enter into additional change of control employment agreements on the following conditions:

•	the agreements may only be entered into with employees appointed to the Company’s executive management committee, which consists of senior management of the Company,

•	the period of employment from the date of a change in control shall be up to a maximum of two years,

•	the severance payments provided for cannot be in excess of an amount equal to 12 months of salary and bonus, and

•	any new agreements, together with all of the existing change of control agreements that are then in effect, can only provide for severance payments after a change of control that collectively do not exceed an aggregate amount of $1.95 million.

The Registration Rights Agreement

      Under the Registration Rights Agreement, within 90 days after the closing of the Securities Transactions, the Company has agreed to file a registration statement on Form S-3 under the Securities Act for the resale of the 3,850,000 shares of Common Stock issuable upon conversion of the New Preferred Stock and the 1,000,000 shares of Common Stock issuable upon exercise of the Warrants, and any shares of the Company’s capital stock issued with respect to these securities as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise. These securities with registration rights are referred to as the registrable securities. The Company is required to cause the registration statement to become effective as soon as possible after the filing, but no later than 120 days after the filing date, and to keep the registration statement effective until all of the registrable securities can be sold under applicable law without the use of a registration statement.

      The holders of registrable securities will also have “piggyback” registration rights, meaning that if there is not then in effect a registration statement, and the Company files a registration statement with the SEC, the Company will send a notice to holders of registrable securities that it intends to file such a registration statement, and the holders can request that their registrable securities be included in the registration statement, and the Company will use its reasonable best efforts to include their registrable securities in the registration statement unless the underwriter of the offering determines that the inclusion of the registrable securities will materially adversely affect the related offering.

      If the registration statement is not filed within the 90 day deadline set forth above, or if the Company does not use its reasonable best efforts to cause the filing to timely become effective, or, if after having been declared effective, the registration statement cannot be used to sell registrable securities (subject to some exceptions described below), then the Company will be obligated to pay a registration delay payment to the holders of registrable securities. The registration delay payment will be paid to each holder of registrable securities in an amount equal to (a) the aggregate fair market value of the outstanding registrable securities and securities that are convertible into or exercisable for registrable securities multiplied by (b) 0.0125 and (c) the number of months (prorated for partial months) that such registration delay has occurred and is continuing. The registration delay payment will be made on the last business day of each month during which a registration delay has occurred and is continuing. If the Company fails to make a registration delay payment within 10 business days of the due date, then the payment will bear interest at the rate of 2% per month, prorated for partial months. The registration delay payment will not be due if the registration delay is both due to circumstances reasonably beyond the control of the Company and the Company has been using its reasonable best efforts to resolve the delay.

      The Registration Rights Agreement will provide that the Company follow certain procedures in connection with its registration obligations, including the following:

•	five days prior to the filing of a registration statement, the Company will furnish to the holders, their attorney and any managing underwriter, copies of all documents proposed to be filed, which will be subject to their review,

•	the Company will not file a registration statement or any prospectus or any amendments or supplements thereto to which holders of a majority of the registrable securities object,

•	the Company will file any amendments to the registration statement as necessary to keep it continuously effective, and respond within 10 business days to any comments of the SEC on the registration statement,

•	the Company will notify the holders of registrable securities and their attorney and any underwriter when filings are made, when the SEC notifies the Company whether there will be a “review” of the registration statement, when the registration statement or post-effective amendment thereto becomes effective, and of certain other matters,

•	the Company will provide copies of the registration statement and prospectus to each holder,

•	the Company will supplement and amend the registration statement and prospectus as necessary,

•	the Company will cause all registrable securities to be listed on Nasdaq, and

•	the Company may exclude from the registration statement any holder who does not provide the information required by law to be disclosed in the registration statement within a reasonable time after receiving such request.

      The Registration Rights Agreement will provide that the Company may by written notice require that the holders immediately cease sales of registrable securities at any time that (i) the Company becomes engaged in a business activity or negotiation which is not disclosed in a registration statement which the Company reasonably believes must be disclosed and which the Company desires to keep confidential for business purposes, (ii) the Company determines that a particular disclosure determined to be required to be disclosed therein would be premature or would materially adversely affect the Company, or (iii) the registration statement or related prospectus can no longer be used under the existing rules and regulations for the Securities Act. This allowed delay period may not exist for more than 30 consecutive days and for a total of not more than 60 days in any 24-calendar month period, and at least 90 days must elapse between the end of one allowed delay period and the start of another.

      If the Company notifies the holder not to make any sales of registrable securities for a number of days that exceeds the number of days in the allowed delay period, the Company will pay each holder an additional blackout payment. The additional blackout payment will be equal to the weighted average of the mid-point between the daily high and low trading prices reported on the exchanges on which the Common Stock is then listed on each of the trading days in excess of the allowed delay period, minus (ii) the per share market value of the Common Stock on the first day of such period, multiplied by (iii) the lesser of (a) 25% of the average daily trading volume of Common Stock during the relevant period or (b) the number of registrable securities. The additional blackout payment shall be paid on the last business day of each month during which any blackout days exceeding the allowed blackout days occurred. If the payment is not made within 10 days of the due date, it shall bear interest at the rate of 2.0% per month. To the extent an additional blackout payment is due, it shall be in lieu of the Company’s obligation to pay any related registration delay payment.

      The Company will agree to indemnify each holder from any losses and expenses related to material misstatements or omissions from the registration statement. The holders will indemnify the Company for any losses related to information they provide to the Company and that it must include in the registration statement. If such indemnification is found to be contrary to public policy, then the indemnifying party shall contribute to the amount paid by such indemnified party an amount in such proportion as is appropriate to reflect the relative fault of the indemnifying party in such losses as well as any other relevant equitable considerations.

      The expenses associated with such registration obligations, other than transfer taxes and selling commissions, will be borne by the Company.

The Warrants

      The Warrants will have an initial exercise price of $5.50 per share and be exercisable for Common Stock at any time on or before the fifth anniversary of the closing of the Securities Transactions. The Warrants can be exercised from time to time in whole or in part. The Warrants contain a cashless exercise provision, permitting the holder, in lieu of paying the exercise price, to surrender the Warrant for a number of shares of Common Stock determined by multiplying the number of shares of Common Stock underlying the warrant by a fraction based on the exercise price of the Warrant and the current market value of the Common Stock. However, the cashless exercise provision can only be used by the holder if there is not then an effective registration statement covering the shares for which the Warrant is exercisable.

      The Company has the right to compel the holder of a warrant to exercise the warrant at any time during the period commencing 18 months after the issuance of the warrant and ending on the expiration date of the Warrant if, and only if:

•	the Common Stock has traded in the public market at a price per share of $7.00 or higher during 20 out of the 30 trailing trading days immediately preceding the date of the Company’s written notice to the Holder; and

•	a registration statement under the Securities Act that covers the resale of the shares of Common Stock with respect to which the warrant is then being exercised is then effective as and to the extent provided in the Registration Rights Agreement.

In lieu of exercising the warrant upon the Company’s compelled exercise, the holder may forfeit the warrant.

      The Warrant exercise price and number of covered shares of Common Stock will be subject to adjustment upon a common stock split, reclassification, recapitalization exchange, reorganization, merger, consolidation, the distribution of evidences of indebtedness or assets to the Common Shareholders or other similar corporate event.

Why the Company is Seeking Shareholder Approval

      The Company’s shares of Common Stock are listed on the Nasdaq SmallCap Market. Marketplace Rule 4350(i)(1)(B) of the NASD requires that companies listed on the Nasdaq SmallCap Market obtain stockholder approval prior to the issuance of securities that could result in the change of control of the issuer. This rule is referred to as the “Change of Control Rule.” The NASD, however, currently does not define when a change of control of an issuer may be deemed to have occurred. A pending proposal to amend the NASD rules would provide that a change of control will be deemed to have occurred if an investor acquires, or obtains the right to acquire, 20% or more of the Common Stock or the voting power of an issuer on a post-transaction basis (subject to certain exceptions). Therefore, the consummation of the Securities Transactions by the Preferred Shareholders could potentially result in a “change of control” within the meaning of the Change of Control Rule and thus require stockholder approval.

      The Company believes that the securities issued and issuable in connection with the Securities Transactions would be deemed by Nasdaq to result in a change of control of the Company for purposes of the Change of Control Rule, because of the substantial number of shares issuable to each of Brown Simpson Partners I, Ltd. and LB I Group, Inc. The Securities Transactions may or may not constitute an actual change of control for corporate governance, contract or statutory purposes.

      In addition, NASD Rule 4350(i)(1)(D)(ii) (the “Share Issuance Rule”) requires the approval of the Company’s shareholders prior to any issuance by the Company of Healthaxis securities under certain circumstances, including in connection with a transaction (other than a public offering) involving the sale or issuance of the Common Stock, or securities convertible into or exercisable for Common Stock, equal to 20% or more of Common Stock or 20% or more of the Company’s voting power outstanding before the issuance at a price (or in the case of convertible securities, a conversion price) less than the greater of the book or market value of Common Stock.

      The Company is seeking Common Shareholder approval to ensure compliance with the Change of Control Rule and the Share Issuance Rule. The Company is therefore seeking approval of the issuance of a total of 4,850,000 shares of the Company’s Common Stock issuable upon conversion of the New Preferred Stock and exercise of the Warrants, plus the issuance of any additional shares issuable upon adjustment as provided in the Amended and Restated Certificate of Designation of the New Preferred Stock or adjustment as provided in the Warrants. You will not have any dissenters’ or appraisal rights with respect to the Securities Transactions.

Fairness Opinion of Healthaxis’ Financial Advisor

      The Company retained TripleTree, LLC to render an opinion to the Company’s Board of Directors as to whether the Security Transactions are fair, from a financial point of view, to the Company and to its Common Shareholders. In requesting TripleTree’s opinion, the Company’s Board of Directors did not give any special instructions to TripleTree or impose any limitation upon the scope of investigation that TripleTree deemed necessary to enable it to deliver its opinion.

      At a meeting of the Company’s Board of Directors held on May 4, 2004, TripleTree delivered its opinion to the Board of Directors that, based on and subject to the assumptions and conditions set forth therein, as of May 4, 2004, the Securities Transactions are fair, from a financial point of view, to the Company and to the Common Shareholders (the “TripleTree Opinion”).

      A copy of the TripleTree Opinion is attached to this proxy statement as Appendix F, and TripleTree has consented to its attachment hereto. The Company urges you to read the TripleTree Opinion carefully and in its entirety, as the following summary of the TripleTree Opinion set forth in this proxy statement is qualified in its entirety by reference to the TripleTree Opinion. The TripleTree Opinion is directed only to the fairness, from a financial point of view, of the Securities Transactions to the Company and to its Common Shareholders. The TripleTree Opinion does not constitute a recommendation to any Common Shareholder as to how to vote in respect of this Proposal.

      In arriving at the TripleTree Opinion, TripleTree has, among other things:

•	Assisted in negotiations and discussions related to the Securities Transactions among Healthaxis, the Preferred Shareholders and their respective legal advisors;

•	Discussed with the Company the reaction of potential capital partners to the Company’s current capital structure;

•	Reviewed the terms of drafts of the Preferred Stock Agreement and the other Transaction Agreements;

•	Reviewed Healthaxis’ historical financial statements, including its most recent Form 10-K for the year ended December 31, 2003, and its Form 10-Q for the quarter ended September 30, 2003;

•	Reviewed certain internal financial and operating information relating to Healthaxis that was prepared and furnished to TripleTree by Healthaxis management;

•	Participated in discussions with the Company’s management regarding operations, business strategy, current and projected financial performance and prospects of growth for Healthaxis;

•	Reviewed the Common Stock’s trading history, including recent closing prices and volume of shares traded;

•	Compared the Company’s financial performance with public companies TripleTree deemed to be comparable;

•	Analyzed available information, both public and private, concerning mergers and acquisitions TripleTree believed to be instructive in estimating the Company’s enterprise value;

•	Discussed with the Preferred Shareholders their view of the strategic and financial rationale for pursuing the proposed Securities Transactions; and

•	Conducted other financial studies, analyses and investigations as TripleTree deemed appropriate for purposes of the fairness opinion.

      In connection with its review, TripleTree relied, without independent verification, on the accuracy and completeness of all historical and projected financial and other information that was publicly available or furnished to it by the Company. TripleTree assumed that all projections and other forward-looking information provided by the Company were reasonably prepared in good faith and reflected the best currently available estimates and judgments of the Company’s management. The projections were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections provided to TripleTree.

      The TripleTree Opinion does not constitute a recommendation of the Securities Transactions over any alternative transaction (including the alternative not to effect the Securities Transactions) that may be available to the Company, and does not address the underlying business decision of the Company’s Board of Directors to proceed with the Securities Transactions. Further, TripleTree was not requested to make, and did not make, an independent appraisal of the properties or assets of the Company. Estimates of the Company’s value and that of its assets do not purport to be appraisals, or necessarily to reflect the prices at which the Company or its assets may actually be sold. The TripleTree Opinion is necessarily based on share prices and economic and other conditions and circumstances as they existed or were in effect on, and the information made available to it as of, May 4, 2004.

      In connection with rendering the TripleTree Opinion, TripleTree performed a variety of financial and comparative analyses, including those described below. Although the material analyses performed are summarized below, the summary does not purport to be a complete description of the analyses performed and factors considered by TripleTree in arriving at the TripleTree Opinion. TripleTree did not form an opinion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion. In arriving at its opinion, TripleTree considered the results of all such analyses and did not assign specific weights to particular analyses. TripleTree believes that its analyses must be considered as a whole and that selecting portions of TripleTree’s analyses and of the factors considered by it, without all analyses and factors, could create a misleading view of the processes underlying the TripleTree Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. TripleTree assumed that the Securities Transactions will be consummated according to the terms and conditions described in the forms of the Transaction Agreements that were reviewed by it.

      The following is a summary of the principal financial and comparative analyses performed by TripleTree in connection with the preparation of the TripleTree Opinion. These analyses were presented to the Company’s Board of Directors at its meeting on May 4, 2004.

Summary of TripleTree’s Valuation Approach

      TripleTree completed a series of valuation methodologies in order to compare the estimated value of the Existing Preferred Stock with that of the New Preferred Stock and Warrants. In valuing the Existing Preferred Stock, TripleTree valued the three components of the Existing Preferred Stock that it determined to be relevant, and applied the following valuation methodologies:

•	Dividend Stream Valuation Analysis

•	Liquidation Preference Valuation Analysis

•	Common Stock Conversion Valuation Analysis

      In valuing the New Preferred Stock, TripleTree applied the following valuation methodologies to determine an enterprise value for the Company, and then determined an estimate for the value of New Preferred Stock based upon its percentage interest in the Common Stock, on an as converted basis:

•	Comparable Companies Analysis

•	Mergers and Acquisitions Analysis

•	Discounted Cash Flow Analysis

      TripleTree valued the Warrants utilizing the Black-Scholes option pricing model.

Valuation Methodologies Applied to the Existing Preferred Stock

      To determine a range of values for the Existing Preferred Stock, TripleTree performed a separate valuation analysis of each major component of these securities. The three components analyzed were (1) the present value of the dividend stream; (2) the present value of the liquidation preference; and (3) the present value of the option to convert the Existing Preferred Stock into shares of Common Stock.

      In performing this analysis, TripleTree assumed that the existence of the $22.1 million liquidation preference of the Existing Preferred Stock would prevent the Company from raising additional capital in support of a growth strategy that would potentially include targeted acquisitions. As a result, the Company’s future financial performance would likely be driven solely by the organic growth plan reflected in the financial projections of the Company’s management. The present value of the liquidation preference is significantly impacted by an assumption as to when the liquidation preference is ultimately realized. Based on the Company’s financial projections, TripleTree assumed that the Company would not achieve an enterprise value that substantially exceeded the $22.1 million liquidation preference for three to five years. TripleTree also assumed that the Healthaxis Common Shareholders would not vote in favor of a sale of the Company unless the proposed valuation substantially exceeded the $22.1 million liquidation preference. TripleTree further assumed that Healthaxis Common Shareholders would likely vote in favor of a sale of the Company if an offer were made during the three to five year time horizon that substantially exceeded the $22.1 million liquidation preference. Although there is no guarantee that the Company would be sold during the three to five year time horizon, TripleTree believed that after an additional three to five years of modest organic growth, a continuing inability to raise capital due to the liquidation preference, and a corollary inability to pursue strategic transactions due to lack of proper financing, it was likely that the Company’s shareholders would vote to sell the business at a premium over the liquidation preference rather than continue to pursue an organic growth plan without the ability to raise outside capital to more aggressively grow the business. As a consequence, TripleTree’s valuation ranges were calculated using a three to five year time horizon.

      Dividend Stream Valuation Analysis. The dividend stream to which the holders of the Existing Preferred Stock are entitled results in annual cash outflows of approximately $440,000. TripleTree calculated the present value of dividend payments through June 30, 2007 and June 30, 2009, consistent with the selected 3-5 year time horizon. TripleTree applied a 15% discount rate to reflect the underlying risk relative to the Company’s future financial performance and ability to make these payments. The result of these calculations was as follows:

Present Valued of Dividend Stream through June 30, 2007: $1.24 million
Present Value of Dividend Stream through June 30, 2009: $1.73 million

      Liquidation Preference Valuation Analysis. Similarly, TripleTree used the three to five year time horizon to determine the present value of the $22.1 million liquidation preference. TripleTree used a 30% discount rate to perform this calculation. This discount rate reflects both the uncertainty in the Company’s future financial performance as well as the uncertainty that an acquirer would make an offer to buy the Company at a valuation that substantially exceeds the $22.1 million liquidation preference. The result of TripleTree’s calculations was as follows:

Present Value of Liquidation Preference as of June 30, 2007: $10.05 million
Present Value of Liquidation Preference as of June 30, 2009: $5.95 million

      Common Stock Conversion Valuation Analysis. Finally, TripleTree utilized the Black-Scholes option-pricing model to calculate the value of the option to convert the Existing Preferred Stock into shares of Common Stock. The inputs for the calculation were:

•	Stock price of $3.29 — reflecting the trailing 10-day average as of April 21, 2004

•	Conversion price of $15.50

•	Volatility of 95.03%

•	Risk free rate of 3.39%

•	Term of 5 years. The shares of Existing Preferred Stock have an indefinite right to convert at a price of $15.50. As a result, TripleTree used a 5 year term to mirror the outside time horizon used in its other calculations.

The result of TripleTree’s calculations was as follows:

Value of option to convert using Black-Scholes:	$1.60
Number of underlying convertible preferred shares:	1,424,258

Value:	$2.28 million

      Having performed these three separate valuation methodologies, TripleTree summed each of the three component pieces of value contained in the Existing Preferred Stock to arrive at a range for the total value of these securities. This calculation is reflected in the following table:

	Assuming	Assuming
	Company	Company
	Sold on	Sold on
	6/30/2007	6/30/2009

Present Value of Call Option:	$2.28 million	$2.28 million
Present Value of Dividend Stream:	$1.24 million	$1.73 million
Present Value of Liquidation Preference:	$10.05 million	$5.95 million

Total Value:	$13.57 million	$9.96 million

      The resulting $10.0 million to $13.6 million range of present values reflects the three to five year time horizon utilized to analyze each of the component parts of the Existing Preferred Stock.

Valuation Methodologies Applied to the New Preferred Stock and Warrants

      Selected Comparable Companies Analysis. TripleTree compared the Company’s relevant historical, current and projected with the financial and operating results of publicly traded companies that operate in the healthcare claims and transaction processing industry (collectively, the “Comparable Companies”). The Comparable Companies were chosen by TripleTree based on the general business, operating and financial characteristics representative of companies in the industry in which the Company operates. No company or business used in the Comparable Companies analysis is identical or substantially identical to the Company.

      TripleTree examined certain publicly available financial data for each of the Comparable Companies. The following table summarizes the results of this analysis.

	Enterprise Value/ Trailing	Enterprise Value/ Trailing	Enterprise Value/ EBITDA
	12 Months Revenue	12 Months EBITDA	Run Rate

Mean	1.77x	23.84x	16.31x
Median	1.46x	12.95x	9.09x

      TripleTree noted that given the larger scale and profitability of the Comparable Companies, it could be expected that they would have higher enterprise value multiples than would be expected for a smaller company generating significant losses, such as the Company. After noting the mean and the median enterprise value multiples of the Comparable Companies and acknowledging that it was difficult to determine the extent to which the public market was factoring the liquidation preference of the Existing Preferred Stock into the Company’s current market capitalization, TripleTree indicated that once the liquidation preference of the Existing Preferred Stock was eliminated it would expect the Company to have an enterprise value/ trailing 12 months revenue multiple of between 0.8X and 1.0X, which would yield an implied enterprise value of $16.6 million to $20.8 million for the Company. TripleTree indicated that this discount relative to the Comparable Companies was consistent with the Company’s current smaller size and lack of profitability.

      Selected Mergers and Acquisitions Analysis. TripleTree also conducted an analysis of mergers and acquisitions transactions involving healthcare claims and transaction processing companies as a method of valuing the Company. A merger and acquisition analysis reviews and analyzes transactions, and the resulting implied multiples, involving companies in the same or similar industries as that of the Company (the “Selected Transactions”). No acquired company or business used in the mergers and acquisitions analysis is identical or substantially identical to the Company, and none of the transactions were identical or substantially identical to the proposed Securities Transactions.

      In performing this analysis, TripleTree analyzed the acquisition of publicly traded and privately held companies in the healthcare claims industry between January 2003 and April 2004. TripleTree calculated the acquisition multiples paid for these companies, comparing the price paid to trailing 12 months revenue, EBITDA and net income, which yielded the following mean and median data:

	Price Paid/Trailing	Price Paid/Trailing	Price Paid/Trailing
	12 Months Revenue	12 Months EBITDA	12 Months Net Income

Public Companies
Mean	2.34x	9.05x	18.41x
Median	2.34x	9.05x	18.41x
Private Companies
Mean	2.46x	14.06x	NA
Median	2.02x	14.14x	NA

      TripleTree concluded that many of the companies sold through the Selected Transactions were profitable and therefore not necessarily good comparables for the Company. Therefore, TripleTree also analyzed “premiums paid” statistics for software and technology services companies to obtain a perspective on the premium required to acquire a public company such as the Company. TripleTree analyzed the premiums paid in publicly announced transactions between January 2003 and March 2004 that it deemed comparable, grouping transactions into those with prices above $50 million and those with prices below $50 million. The purpose of this analysis was to use data relating to premiums paid in recent, comparable transactions in order to derive an implied enterprise value for the Company. TripleTree derived the mean and the median premiums paid over the targets’ stock prices thirty trading days before the announcement date, five trading days before the announcement date, and one trading day before the announcement date from the available data. The results are shown in the following table.

				Average Price
	Spot Price Premiums			Premiums

	1 Day	5 Day	30 Day	5 Day	30 Day

Public-to-Public Transactions (revenues greater than $50 Million)
Mean	20.05%	23.53%	44.48%	20.02%	31.79%
Median	20.39%	21.76%	41.34%	20.88%	34.13%
Public-to-Public Transactions (revenues less than $50 Million)
Mean	36.39%	40.69%	72.16%	38.44%	52.10%
Median	30.10%	26.80%	41.10%	26.07%	38.32%
Public-to-Private Transactions (revenues greater than $50 Million)
Mean	11.37%	11.54%	11.59%	10.89%	11.13%
Median	11.66%	12.10%	7.93%	12.24%	13.89%
Public-to-Private Transactions (revenues less than $50 Million)
Mean	19.53%	23.55%	36.09%	20.76%	29.04%
Median	20.14%	26.52%	31.30%	21.05%	33.05%

      Using the median one day spot premiums, TripleTree’s best estimate as to the possible sale value of the Company to a strategic buyer would be priced at a 20%-30% premium over its estimated enterprise value of $16.6 million to $20.8 million, providing an implied enterprise value range of $19.92 million to $27.04 million.

      Discounted Cash Flow Analysis. TripleTree performed a discounted cash flow analysis to determine the implied present value of the Company premised upon the assumptions summarized below. The discounted cash flow analysis was based upon financial and operating information relating to the Company’s business, operations and prospects supplied by the Company’s management and covering fiscal years 2004 to 2012.

      In order to perform this analysis, TripleTree calculated the Weighted Average Cost of Capital for the Company of approximately 21%. Using this discount rate, TripleTree calculated the present value of the Company’s projected stream of Future Free Cash flows (as defined below) for fiscal years 2004-2012, and a present value of the Company’s terminal value (the “Terminal Value”) at December 31, 2012. “Future Free Cash Flows,” as used in the analysis, is defined for each period, as projected EBIT, less taxes at an estimated rate of 36.97%, plus projected depreciation and amortization, plus or minus projected changes in non-cash working capital, less projected capital expenditures. The Terminal Value was computed utilizing the Gordon-Growth Model. TripleTree calculated the present value of the Future Free Cash Flows and Terminal Value as of June 30, 2004 in order to calculate an implied enterprise value for the Company. Based on these calculations, TripleTree calculated an implied enterprise value of the Company of $15.8 million.

      Valuation of the New Preferred Stock and Warrants. In valuing the New Preferred Stock, TripleTree assumed the value of the New Preferred Stock to equal the as-converted ownership that the Preferred Shareholders will have in the Company following consummation of the Securities Transactions, or 58.18%. TripleTree applied this percentage ownership to its judgment of the most probable range of enterprise values for the Company based upon the foregoing valuation methodologies, which it concluded was a range of $15.8 million to $20.8 million. TripleTree then added the value of the Warrants, which it based upon a Black-Scholes model analysis, with the following inputs for the calculation:

•	Stock price of $3.29 — reflecting the trailing 10-day average as of April 21, 2004

•	Conversion price of $5.50

•	Volatility of 95.03%

•	Risk free rate of 3.39%

•	Term of 5 years

•	The value of the warrants was then adjusted for dilution

      Based on the foregoing, TripleTree determined the value of the Warrants to be $1.9 million. The combination of the values for the New Preferred Stock and the Warrants yielded a range of values of between $9.2 million and $12.1 million. TripleTree then noted that it had determined a range of values for the Existing Preferred Stock of $10.0 million to $13.6 million, and concluded that the value of the New Preferred Stock is closely aligned with that of the Existing Preferred Stock.

Other Considerations

      In rendering the TripleTree Opinion, TripleTree reviewed the Company’s business and operations, and analyzed secular and cyclical trends in the Company’s business and the industry in which the Company operates. TripleTree also noted that the following specific considerations:

•	The liquidation preference and certain other privileges contained in the Existing Preferred Stock are significant barriers to the Company’s ability to raise the capital that may be required to pursue strategic transactions.

•	The dividend rights of the Existing Preferred Stock results in a cash outflow of approximately $440,000 each year.

•	Under some circumstances, the consent of the Preferred Shareholders must be obtained to issue stock options to employees and directors of the Company.

•	It is unlikely that the Company could be sold to a strategic acquirer in the near term at a value significantly in excess of the $22.1 million liquidation preference of the Existing Preferred Stock, unless the Company is able to improve upon its current organic revenue growth rate through the pursuit of strategic transactions.

•	Through the elimination of virtually all of the privileges and preferences of the Existing Preferred Stock, the Company will have a greatly enhanced opportunity to raise capital and pursue strategic transactions, which if successfully executed could provide a potential benefit to all Common Shareholders.

      After reviewing the foregoing factors, TripleTree concluded that these factors supported its opinion that the Securities Transactions are fair, from a financial point of view, to the Company and to the Common Shareholders.

      General. Pursuant to the terms of the Company’s engagement letter with TripleTree, the Company paid TripleTree a fairness opinion fee of $100,000, $20,000 of which was paid at the time of the execution of the engagement letter and $80,000 of which was payable upon TripleTree’s delivery of its fairness opinion to the Company’s Board of Directors. The Company also agreed to reimburse TripleTree its reasonable out-of-pocket expenses, including reasonable fees and disbursements of counsel in an aggregate amount not to exceed $5,000, and to indemnify TripleTree and related persons against liabilities arising out of its engagement. Payment of the fairness opinion fee to TripleTree was not contingent upon the closing of the proposed Securities Transaction. However, as noted by the Company’s Board, the Company has separately retained TripleTree to provide financial advisory services to it in connection with the Company’s pursuit of future strategic transactions.

      TripleTree was selected to render the fairness opinion based upon its industry expertise, as well as its experience and reputation. TripleTree is an investment banking firm that specializes in providing merger and acquisition, private placement and advisory services to IT services, software and healthcare companies.

Accounting and Tax Treatment

      Upon the closing of the Securities Transactions, the difference between the carrying value of the Existing Preferred Stock of approximately $5.9 million and the estimated fair value of the New Preferred Stock and the Warrants will be deemed to be a dividend on preferred stock for the purpose of calculating the net loss attributable to Common Shareholders.

      The Company will not recognize any taxable gain or loss as a result of the closing of the Securities Transactions, as such transactions will be not be taxable to the Company. Further, the closing of the Securities Transactions will not result in the Company recognizing any taxable income. The closing of the Securities Transactions may, however, result in the imposition of substantial limitations on the amount of the Company’s net operating losses that may be applied to any future taxable income of the Company.

Principal Effects of Approval or Non Approval

      If the shareholders approve this Proposal, the terms of the Existing Preferred Stock will be modified (resulting in a significant change in the number of shares of Common Stock issuable upon conversion, the termination of the Company’s obligation to pay dividends, and the Company being able to pursue strategic transactions without the encumbrances associated with the Existing Preferred Stock), and the Company will issue the Warrants to the Preferred Shareholders.

      If the shareholders do not approve this Proposal, the Company will continue to be subject to the terms of the Existing Preferred Stock, including the $22.1 million liquidation preference, various restrictions on the Company’s ability to pursue strategic transactions and the obligation to pay semi-annual dividends on its Existing Preferred Stock, in an aggregate amount of approximately $440,000 per year.

      In the opinion of the Board of Directors, a failure of the shareholders to approve this Proposal will have a serious detrimental effect on the Company’s ability to pursue strategic transactions, which the Board of Directors believes are critical to the Company’s long-term growth objectives.

Required Vote

      The required vote that will result in the Common Shareholder approval of the Proposal is the affirmative vote of a majority of the total votes present in person or represented by proxy at the Annual Meeting and entitled to vote on this Proposal. Under Pennsylvania law, abstentions are not considered to be cast votes and thus, although they will count for purposes of determining whether there is a quorum and for purposes of determining the voting power and number of shares entitled to vote at the Annual Meeting, such abstentions will have no effect on the approval of any matter to come before the Annual Meeting. Broker non-votes will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will have no effect on the approval of any matter to come before the Annual Meeting.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMMON

SHAREHOLDERS VOTE “FOR” PROPOSAL I.

PROPOSAL II — ELECTION OF DIRECTORS

      The Company’s Amended and Restated Articles of Incorporation and Bylaws currently provide that the Board of Directors shall consist of not less than three nor more than twelve directors, and that within these limits, the number of directors shall be as established by the Board of Directors. The Board of Directors has set the number of directors at seven. The Company’s Amended and Restated Articles of Incorporation do not permit shareholders to cumulate their votes for the election of directors.

      At the Annual Meeting, shareholders will elect directors to serve for a term of one year until the next Annual Meeting of Shareholders and until each of their respective successors is elected and qualified, or the earlier of their death, resignation or removal from office. All seven current directors, Michael Ashker, James J. Byrne, John W. Coyle, Thomas L. Cunningham, Adam J. Gutstein, Kevin F. Hickey and James W. McLane, have been nominated for re-election to the Board of Directors.

      The following table sets forth certain information, as of May 4, 2004, regarding the Company’s Board of Directors. Each director has consented to being named in the Proxy Statement and to serve if elected. The Board of Directors knows of no reason why such directors would be unable to serve. If any of the directors should for any reason become unable to serve, then valid proxies will be voted for the election of such substitute nominee as the Board of Directors may designate, the Board of Directors may reduce the number of directors to eliminate the vacancy, or the position may remain vacant.

			Served as
		Position Held	Director
Name	Age	In the Company	Since

Michael Ashker	51	Director	1998
James J. Byrne	68	Director	2003
John W. Coyle	51	Director	2003
Thomas L. Cunningham	61	Director	2003
Adam J. Gutstein	41	Director	2001
Kevin F. Hickey	52	Director	2001
James W. McLane	65	Chairman & Chief Executive Officer	2001

      The biographical information for each director of the Company is set forth below.

      Michael Ashker has served as a director of the Company and Healthaxis.com, Inc. since 1998. Mr. Ashker is currently the President and CEO of Imerica Financial Corporation, a life and health insurance company. From June 2001 until May of 2003, Mr. Ashker was the Managing Partner of Agility Partners, LLC, an investment and consulting company. Previously, Mr. Ashker served as Chairman of the Company and Healthaxis.com, Inc., a subsidiary of the Company, from February 2001 through June 2001, and as President and Chief Executive Officer of Healthaxis.com, Inc. from 1998 to February 2001, and as President and Chief Executive Officer of the Company from August 1999 to February 2001. Mr. Ashker was the Managing Director and Portfolio Manager of Lynx Capital Group, LLC, and Managing Member of Lynx Venture Partners I, LLC, from 1995 to 1998.

      James J. Byrne has served as a director of the Company since 2003. Mr. Byrne has served as Chairman of Byrne Technology Partners, Ltd., since April 1995. The firm provides interim management at the CEO and senior executive level for high technology companies. Services provided include turnaround, valuation improvement and exit strategies. In addition, Mr. Byrne will assist his clients by assuming management control of their investments and in that regard, he became Chairman of the Board of Directors and Chief Executive Officer of OpenConnect, a worldwide software company, from May 1999 to May 2001. From April 1990 to April 1995, Mr. Byrne served as President of Harris Adacom Corporation. Mr. Byrne has also held management positions with United Technologies, General Electric and Honeywell. Mr. Byrne currently serves on the Board of Directors of Lennox International Inc., an industry-leading provider of residential and commercial air conditioning and heating systems, a NYSE listed company. Mr. Byrne has also served on boards in Mexico, Hong Kong, Germany, France and the United Kingdom. In addition, he served as a board member of the American Electronics Association (AEA) and was Chairman of AEA’s Texas Council. He is a Fellow and member of the board of the Legacy Center for Public Policy.

      John W. Coyle has served as a director of the Company since 2003. Mr. Coyle is currently Senior Vice President of CIGNA HealthCare, a leading health insurance company. Mr. Coyle was President and Chief Operating Officer of Trigon Blue Cross Blue Shield, a Richmond Virginia health insurer from 2001 until 2002. Mr. Coyle has served in various executive capacities at Aetna, Inc. a leading insurance company from 1990 to 2001, including Senior Vice President, Head of Business Operations from 2000 to 2001, Senior Vice President, Head of International Health Business from 1990 to 2000, Regional Vice President of the West Central and Mid-Atlantic Regions from 1994 to 1999 and Market Vice President/ General Manager various markets from 1990-1994. Prior to joining Aetna, Mr. Coyle spent 10 years in various management capacities with several health plans.

      Thomas L. Cunningham has served as a director of the Company since 2003, and is designated by the Board of Directors as the “financial expert” under the Sarbanes-Oxley Act of 2002. Mr. Cunningham served over 28 years at Ernst & Young LLP (and predecessor “Ernst” firms), withdrawing as an audit partner in September 1991. He worked as an equity research analyst specializing in special situations and health care stocks with William K. Woodruff Incorporated and Rauscher Pierce Refsnes, Inc. from 1993 through 1996. Since January 1997 and for earlier interim periods, he has been self-employed as a Certified Public Accountant and business consultant. As part of his CPA practice, he is currently licensed as a financial advisor under NASD Series 24 and 7 by H. D.Vest Financial Services. From December 1991 through October 2003, he served on the Board of Directors of Bluebonnet Savings Bank FSB. Bluebonnet was voluntarily liquidated as a profitable savings bank in October 2003. Since May 2003, Mr. Cunningham has served as a director and since January 2004, as an audit committee member and financial expert, of Encore Wire Corporation (Nasdaq: WIRE).

      Adam J. Gutstein has served as a director of the Company since 2001. He has also served as a Director of DiamondCluster International, Inc., a global business and technology strategy and implementation firm since February of 2000. Since April 2003 he has served as Global Managing Director of Diamond Cluster International, Inc. Prior to serving as Global Managing Director and since February 2000, he was President of North America of DiamondCluster International, Inc. From 1994 through 2000, Mr. Gutstein served in a variety of management positions with Diamond Technology Partners, a consulting and predecessor firm to Diamond Cluster International, Inc.

      Kevin F. Hickey has served as a director of the Company since 2001. He has served as the Chairman and Chief Executive Officer of IntelliClaim, a privately held application service provider that provides insurance payors with capabilities for enhancing claim processing efficiency and productivity, since 1999. From 1997 until 1998, Mr. Hickey was Executive Vice President of Operations and Technology for Oxford Health Plans. Mr. Hickey has also served as a director of the American Association of Preferred Provider Organizations from 1999 until 2002; a director of First Health/ HealtheSolutions, a privately held company, since 1982; a director of Benefit Management Group, a privately held company, since 1997; a director of Wellcare, Inc., a Medicaid managed care organization, since 2002; and a director of HealthMarket, Inc., a consumer directed health plan, since 2002.

      James W. McLane has served as a director of the Company since 2001. He has also served as Chief Executive Officer since February 2001, Chairman since July 2001, President from February 2001 through February 2004, and as a director of Healthaxis.com, Inc. since August 2000. He also serves as a director of Beverly Enterprises, Inc., an elder care services provider. Mr. McLane served as President, Chief Operating Officer and Director of NovaCare, Inc., a provider of physical therapy and orthotics and prosthetics devices and services, from 1997 to 2000; Executive Vice President of Aetna Life & Casualty and Chief Executive Officer of Aetna Health Plans from 1991 to 1996. Prior to that time, he served as Senior Vice President and Division Executive of Citibank’s Corporate Finance Division; Europe/ Middle East & Africa Division of the Capital Markets Group, and Citicorp’s Global Insurance Division and Capital Investments Division. During this period, he also served as Chairman of Ambac, Inc. and CapMac, Inc., companies which provided financial guarantees on municipal bonds and asset backed securities.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMMON

SHAREHOLDERS VOTE FOR THE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTOR AND COMMITTEE MATTERS

      During 2003, the Board of Directors had an Executive Committee, a Compensation, Nominating and Governance Committee, a Related Party Transactions Committee and an Audit Committee that performed the functions described below. During 2003, the Board of Directors of the Company held nine meetings. Each director attended at least 75% of the aggregate meetings held by the Board of Directors and the Committees on which he served. As of February 25, 2004, the Board of Directors reconstituted its committees and currently has a Compensation Committee, Nominating Committee and Audit Committee to perform the functions described below. In addition, it is the policy of the Board of Directors to hold an executive session of independent directors without the presence of management at each Board of Directors meeting.

      All members of the Board of Directors are required to attend each annual meeting of shareholders except for absences due to causes beyond the reasonable control of the director. There were eight directors at the time of the 2003 annual meeting of shareholders, and seven of the eight directors attended the meeting.

      During 2003, the Executive Committee was responsible for conducting business when a meeting of the full Board of Directors was not feasible. The members of the Executive Committee were Messrs. McLane (chairman), Ashker, Gutstein and Hickey. The Executive Committee did not meet separately during 2003. As of February 25, 2004, the Executive Committee was disbanded.

      During 2003, the Compensation, Nominating and Governance Committee was responsible for administering the Company’s stock option plans and overseeing other compensation matters, making recommendations for nominees for directors when a vacancy of the Board of Directors existed, and overseeing corporate governance matters. The members of the Compensation, Nominating and Governance Committee were Messrs. Hickey (chairman), Byrne and Gutstein. The Compensation, Nominating and Governance Committee met three times during 2003. As of February 25, 2004, the Compensation, Nominating and Governance Committee was disbanded and replaced with two separate committees: the Compensation Committee and the Nominating Committee.

      The Compensation Committee is responsible for reviewing and approving the compensation for the Chief Executive Officer and evaluating the Chief Executive Officer’s performance, establishing policies regarding compensation for other officers of the Company, administering the Company’s incentive bonus and stock option plans, and other compensation matters. The members of the Compensation Committee are Messrs. Hickey (chairman), Byrne and Gutstein. All members of the Compensation Committee are “independent” as defined by the Nasdaq Stock Market. The report of the Compensation Committee is included in this Proxy Statement. A written charter for the Compensation Committee has been adopted by the Board of Directors and is available on the Company’s website at www.healthaxis.com.

      The Nominating Committee monitors the size and composition of the Board of Directors, reviews the independence of its members, makes recommendations for nominees for directors, and considers nominees recommended by shareholders according to the procedures set forth below under the captions “The Company’s Director Nomination Process,” “Advance Notice Bylaw Provision” and “Shareholder Proposals.” The members of the Nominating Committee are Messrs. Gutstein (chairman), Byrne and Cunningham. All members of the Nominating Committee are “independent” as defined by the rules of The Nasdaq Stock Market. A written charter for the Nominating Committee has been adopted by the Board of Directors and is available on the Company’s website at www.healthaxis.com.

      Prior to May 15, 2003, the Board of Directors maintained a Related Party Transactions Committee that was responsible for the review and oversight of contractual and business relationships between the Company and affiliated parties. The members of the Related Party Transactions Committee were Henry G. Hager (chairman), Kevin R. Brown, and Dennis B. Maloney. The Related Party Transactions Committee met one time in 2003. On May 15, 2003, the Related Party Transactions Committee was disbanded and its responsibilities were assumed by the Audit Committee.

      The Audit Committee is responsible for the appointment of the Company’s auditors, compensation and oversight matters regarding the auditors, reviewing the scope and results of audits, reviewing management’s overview of the risks, policies, procedures and controls surrounding the integrity of financial reporting, reviewing any relationship that may affect the independence of outside auditors, reviewing any internal control or accounting issues of the Company and reviewing the adequacy of the Company’s accounting, financial and operating systems. The current members of the Audit Committee are Messrs. Cunningham (chairman), Coyle and Hickey. The Board of Directors has determined that Mr. Cunningham is qualified as an audit committee financial expert within the meaning of the regulations of the Securities and Exchange Commission. The Audit Committee held six meetings in 2003. All members of the Audit Committee are independent as defined by the applicable rules of The Nasdaq Stock Market and the regulations of the Securities Exchange Commission. An amended and restated charter for the Audit Committee has been adopted by the Board of Directors and is attached to this proxy statement as Appendix G.

The Company’s Director Nomination Process

      The Nominating Committee’s charter sets forth the policies and process for identifying and recommending candidates for election to the Board of Directors. The Committee will select new director candidates who satisfy the following minimum qualifications: (i) have significant business or public experience that is relevant and beneficial to the Board of Directors and the Company, (ii) are willing and able to make a sufficient time commitment to the affairs of the Company in order to perform effectively the duties of a director, including regular attendance of Board of Directors meetings and committee meetings, (iii) are committed to the long-term growth and profitability of the Company, (iv) are individuals of character and integrity, (v) are individuals with inquiring minds who are willing to speak their minds and challenge and stimulate management, and (vi) are individuals that will represent the interests of the Company as a whole and not only the interests of a particular stockholder or group.

      There are two primary methods the Nominating Committee may use to identify candidates for director nominees. First, the Nominating Committee may solicit names of potential candidates from a variety of sources, including directors, Company officers, other individuals with whom the Nominating Committee members are familiar, or through its own research. In addition, the Nominating Committee may retain a search firm to identify qualified candidates for director nominees.

      Pursuant to the Company’s Bylaws, nominations for directors to be elected may be made at a meeting of shareholders only by (i) the Board of Directors (or any committee thereof), or (ii) a shareholder of the Company entitled to vote for the election of directors at the meeting who complies with the procedure set forth in Section 202(b) of the Company’s Bylaws (as described below). At any time prior to the election of directors at a meeting of shareholders, the Board of Directors may designate a substitute nominee to replace any bona fide nominee who was nominated as set forth above and who, for any reason, becomes unavailable for election as a director.

      The Nominating Committee will consider new director candidates recommended by the Company’s shareholders to the extent such recommendations are made in compliance with applicable laws, rules and regulations, the Company’s Bylaws and procedures established by the Nominating Committee. Pursuant to the Company’s Bylaws, nominations by shareholders for directors to be elected, or proposals by shareholders to be considered, at a meeting of shareholders and which have not been previously approved by the Board of Directors must be submitted to the Secretary of the Company in writing, either by personal delivery, nationally-recognized express mail or United States mail, postage prepaid, not later than the date set forth under the heading “Advance Notice Bylaw Provision” below. Each such nomination or proposal shall set forth: (i) the name and address of the shareholder making the nomination or proposal and the person or persons nominated, or the subject matter of the proposal submitted; (ii) a representation that the shareholder is a holder of record of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated, or the proposal submitted; (iii) a description of all arrangements and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made, or the proposal was submitted, by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. All late nominations will be rejected. Director candidates recommended by shareholders shall be evaluated by the Nominating Committee based on the same criteria outlined above to be applied to director candidates identified by the Nominating Committee.

      To date, the Nominating Committee has not received a candidate recommendation from any shareholder (or group of shareholders) that beneficially owns more than five percent of the Company’s Common Stock.

Affirmative Determinations of Director Independence

      The Board of Directors has determined that each of the following directors is an “independent director” as the term is defined in Marketplace Rule 4200(a)(15) of the National Association of Security Dealers (the “NASD”):

James J. Byrne
John W. Coyle
Thomas L. Cunningham
Adam J. Gutstein
Kevin F. Hickey

      The independent directors meet separately at each regular meeting of the Board of Directors. The independent directors have selected Mr. Gutstein to serve as Lead Director of the executive sessions of the independent directors.

Corporate Governance

      The Board of Directors has adopted a Code of Conduct. The Code of Conduct applies to all directors and employees, including the Company’s principal executive, financial and accounting officers. The Code of Conduct is available on the Company’s website, www.healthaxis.com. The Company intends to post amendments to or waivers from the Code as required by applicable rules on the Company’s web site.

      Current copies of the following materials related to the Company’s corporate governance policies and practices are available publicly on the Company’s web site at www.healthaxis.com:

•	Amended and Restated Audit Committee Charter

•	Audit Committee Policy for Pre-approval of Audit and Non-Audit Services

•	Nominating Committee Charter

•	Compensation Committee Charter

•	Code of Conduct

•	Procedures for Contacting the Board of Directors

      The Procedures for Contacting the Board of Directors describes the manner in which interested persons may contact the Board of Directors or a particular director. Under the procedures, complaints relating to the Company’s accounting, internal accounting controls of auditing matters and concerns regarding questionable accounting or auditing matters will be referred to the Chairman of the Audit Committee. Other communications to the Board of Directors will be referred to the Lead Director of the Company’s Board of Directors, or other director specified, provided that advertisements, solicitations for periodical or other subscriptions, and similar communications generally are not forwarded to Board members.

Compensation Committee Interlocks and Insider Participation

      During 2003, the Compensation, Nominating and Governance Committee consisted of Messrs. Hickey, Byrne and Gutstein. None of these individuals has at any time served as an officer or employee of the

Company. No member of the Compensation, Nominating and Governance Committee has any interlocking relationship with any other company that requires disclosure under this heading. No executive officer of the Company served as a director or member of the compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation, Nominating and Governance Committee.

Director Compensation

      During 2003, the Board of Directors renewed its then existing Director Compensation Plan, expanded it to cover all non-employee directors, and established an additional cash compensation component of the plan. Under that plan, each director who served throughout the full year and who is not a current employee received a total of 2,000 options for service in 2003. An additional 250 options were granted to each committee chair for service in such capacity in 2003. Directors who joined the Board of Directors during 2003 received a pro rata number of options on the date of his election to the Board of Directors. All such options were granted pursuant to the 2000 Stock Option Plan. All options granted under this plan were priced in accordance with the terms of the 2000 Stock Option Plan, and vested 25% upon the date of each scheduled regular quarterly Board of Directors meeting held during 2003. In addition to the above, beginning in May 2003, all non-employee directors received $1,000 cash consideration for each meeting attended in person, with an additional $200 for committee chairs for committee meetings held, and $250 per hour for attendance at telephonic meetings, with a maximum of $1,000 per telephonic meeting.

      For 2004, the Board of Directors has renewed the Director Compensation Plan with adjustments to both the equity and cash compensation components of the plan. Under the plan for 2004, each director who serves throughout the full year and who is not a current employee will receive a total of 8,000 options for service in 2004. An additional 2,000 options will be granted to each committee chair for service in such capacity in 2004. Any newly elected director who joins the Board of Directors during 2004 will receive a pro rata number of options on the date of his election to the Board of Directors. All such options will be granted pursuant to the 2000 Stock Option Plan. All options granted under this plan shall be priced in accordance with the terms of the 2000 Stock Option Plan, and shall vest 25% upon the date of each scheduled regular quarterly Board of Directors meeting during 2004. The granting of options under this program for 2004 is contingent on satisfaction of certain conditions within the Certificate of Designation for the Series A Convertible Preferred Stock or a waiver of such conditions. In addition to the above, during 2004 all non-employee directors will receive $1,000 cash consideration for each meeting attended in person, and $250 per hour for attendance at telephonic meetings, with a maximum of $1,000 per telephonic meeting. Committee chairs will receive an additional $1,500 for committee meetings held in person, or $750 for committee meetings held by phone.

PROPOSAL III — RATIFICATION OF SELECTION OF AUDITOR

      The Audit Committee has selected Ernst & Young LLP as independent certified public accountants for the fiscal year ended December 31, 2004, and has determined that it would be desirable to request that the shareholders ratify such selection. The affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy is necessary for the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent certified public accountants for the fiscal year ending December 31, 2004. If the appointment is not ratified, the audit committee may reconsider the appointment.

      Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Billed by Ernst & Young LLP

      Audit Fees. For the fiscal years ended December 31, 2003, and December 31, 2002, the Company was billed $350,775 and $499,897 respectively for professional services rendered for the audit and reviews of the Company’s financial statements for the applicable fiscal year.

      Audit Related Fees. For the fiscal years ended December 31, 2003, and December 31, 2002, the Company was not billed for any audit related services.

      Tax Fees. For the fiscal years ended December 31, 2003, and December 31, 2002, the Company was billed $9,596 and $194,001 respectively, for tax related services rendered for the applicable fiscal year, including tax compliance, tax advice and tax planning services.

      All Other Fees. For the fiscal years ended December 31, 2003, and December 31, 2002, the Company was not billed for any other services.

      In mid 2003, the Audit Committee established a policy regarding pre-approval of all audit and non-audit services provided by the Company’s independent auditors. Each year the Audit Committee considers for general pre-approval the independent auditor’s engagement to render audit services, as well as the provision of audit-related services, tax services and all other services. The Audit Committee generally pre-approves certain services in these categories up to a specified budgeted amount. The term of any general pre-approval is 12 months from the date of pre-approval, unless otherwise stated. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee will add or subtract to the list of general pre-approved services from time to time, based on subsequent determinations. Any proposed service that has not received general pre-approval, or for which budgeted amounts exceed the pre-approved cost levels, will require specific pre-approval by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION
OF ERNST & YOUNG LLP AS AUDITORS.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

      Biographical information regarding the Company’s executive officers is as follows:

      James W. McLane. See biographical information under the caption Proposal II — Election of Directors.

      John M. Carradine, age 45, has been President and Chief Operating Officer of the Company since February 2004, Treasurer and Chief Financial Officer of the Company since March 2001, and President of Healthaxis Imaging Services, LLC, since April 1, 2002. From 1998 to 2001, Mr. Carradine served as Chief Financial Officer and a director of Micrografx, Inc., a publicly traded software development and services company with operations in the United States, Europe, Japan, and Australia, where he was responsible for worldwide financial and administrative functions including all finance and accounting, technology operations, planning and investor relations. From 1990 to 1998, Mr. Carradine served as Vice President of Finance and Chief Financial Officer of Intellicall, Inc., an American Stock Exchange listed manufacturer and provider of telecommunications products and services both in the United States and overseas. Mr. Carradine began his career with Arthur Young and Company as an Auditor from 1980 to 1983, and subsequently served from 1983 to 1990 as Treasurer for Computer Language Research, Inc., a provider of software and data processing services.

      Charles S. Ramsburg, age 55, has been the Company’s Executive Vice President and Chief Revenue Officer since March 2004. From June 2003 to March 2004, Mr. Ramsburg was Vice President of Sourcecorp Incorporated, a publicly traded business process outsourcing services provider, responsible for the healthcare payer industry. From August 1997 until January 2003, Mr. Ramsburg was Senior Vice President of Sales and Marketing for Dakota Imaging, a privately held software developer/ integrator. Prior to his service with Dakota Imaging, he was responsible for establishing and managing national sales, marketing and business development in the electronic data interchange, image and data capture market areas with a number of companies. This included sales of deployed systems and business process outsourcing services with Resumix, Inc. from 1992 until 1997; PPM, Inc. from 1989 until 1991; and Laventhol and Horvath from 1982 until 1988. He began his career as an accountant and EDP audit coordinator with Coopers & Lybrand.

      J. Brent Webb, age 42, has been Senior Vice President, Secretary and General Counsel since May 2002. Mr. Webb has been a Vice President of the Company since May 2001, and previously served as Assistant Secretary. Mr. Webb joined the Company in January 1999 as Corporate Counsel. Prior to joining the Company, Mr. Webb spent 11 years in private legal practice in the Dallas, Texas area.

      Jimmy D. Taylor, age 48, reassumed the position of Vice President of Finance in December 2003, a position he previously held from July 1987 until July 2002. From July 2002 until December 2003, Mr. Taylor served as Vice President of Resource Management for the technology and operations division of the Company. Mr. Taylor joined the Company in 1986 as corporate controller. From 1982 through 1986, Mr. Taylor was corporate controller for Screg U.S. Corporation, a French based construction company. He was a senior auditor for Arthur Young and Company from 1978 through 1981.

      Biographical information regarding other key employees is as follows:

      Roxanne Seale, age 47, has been Vice President of Benefit Administrator Solutions in the Technology and Operations Business unit of Healthaxis since May 2002. Ms. Seale joined the Company in 1988, and has held various technical and management positions since that time.

      William H. Malone, age 51, has been the Vice President of Imaging Services since September 1998. Mr. Malone joined Imaging Services in October 1996 and served as the Regional Manager for the Utah Operations. Prior to joining Imaging Services, Mr. Malone served with New Horizons as an Account Manager for a computer learning center. Mr. Malone retired from the United States Marine Corps in 1993. During his time in the Military, he served as a Financial Management Officer and Supply Officer.

      Steven V. Wilson, age 43, has been Vice President of Sales since he joined Healthaxis in May 2002. From 1992 to 2002, Mr. Wilson was with National Claims Administrative Services (NCAS), a third party administrator in Fairfax, Virginia, serving as the Vice President of Operations from 1994 – 2002. Prior to NCAS, Mr. Wilson spent 8 years in various positions with BlueCross BlueShield of the National Capital Area.

EXECUTIVE COMPENSATION

      The following table sets forth information regarding compensation paid by the Company and its subsidiaries to the Chief Executive Officer and each Named Executive Officer during the years ending December 31, 2003, 2002 and 2001.

Summary Compensation Table

							Long-Term
		Annual Compensation					Compensation

							Awards
							Securities
					Other Annual		Underlying	All Other
		Salary		Bonus	Compensation		Options	Compensation(1)
Name and Principal Position	Year	($)		($)	($)		(#)	($)

James W. McLane	2003	251,150	(3)	—	39,107	(5)	14,016	5,650
Chairman and	2002	326,800	(3)	—	51,299	(5)	75,000	4,500
Chief Executive Officer(2)	2001	299,566	(4)	—	24,026	(5)	—	4,000
John M. Carradine	2003	183,600		—	—		6,075	4,115
President, Chief Operating Officer	2002	208,000		35,000	—		5,000	4,000
and Chief Financial Officer	2001	157,692		7,770	—		20,000	3,000
Emry P. Sisson	2003	166,600		—	—		10,836	4,104
Former Executive Vice President	2002	188,000		—	—		3,000	3,373
of Technology & Operations(6)	2001	160,855		9,800	—		10,000	3,187
J. Brent Webb	2003	130,500		225	—		9,433	4,082
Senior Vice President, Secretary	2002	133,860		25,000	—		2,000	4,000
& General Counsel	2001	118,000		5,900	—		5,000	3,717
Jimmy D. Taylor	2003	132,051		19,010	—		6,900	4,080
Vice President of Finance	2002	148,822		—	4,550	(7)	—	4,000
	2001	147,645		13,150	78,802	(8)	—	3,978

(1)	Represents the amount contributed to the 401K savings plan by the Company on behalf of the named executive.

(2)	Mr. McLane became President and Chief Executive Officer on February 1, 2001. Prior to that date, Mr. McLane served as a consultant to the Company.

(3)	Includes $900 for 2003 and $1,800 for 2002 in benefit waiver payments under the Company’s standard benefit policies.

(4)	Excludes $18,750 in consulting fees paid to Mr. McLane during 2001 as a consultant.

(5)	Represents travel and living expenses paid by the Company on behalf of Mr. McLane who lives in Pennsylvania, and a tax gross-up payment to cover individual income tax associated with the Company’s payment of these expenses.

(6)	Mr. Sisson was the Company’s Executive Vice President of Technology and Operations from May 2002 through March 2004. Mr. Sisson had previously served as Senior Vice President of Web Technologies and in other senior management roles during 2001 and 2002. As of March 5, 2004, Mr. Sisson is no longer employed by the Company following his resignation.

(7)	Represents payment of accrued and unused vacation from prior years.

(8)	Represents bonus due under Insurdata key person award program assumed in the merger of Insurdata and Healthaxis.com.

STOCK OPTIONS GRANTED

      The following table sets forth information regarding options granted to each Named Executive Officer during 2003 and the values of such options held by such individuals at fiscal year end.

Option/SAR Grants in Last Fiscal Year

						Potential Realizable
						Value At Assumed
	Number of		% of Total			Annual Rates Of
	Securities		Options			Stock Appreciation for
	Underlying		Granted to	Exercise		Option Term(1)
	Options		Employees in	Price	Expiration
Name	Granted		Fiscal Year	$/Share	Date	5%	10%

James W. McLane	14,016	(2)	8%	$3.30	1/14/2013	$29,088	$73,715
Chairman and Chief Executive Officer
John M. Carradine	6,075	(2)	3%	$3.30	1/14/2013	$12,068	$31,951
President, Chief Operating Officer and Chief Financial Officer
Emry P. Sisson	5,513	(2)	3%	$3.30	(4)	—	—
Former Executive Vice President of Technology &	5,323	(3)	3%	$3.70	(4)	—	—
Operations
J. Brent Webb	2,719	(2)	1%	$3.30	1/14/2013	$5,643	$14,300
Sr. Vice President, Secretary	6,714	(3)	4%	$3.70	7/23/2013	$5,623	$39,951
and General Counsel
Jimmy D. Taylor	4,219	(2)	2%	$3.30	1/14/2013	$8,756	$22,189
Vice President of Finance	2,681	(3)	1%	$3.70	7/23/2013	$6,238	$15,809

(1)	The amounts under these columns reflect calculations at assumed 5% and 10% appreciation rates and, therefore, are not intended to forecast future appreciation, if any, of the respective underlying Common Stock. The potential realizable value to the optionees was computed as the difference between the appreciated value, at the expiration dates of the stock options, of the applicable underlying Common Stock obtainable upon exercise of such stock options over the aggregate exercise price of such stock options.

(2)	These options were granted under the Company’s 2000 Stock Option Plan. 25% of each grant vested immediately, and an additional 25% will vest upon each anniversary date of the date of grant beginning with January 14, 2004.

(3)	These options were granted under the Company’s 2000 Stock Option Plan. 25% of each grant vested immediately, and an additional 25% vest upon each anniversary date of the date of grant beginning with July 23, 2004.

(4)	All of Mr. Sisson’s options will expire on June 5, 2004.

Aggregated Option/SAR Exercises In Last Fiscal Year And Fiscal Year End Option/SAR Values

      The following table sets forth information regarding options exercised by each of the Named Executive Officers during fiscal 2003, as well as the year end values of shares underlying options:

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARS at		Options/SARs at
	Shares		Fiscal Year End (#)		Fiscal Year-End ($)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

James W. McLane	—	—	104,369	58,017	—	—
John M. Carradine	—	—	16,768	14,307	—	—
Emry P. Sisson	—	—	10,192	14,712	—	—
J. Brent Webb	—	—	6,841	10,660	—	—
Jimmy D. Taylor	—	—	2,249	5,252	—	—

EQUITY COMPENSATION PLAN INFORMATION

      The following table sets forth information regarding all compensation plans under which Company equity securities are authorized for issuance as of December 31, 2003:

	Equity Compensation Plan Information

			Number of securities
			remaining available for
			future issuance under
	Number of Securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	left column

Equity compensation plans approved by security holders(1)	329,045	$5.72	670,955
Equity compensation plans not approved by security holders(2)(3)	357,215	$31.68	0

Total	686,260	$19.23	670,955

(1)	This category consists of the Healthaxis Inc. 2000 Stock Option Plan which was approved by the shareholders.

(2)	This table does not include 409,948 shares of Common Stock that may be issued upon exercise of options outstanding under the Healthaxis.com, Inc. Amended and Restated 1998 Stock Option Plan and the Insurdata Incorporated 1999 Stock Option Plan, each of which were assumed in the Healthaxis.com merger with the Company as approved by the shareholders. The weighted average exercise price of these outstanding options is $23.06.

(3)	This category includes an aggregate of 196,563 shares subject to options outstanding under the Provident American Corporation Stock Option Plan For Directors, the Provident American Corporation 1996 Incentive Stock Option Plan For Life And Health Insurance Agents, the Provident Military Market Stock Option Plan, and the Provident American Corporation Amended And Restated Stock Option Plan For Directors and other historical plans related to the issuance of options to former officers, directors, employees and non-employee field representatives and agents related to the Company’s discontinued insurance operations. The Company no longer makes any option grants under any of these plans. This category also includes a total of 160,652 shares subject to outstanding warrants that were issued by the Company in connection with the issuance of the 2% convertible debentures and other historical financing, consulting and services arrangements, and warrants issued on conversion of Healthaxis.com Inc. warrants in the January 2001 merger. The Healthaxis.com warrants were originally issued in connection with various marketing and carrier partner agreements related to the discontinued retail website operations.

EMPLOYMENT AGREEMENTS AND EMPLOYMENT ARRANGEMENTS

      Pursuant to the terms of an agreement effective as of February 2001, between Healthaxis.com, Inc. and James W. McLane, the Chief Executive Officer of the Company, Mr. McLane is to receive an annual salary of $325,000, subject to review and adjustment annually by the Board of Directors of the Company. Effective January 1, 2003, Mr. McLane’s annual salary was reduced by 23% to $250,250 in connection with a cost reduction plan recommended by management and approved by the Board of Directors in November 2002. Mr. McLane is an “at-will” employee and does not receive health benefits from the Company. However, Mr. McLane is eligible to participate in the Company’s disability and group life and 401(k) Plan and in any bonus or incentive plan adopted by the Company with a bonus target equal to 50% of annual base salary. No bonuses have been paid to Mr. McLane during his tenure at Healthaxis under any incentive bonus plan. The agreement also provides for reimbursement to Mr. McLane for all reasonable and necessary business and travel related expenses incurred by him, and the use of an apartment in Irving, Texas during his service to the Company.

      The Company has entered into Change in Control Employment Agreements with Messrs. McLane, Carradine and Webb. These agreements were recommended by the Company’s Compensation, Nominating and Governance Committee and approved by the Board of Directors. The agreements were effective as of January 1, 2002, and amended as of January 1, 2003. The amendments were also recommended by the Company’s Compensation, Nominating and Governance Committee and approved by the Board of Directors and ratified by the Related Party Transactions Committee. In February 2004, the Company’s Compensation, Nominating and Governance Committee recommended, and the Board of Directors approved, Change in Control Employment Agreements with Messrs. Ramsburg and Taylor. Under these five agreements, as amended if applicable, the Company will provide the covered individuals with termination benefits if their employment is terminated by the Company without “cause” or by the individual for “good reason,” as those terms are defined in the agreement, within six months prior to a change in control or three years after a change in control. These agreements will not be triggered by the transactions described in Proposal I. The termination benefits under these agreements are as follows:

•	A lump sum payment equal to the executive’s salary through the termination date not yet paid and a pro-rated bonus based on the number days of the current fiscal year as of the termination date;

•	A lump sum payment equal to two years’ salary and his average bonus for the preceding three years in the case of Mr. McLane; a lump sum payment equal to eighteen months’ salary and the average bonus for the preceding three years in the case of Mr. Carradine; a lump sum payment equal to one year’s salary and the average bonus for the preceding three years in the case of Mr. Webb and Mr. Ramsburg; and a lump sum payment equal to six month’s salary and one-half the average bonus for the preceding three years in the case of Mr. Taylor. The annual salary for purposes of determining these payments for Mr. McLane, Mr. Carradine and Mr. Webb will not be less than the annual salary in effect for each individual as of December 31, 2002;

•	Immediate acceleration of any vesting periods for any options to purchase the Common Stock and an extension of the period during which such options may be exercised from 90 days following termination of employment to thirty-six months following termination of employment and immediate acceleration of any vesting periods for any commissions under the incentive-sales compensation plan;

•	Continuation of health and insurance benefits for 12 months following termination of employment; and

•	Outplacement services for 12 months following termination of employment.

      Following a change of control, the agreement will be treated as an employment agreement between the covered individual and the Company, the terms of which will require the Company to compensate the individual at the rate of compensation and bonus immediately prior to the change of control, or in the case of Messrs. McLane, Carradine and Webb, the annual salary in effect on December 31, 2002, if greater. The term of each employment agreement is three years, commencing on the date the change of control occurs.

      A “change in control” would occur under these agreements upon (i) a merger or consolidation of the Company with or into another Company in which the Company is not the surviving corporation; (ii) a dissolution of the Company; (iii) a transfer of all or substantially all of the assets of the Company in one transaction or a series of related transactions to one or more other persons or entities; (iv) any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended from time to time (the “1934 Act”)), other than Excluded Persons (as defined below), becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (v) after January 1, 2002, individuals who at the beginning of the period constituted the Board of Directors of the Company (together with any new directors whose election by such directors or whose nomination for election by the shareholders of the Company was approved by a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors then in office; or (vi) a significant reorganization of the Company occurs, such as a spin-off, sale of assets of a business or other restructuring, and as a result, the duties and responsibilities of the individual are materially reduced. The term “Excluded Persons” means UICI (formerly a significant shareholder of the Company), any affiliate of UICI, and a trustee or other fiduciary holding securities under an employee benefit plan of the Company. Each of the Company’s employees that is a party to one of these agreements will agree that consummation of the Securities Transactions does not constitute a “change of control” for purposes of these agreements.

      Under the agreements, the covered individual may not become an employee of, independent contractor of, consultant to, or perform any services for competitors of the Company for a specified period following the termination of his or her employment by the Company. The specified period is two years in the case of Mr. McLane, 18 months in the case of Mr. Carradine, and one year in the case of Messrs. Webb, Ramsburg and Taylor. The agreements also contain confidentiality obligations that survive indefinitely, and non-solicitation obligations that continue for two years following termination of employment.

      The agreements contain a tax gross-up provision relating to any excise tax that the covered individual incurs by reason of the receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

COMPENSATION, NOMINATING AND GOVERNANCE

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      General Policies. The Company’s compensation programs are intended to enable the Company to attract, motivate, reward, and retain the management talent required to achieve aggressive corporate objectives in a highly competitive industry, and thereby increase shareholder value. It is the Company’s policy to provide incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of the Company’s business. To attain these objectives, the Company has developed a senior management compensation program which includes a competitive base salary, an equity based incentive plan, an employee benefit program, as well as the Performance Incentive Program. Base salaries, equity incentives and benefit programs are based on an annual competitive market survey performed by a third party. Base salaries are generally set at the approximate market median, and then incentives are designed to meet a target goal of approximating the 90th percentile of the market in terms of total compensation plan. Discretionary bonuses may also be paid to specific individuals upon completion of special projects or in cases of exceptional performance.

      Performance and Sales Incentive Programs — In January 2003, the Company established a Performance Incentive Program (the “PIP”). The PIP is designed to align management and other employees more closely with Company goals. Under the program for 2003, cash bonus compensation was not to be paid out unless the Company achieved profitability, and maintained a minimum of $9.0 million in cash on the balance sheet, subject to certain exceptions for special uses of cash. No bonuses were paid during 2003 under this program. The 2004 parameters for funding any bonus pool are to be established by the Committee. The PIP is administered by an executive committee, which makes its recommendations to the Committee of the Board of Directors if the conditions for the establishment of the bonus pool are achieved.

      The Company also maintains a Sales Compensation Incentive Plan. Under this plan, members of the Company’s sales organization are eligible to earn commissions upon closing of sales to new customers. A portion of the commission is paid at signing, and an additional portion is tied to actual cash received from the commissionable contract for a stated term. Participants in the Sales Compensation Incentive Plan are not eligible to participate in the PIP.

      CEO Compensation — In February 2001, James W. McLane was named Chairman, Chief Executive Officer and President. Pursuant to the terms of an agreement, entered into in December 2000 to be effective February 2001, Mr. McLane is to receive an annual salary of $325,000, subject to review and adjustment annually by the Board of Directors of the Company. No adjustment was made to the base salary payable to Mr. McLane for 2002. Effective January 1, 2003, Mr. McLane’s annual salary was reduced by 23% to $250,250 in connection with a cost reduction plan recommended by management and approved by the Board of Directors in November 2002. Mr. McLane is also eligible to participate in any bonus or incentive plan adopted by the Company, with a bonus target equal to 50% of annual base salary. The agreement also provides for the reimbursement of Mr. McLane for all reasonable and necessary business and travel related expenses incurred by him, and the use of an apartment in Irving, Texas during his service to the Company. Payment of any bonus shall be determined by the Committee based on achievement of certain goals, and may be made only if the Company reaches profitability and other parameters for funding the PIP bonus pool. Mr. McLane received a tax gross up payment of $15,480 during 2003 to cover taxes on certain living and other expenses related to his travel to, and temporary living arrangement in, Irving, Texas, and paid by the Company on behalf of Mr. McLane that are treated as personal income. No bonuses were paid to Mr. McLane under any plans in 2002 or 2003. In all cases, Mr. McLane’s compensation is based on the Committee’s evaluation of his contribution to the Company as well as the amount of his compensation relative to Chief Executive Officers of comparable companies.

      Upon joining the Company in 2001, Mr. McLane was granted stock options to purchase 550,000 shares of Healthaxis.com, Inc. Common Stock at an exercise price of $4.00 per share under the Amended and Restated 1998 Stock Option Plan. As a result of the Company’s reorganization completed in January 2001, and the reverse stock split completed in 2003, these options have been converted into the right to purchase 73,370 shares of the Common Stock at a price of $30.00. Of this amount, options to purchase 33,350 shares of the Company’ Common Stock were immediately exercisable and options to purchase the remaining 40,020 shares vest at a rate of 10,005 shares per year commencing on the first anniversary of the grant date. These options have a term of five years. The vesting of these options accelerates in the event of a change in control of the Company as defined in the Amended and Restated 1998 Stock Option Plan, or if Mr. McLane is terminated as Chief Executive Officer and director of the Company, other than for cause.

      In January 2002, Mr. McLane was granted an additional 75,000 stock options to purchase the Common Stock at a price of $6.80 per share on an adjusted basis following the reverse stock split. Of this amount, options to purchase 18,750 shares were immediately exercisable, and options to purchase the remaining 56,250 shares vest at a rate of 18,750 on each of the successive anniversary dates of the grant. These options have a term of ten years and vesting accelerates in the event of a change of control of the Company as defined in the 2000 Stock Option Plan or if McLane is not retained as CEO and is asked to leave the Board of Directors, unless such termination or removal is for cause.

      On January 14, 2003, Mr. McLane was granted an additional 14,016 stock options to purchase Common Stock at a price of $3.30 per share on an adjusted basis following the reverse stock split. Of this amount, options to purchase 3,504 shares were immediately exercisable, and options to purchase the remaining 10,512 shares vest at a rate of 3,504 on each of the successive anniversary dates of the grant. These options have a term of ten years and vesting accelerates in the event of a change of control of the Company as defined in the 2000 Stock Option Plan, or if the market price of the Common Stock exceeds certain levels which are above the exercise price. These options were granted in accordance with an across the board plan applicable to all employees effected by the January 2003 salary reductions, with the number of options granted to each effected employee being determined pursuant to a formula based upon the amount of the employee’s salary reduction.

      Policy with Respect to Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) of the Internal Revenue Code, and the regulations promulgated thereunder referred to as Section 162(m), denies a deduction to any publicly held corporation, such as the Company, for compensation exceeding $1,000,000 paid to the Chief Executive Officer and the four other highest paid executive officers during any taxable year, excluding, among other things, some performance-based compensation. The Committee intends to evaluate the level of compensation and the importance to the Company of qualifying for the performance-based exclusion with respect to options having an exercise price of not less than the fair market value of the Common Stock on the date of grant. The Compensation Committee will also continually evaluate to what extent Section 162(m) will apply to its other compensation programs.

Submitted by the Compensation, Nominating and Governance Committee of the Board of Directors

Kevin F. Hickey, Chairman

James J. Byrne
Adam J. Gutstein

REPORT OF AUDIT COMMITTEE

      The Audit Committee met six times in 2003. As required by its charter, which has been adopted by the Board of Directors, the Audit Committee has met with management to review and discuss the audited financial statements. The Audit Committee also conducted discussions with the Company’s independent auditors, Ernst & Young LLP, regarding the matters required by the Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent accountants as required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees,” and the Audit Committee has discussed with Ernst & Young LLP its independence. Based upon the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

      The Audit Committee has reviewed and reassessed the adequacy of its written charter, which was amended and restated as of February 25, 2004 to comply with applicable provisions of the Sarbanes-Oxley Act of 2002 and NASDAQ rules.

Submitted by the Audit Committee of the Board of Directors

Thomas L. Cunningham, Chairman

John W. Coyle
Kevin F. Hickey

STOCK PERFORMANCE GRAPH

      The following graph compares the yearly percentage change in cumulative total return (change in the year-end stock price plus reinvested dividends) to the Company’s shareholders against the cumulative total return of the NASDAQ US Market Index and the Dow Jones Technology, Software Index for the five years beginning December 31, 1998.

      The closing price of the Common Stock on the last trading day of the year ended December 31, 2003 was $3.08 per share. Historical stock price performance is not necessarily indicative of future price performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

UICI and Its Affiliates

      UICI, which through its subsidiaries offers insurance (primarily health and life) and selected financial services to niche consumer and institutional markets, was previously the largest single shareholder of Healthaxis.

      On September 30, 2003, the Company purchased all Healthaxis securities held by UICI for $3.9 million. The UICI holdings included 2,585,769 shares of Common Stock, or 48.3% of the Company’s outstanding Common Stock; 1,424 shares of Series A Convertible Preferred Stock, or 6.1% of the outstanding preferred stock; and warrants to purchase 22,240 shares of Common Stock. The repurchased securities were retired. The total purchase price of $3.9 million included $500,000 cash at closing, and a $3.4 million promissory note, which is due over three years and bears interest at 6%. The promissory note will be paid through deductions from the monthly invoices for business process outsourcing (“BPO”) services provided by the Company to Mega Life & Health Insurance Company (“Mega”) and Mid-West National Life Insurance Company of Tennessee (“Mid-West”), each of which are subsidiaries of UICI. The amount of the monthly payment will be equal to the greater of one half of the Mega invoice amount for BPO services or $65,000. A balloon principal payment is due at the maturity of the note if the note has not been paid through the monthly payments.

      To gain the required approval of this transaction from the Series A Preferred shareholders, the Company agreed to reduce the conversion price of the remaining preferred shares from $26.25 to $15.50. The repurchase of the preferred shares held by UICI reduced the total liquidation value of the outstanding Series A Preferred Stock from $23.5 million to $22.1 million.

      Services to UICI and its Subsidiaries. The Company previously provided services to a number of UICI subsidiaries and affiliates pursuant to various written agreements. These services included the use of certain of its proprietary workflow and business applications, as well as systems integration and technology management. The most significant of these agreements was the Services Agreement. Healthaxis has previously reported the revenues and expenses associated with the Services Agreement as those from the UICI Outsourcing segment. In June 2002, the Company and UICI terminated the Services Agreement. Notwithstanding, Healthaxis continues to provide products and services to UICI aside from the terminated Services Agreement. On May 1, 1999, the Company’s data capture subsidiary entered into a services agreement with Mega and Mid-West, subsidiaries of UICI, for the provision of data capture services. As amended, the agreement expired on December 31, 2003, but has continued on a month-to-month basis during 2003 pending execution of a renewal and extension thereof. Data capture services are provided on a per transaction basis pursuant to the agreement. For the year ended December 31, 2003, revenues for services provided to UICI and its subsidiaries and affiliates accounted for an aggregate of approximately $1,836,000.

      Netlojix Communications, Inc. Netlojix Communications, Inc., a telephone company in which Ronald L. Jensen, Chairman of UICI and a former director of Healthaxis.com, Inc., and parties affiliated with Mr. Jensen owned a controlling interest until June 2003, provides telephone services to the Company pursuant to a written agreement dated September 6, 2000. The agreement was renewed as of September 2002. For the year ended December 31, 2003, Healthaxis paid Netlojix Communications, Inc. approximately $158,000 for services under this agreement.

      Founders Plan Voting Trust. The Insurdata Incorporated merger agreement with the Company provided for a voting trust agreement that required the establishment of a trust to hold shares of the Common Stock, which were held of record by UICI, but as to which UICI had granted options to purchase such shares to some of the employees of the former Insurdata Incorporated and other UICI subsidiaries pursuant to its Insurdata Incorporated Founders’ Program. The trustees were Michael Ashker, Alvin Clemens, Edward W. LeBaron, Jr. and Henry Hager. All of the trustees are also directors or former directors of the Company. A majority of the trustees had the power to vote the shares held by the trust in their discretion at all meetings of shareholders or pursuant to actions by unanimous consent. In accordance with its terms, the voting trust agreement terminated on July 1, 2003, and the shares remaining in the trust were distributed to UICI. The

Company subsequently repurchased these shares from UICI as part of the repurchase transaction described above.

      UICI Proxy Agreement. The Company and UICI were parties to a proxy agreement effective as of November 7, 2001. This Proxy Agreement automatically terminated by its own terms upon consummation of the repurchase of UICI’s shares.

Reverse Stock Split

      On August 19, 2003, the Board of Directors authorized a 1-for-10 reverse stock split of the Common Stock. As a result of the reverse split, the number of shares outstanding on that date was reduced from 53,528,557 to 5,353,361. To gain the required approval of this transaction from the Series A Preferred shareholders, the Company paid a one-time consent fee equal to 1 percent, or $235,000, of the liquidation value of then outstanding Series A Preferred Stock. Of this consent fee, $108,240 was paid to Brown Simpson PartnersI, Ltd. and $85,460 was paid to LB I Group Inc.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 (“Section 16(a)”) requires the Company’s directors, executive officers, and persons who own more than 10% of a registered class of the Company’ equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that Messrs. Ashker, Carradine, Gutstein, Hickey and McLane each reported one stock option grant on a Form 5 filed after the filing deadline, and Messrs. Sisson and Webb each reported two stock option grants on a Form 5 filed after the filing deadline.

ADVANCE NOTICE BYLAW PROVISION

      The Company’s Amended and Restated Bylaws provide that nominations by shareholders for directors to be elected, or proposals by shareholders to be considered, at a meeting of shareholders and which have not been previously approved by the Board of Directors must be submitted to the Secretary of the Company not later than (i) with respect to an election to be held, or a proposal considered, at an annual meeting of shareholders, the latest date upon which shareholder proposals must be submitted to the Company for inclusion in the Company’s proxy statement relating to such meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or other applicable rules or regulations under the federal securities laws or, if no such rules apply, at least ninety days prior to the date one year from the date of the immediately preceding the annual meeting of shareholders, and (ii) with respect to an election to be held, or a proposal to be considered at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.

SHAREHOLDER PROPOSALS

      The Rule 14a-8 requirements applicable to inclusion of shareholder proposals in the Company’s proxy materials related to the Company’s 2005 Annual Meeting of Shareholders (the “2005 Meeting”) require that a shareholder proposal regarding the 2005 Meeting must be submitted to the Company at its office located at 5215 N. O’Connor Blvd., Suite 800, Irving, TX 75039, Attention: Secretary, by                     , 2005, to receive consideration for inclusion in the Company’s 2005 proxy materials. Any such proposal must also comply with the proxy rules under the Securities Exchange Act of 1934, including Rule 14a-8. As to all such matters which

the Company does not have notice on or prior to                     , 2005, discretionary authority shall be granted to the persons designated in the Company’s proxy related to the 2005 Meeting to vote on such proposal.

HOUSEHOLDING INFORMATION

      Unless the Company has received contrary instructions, the Company may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more shareholders reside if the Company believes the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce the Company’s expenses. However, if shareholders prefer to receive multiple sets of the Company’s disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of the Company’s disclosure documents, the shareholders should follow these instructions:

      If the shares are registered in the name of the shareholder, the shareholder should contact Healthaxis at its offices at 5215 N. O’Connor Blvd., Suite 800, Irving, TX 75039, Attn: J. Brent Webb, Secretary, to inform the Company of their request. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

OTHER MATTERS

      If any other matters are properly presented at the Annual Meeting, including a motion to adjourn, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as a person delivering a proxy would be entitled to vote. At the date this Proxy Statement was printed, the Company did not anticipate that any other matters would be raised at the Annual Meeting.

ANNUAL REPORT AND

DOCUMENTS INCORPORATED BY REFERENCE

      This Proxy Statement is accompanied by the Annual Report to Shareholders for the year ended December 31, 2003 (the “Annual Report”).

      The Company hereby incorporates by reference into this proxy statement from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003:

•	the information contained under the heading “Selected Financial Data” on pages 21 through 23,

•	the information contained under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on pages 24 through 40,

•	the information contained under the heading “Quantitative and Qualitative Disclosures about Market Risk” on page 40, and

•	the consolidated financial statements and related notes on pages 42 through 74.

      The Company hereby incorporates by reference into this proxy statement from the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004:

•	the condensed financial statements and related notes on pages 3 through 11, and

•	the information contained under the heading “Management’s Discussion and Analysis of Results of Operations and Financial Condition “ on pages 12 through 18 and the information contained under the heading “Quantitative and Qualitative Disclosures about Market Risk” on page 18.

      EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE, INCLUDING EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST THEREFOR TO:

Healthaxis Inc.

5215 N. O’Connor Blvd.
Suite 800
Irving, TX 75039
Attn: J. Brent Webb, Secretary

By Order of the Board of Directors,

J. Brent Webb
Secretary

APPENDIX A

PREFERRED STOCK MODIFICATION AGREEMENT

among
HEALTHAXIS INC.
and
THE HOLDERS LISTED ON SCHEDULE I
dated as of
May 12, 2004

A-i

Page

6.15	Payment Set Aside	A-17
6.16	Further Assurances	A-17
6.17	Fees and Expenses	A-17

EXHIBITS

A	Amended and Restated Certificate — See Appendix B
B	Form of Warrant — See Appendix D
C	Investor Rights Agreement — See Appendix C
D	Registration Rights Agreement — See Appendix E
E	Unanimous Written Consent
F	Form of Legal Opinion
G	Form of Common Shareholder Proposal

A-ii

PREFERRED STOCK MODIFICATION AGREEMENT

      THIS PREFERRED STOCK MODIFICATION AGREEMENT (this “Agreement”) is dated as of May 12, 2004 among Healthaxis Inc., a Pennsylvania corporation (the “Company”), and the various persons identified and listed on Schedule I hereto (each referred to herein as a “Holder” and, collectively, the “Holders”).

      WHEREAS, the Company and the Holders are parties to that certain Exchange Agreement dated as of July 31, 2002 (the “Exchange Agreement”) relating to the exchange by the Holders of certain 2% Convertible Debentures of the Company for the issuance of shares of the Company’s Series A Convertible Preferred Stock, par value $1.00 per share (the “Preferred Stock”), and a cash payment;

      WHEREAS, the rights and preferences of the Preferred Stock are currently set forth in the Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation”);

      WHEREAS, the Company and the Holders desire to amend and restate the Certificate of Designation to amend certain of the rights and preferences of the Preferred Stock (the “Amended and Restated Certificate”), substantially in the form of Exhibit A attached hereto;

      NOW THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter, the Company and the Holders hereby agree as follows:

ARTICLE I.

AMENDMENT AND RESTATEMENT OF CERTIFICATE OF DESIGNATION

      1.1     Amendment and Restatement.

      On the Closing Date (as defined below), subject to the terms and conditions set forth herein, the Company shall file with the Department of State of the Commonwealth of Pennsylvania the Amended and Restated Certificate.

      1.2     Closing.

      The Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Securities Transactions”) shall take place at the offices of Locke Liddell & Sapp LLP, 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201, or by transmission by facsimile and overnight courier, within two business days of the date of the Company’s 2004 Annual Meeting of Common Shareholders (or any postponements or adjournments thereof, the “Annual Meeting”), at which the Amended and Restated Certificate is considered for approval (the “Closing Date”). At the Closing:

a. Each Holder shall tender to the Company its certificate evidencing the shares of Preferred Stock currently held by it (the “Old Preferred Certificates”) and the Company will deliver to each Holder a new certificate for that number of shares of Preferred Stock indicated opposite each Holder’s name on Schedule I hereto (the “New Preferred Certificates”).

b. The Company will issue and deliver to each Holder a warrant (“Warrant”), substantially in the form of Exhibit B hereto, exercisable for five years following the date of issuance for the number of shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), indicated opposite each Holder’s name on Schedule I hereto.

c. The Company and the Holders shall take such other actions, and execute and deliver such agreements, certificates and other documents as are specified in Article IV hereof.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

      2.1     Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each of the Holders:

a. Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Except as set forth on Schedule 2.1(a), the Company has no subsidiaries (each a “Subsidiary” and collectively, the “Subsidiaries”). Each of the Subsidiaries (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns the majority of such entity’s capital stock or holds an equivalent equity or similar interest) is a corporation, limited liability company or limited partnership duly formed, validly existing and in good standing under the laws of its jurisdiction of its incorporation or formation (as applicable), with the full requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing as a foreign entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate have or result in a material adverse effect on the business or financial condition of the Company (a “Material Adverse Effect”).

b. Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of this Agreement, the Amended and Restated Certificate, the Investor Rights Agreement referenced in Section 4.1(a)(ii) (the “Investor Rights Agreement”), the Registration Rights Agreement referenced in Section 4.1(a)(ii) (the “Registration Rights Agreement”) and the Warrants (collectively, the “Transaction Documents”), and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Investor Rights Agreement, the Registration Rights Agreement and the Warrants by the Company have been duly authorized by all necessary corporate action and no further action is required by the Company, the Board of Directors of the Company (the “Board”) or the Company’s shareholders in connection therewith. The Amended and Restated Certificate has been approved by the Company’s Board of Directors, which will present the Amended and Restated Certificate for approval by the Company’s common shareholders at the Annual Meeting and to the Holders of the Preferred Stock pursuant to a unanimous written consent. This Agreement has been duly executed and delivered, and upon execution and delivery at the Closing of the Investor Rights Agreement, Registration Rights Agreement and the Warrants, all such agreements will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application, and except that rights to indemnification and contribution may be limited by federal or state securities laws or public policy relating thereto.

c. Capitalization. As of the date hereof, the authorized and issued capital stock of the Company and each of its Subsidiaries, and the Company’s ownership interest in each Subsidiary, is as set forth in Schedule 2.1(c). All of such outstanding shares of capital stock have been, or upon issuance will be, duly authorized and validly issued, fully paid and nonassessable and were issued in accordance with the registration or qualification provisions of the Securities Act, or pursuant to valid exemptions therefrom. Except as disclosed in Schedule 2.1(c) or as provided in agreements existing as of the date hereof between the Company and the Holders, in the Certificate of Designation or in the Transaction Documents: (i) no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens, claims or encumbrances suffered or permitted by the Company, nor is any holder of the Company’s capital stock entitled to preemptive, right of first refusal or similar rights arising out of any agreement or understanding with the Company, (ii) there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, or giving any Person (as defined below) any right to subscribe for or acquire, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of any of the Company or its Subsidiaries or options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company (provided, that the Company may grant additional options to its employees or directors in the ordinary course of business between the date hereof and the Closing Date pursuant to a plan in existence on the date of this Agreement), (iii) there are no outstanding debt securities, or other form of material debt of the Company or any of its Subsidiaries, (iv) there are no contracts, commitments, understandings, agreements or arrangements under which the Company or any of its Subsidiaries is required to register the sale of any of their securities under the Securities Act, (v) there are no outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings, agreements or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Warrants or the Underlying Shares (as defined below) or the adoption and/or filing with the Department of State of the Commonwealth of Pennsylvania of the Amended and Restated Certificate, (vii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements, or any similar plan or agreement and (viii) except as set forth in filings made with the Securities and Exchange Commission (the “Commission”), to the Company’s and each of its Subsidiaries’ knowledge, no Person (as defined below) or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or has the right to acquire by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of 5% of the Common Stock. Any Person (other than the Holders) with any right to purchase securities of the Company that would be triggered as a result of the transactions contempl ated hereby or by any of the other Transaction Documents has waived such rights, except where failure of the Company to receive such waiver would not have a Material Adverse Effect. As used in this Agreement, “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

d. Authorization, Validity and Issuance of Shares. The shares of Preferred Stock and the Warrants have been duly authorized by the Board, and are or will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, charges, restrictions, claims and encumbrances, other than liens, charges, restrictions, claims and encumbrances created by the Transaction Documents, the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws. The shares of Common Stock issuable upon the conversion of the Preferred Stock and the exercise of the Warrants (collectively, the “Underlying Shares”), have been duly reserved for issuance, and, when so issued, will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all liens, charges, restrictions, claims and encumbrances, other than liens, charges, restrictions, claims and encumbrances created by the Transaction Documents.

e. No Conflicts. Subject to the satisfaction or waiver of the conditions to Closing set forth in Article IV hereof, the Company’s execution, delivery and performance of the Transaction Documents and the Company’s consummation of the transactions contemplated thereby (including the issuance of the Underlying Shares) do not and will not: (i) conflict with or violate any provision of the Company’s Articles of Incorporation, as amended and in effect on the Closing Date (the “Articles of Incorporation”), the Company’s bylaws (the “Bylaws”) or other organizational documents of the Company, (ii) subject to obtaining the consents, approvals or waivers referred to in Section 2.1(f) hereof, conflict with, or constitute a breach or a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Persons any rights of termination, amendment, acceleration or cancellation of any material contract, agreement, indenture, understanding, note, lease, evidence of indebtedness, patent license or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or affected, (iii) subject to obtaining the consents, approvals or waivers referred to in Section 2.1(f) hereof, accelerate or otherwise trigger any other Person’s rights or obligations under the Change in Control and/or Employment Agreements between the Company and each of Messrs. McLane, Carradine, Webb, Ramsburg, Taylor and Garinger (which constitute all of the individual employment agreements currently between the Company and its employees) (the “Existing COC Agreements”), or (iv) subject to obtaining the consents, approvals or waivers, or making the filings, referred to in Section 2.1(f) hereof, result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or any Subsidiary is subject (including Federal and state securities laws and regulations and the rules and regulations of The Nasdaq Stock Market (“Nasdaq”)) applicable to the Company or any of its Subsidiaries, or by which any material property or asset of the Company or any Subsidiary is bound or affected, except where any such conflict or violation has not resulted or would reasonably result, individually or in the aggregate, in a Material Adverse Effect.

f. Consents and Approvals. Except as set forth on a Schedule 2.1(f) to be delivered by the Company to the Holders on or before Closing, neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, regulatory or self-regulatory agency, or other Person, in connection with the Company’s execution, delivery and performance of the Transaction Documents, other than: (i) the filing of a preliminary Proxy Statement (as hereinafter defined) and a definitive Proxy Statement with the Commission (and such other disclosure filings with the Commission as shall be necessary or advisable), (ii) the filing of the Amended and Restated Certificate with the Department of State of the Commonwealth of Pennsylvania, which filing shall be effected on or prior to the Closing Date, (iii) the application(s) or any letter(s) acceptable to Nasdaq for the listing or quoting of the Underlying Shares with Nasdaq (and with any other national securities exchange or market on which the Common Stock is then traded, listed or quoted), (iv) the filing of a Form D with the Commission and any filings, notices or registrations under applicable state securities laws and (v) the filing of one or more registration statements with the Commission, which shall be filed in accordance with and in the time periods set forth in the Registration Rights Agreement.

g. Private Offering; Solicitation. The Company and, to the knowledge of the Company, all Persons acting on its behalf have not (i) made, directly or indirectly, and will not make, offers or sales of any securities or solicited, and will not solicit, any offers to buy any security under circumstances that would require registration of the Preferred Stock, the Warrants or the Underlying Shares, or the issuance of such securities under the Securities Act of 1933, as amended (the “Securities Act”), (ii) distributed any offering materials in connection with the offering and sale of the Preferred Stock or the Warrants, other than the SEC Documents referenced below and the Transaction Documents (including all exhibits and schedules thereto), or (iii) solicited any offer to buy or sell the Preferred Stock or the Warrants by means of any form of general solicitation or advertising (as those terms are used in Rule 502(c) of Regulation D under the Exchange Act) in a manner which would require registration under the Securities Act. The offer, issuance and sale of the Preferred Stock, the Warrants and the Underlying Shares to the Holders will not be integrated with any other offer, sale and issuance of the Company’s securities (past or current) in violation of the Securities Act or any regulations of any exchange or automated quotation system on which any of the securities of the Company are listed, quoted or designated or for purposes of any stockholder approval provision applicable to the Company or its securities. Subject to the accuracy and completeness of the representations and warranties of the respective Holders contained in Section 2.2 hereof, the Company’s offer, issuance and sale to the Holders of the Preferred Stock, the Warrants and the Underlying Shares is exempt from the registration requirements of the Securities Act.

h. SEC Documents; Financial Statements. The Common Stock is registered pursuant to Section 12(g) of the Exchange Act. Since January 1, 2003, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including pursuant to Sections 13, 14 or 15(d) thereof (the foregoing materials and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein being collectively referred to herein as the “SEC Documents”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. All of the SEC Documents, other than the Company’s annual reports to shareholders, are available on the SEC’s website at www.sec.gov. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All agreements to which the Company or any of its Subsidiaries is a party or by which the property or any assets of the Company or any Subsidiary is bound which are required to be filed as exhibits to the SEC Documents have been filed as exhibits to the relevant SEC Documents as required and neither the Company nor any Subsidiary is in breach of any such agreement, except for such breaches that would not have a Material Adverse Effect. As of their respective dates, the Company’s financial statements included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved, and except as may be otherwise specified in such financial statements or the notes thereto, fairly present in all material respects the Company’s financial position as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial year-end audit adjustments.

i. Anti-Takeover Devices. Neither the Company nor any of its Subsidiaries has any outstanding stockholder rights plan or “poison pill” or any similar arrangement. There are no provisions of any anti-takeover or business combination statute applicable to registered corporations under the Pennsylvania Business Corporation Law (“BCL”), the Articles of Incorporation and the Bylaws which would preclude the issuance and sale of the Preferred Stock and Warrants, the reservation for issuance of the Underlying Shares and the consummation of the other transactions contemplated by this Agreement or any of the other Transaction Documents. Any future transactions unrelated to the issue and sale of the Preferred Stock and Warrants or other transactions contemplated by this Agreement or any of the other Transaction Documents, in which the Holders would (i) vote on a merger or consolidation, share exchange, asset sale or voluntary dissolution of the Company (“Fundamental Transaction”), (ii) transfer their shares of Preferred Stock or the Underlying Shares to a third party or (iii) participate as a party to a Fundamental Transaction, would not cause the Holders, purchasers of shares from the Holders or parties to such a Fundamental Transaction to be subject to the Control Transactions provisions (Subchapter E of Chapter 25 of the BCL), Control-Share Acquisitions provisions (Subchapter G of Chapter 25 of the BCL), the Disgorgement provisions (Subchapter H of Chapter 25 of the BCL), the Severance Compensation provisions (Subchapter I of Chapter 25 of the BCL) or the Business Combination Transaction — Labor Contracts provisions (Subchapter J of Chapter 25 of the BCL) of the BCL. The Holders would be permitted to vote under Section 2538(a) on a future Fundamental Change unless at least a majority of the incumbent directors (as defined in the last sentence of Article 10 of the Company’s Amended and Restated Articles of Incorporation) shall determine that Section 2538 of the BCL shall be applicable to the Company. In addition, the Company shall not at any time in the future be prohibited from engaging in a business combination (as such term is defined in Section 2554 of the BCL) with one or more Holders, provided, that (1) on the Closing Date the Holder is not an interested shareholder (as such term is defined in Section 2553 of the BCL) by virtue of its being the beneficial owner (as such term is defined in Section 2552 of the BCL) of any securities of the Company other than the Preferred Stock, Warrants and/or the Underlying Shares, and (2) on the Holder’s share acquisition date (as such term is defined in Section 2552 the BCL) such Holder is not or was not the beneficial owner (as such term is defined in Section 2552 of the BCL) of any securities of the Company other than the Preferred Stock,

Warrants and/or the Underlying Shares. The foregoing representation assumes (a) that there are no further amendments to the Articles of Incorporation, and (b) that Chapter 25 of the BCL is not amended in any fashion, after the date hereof, applicable to the transactions contemplated by this Agreement or any of the other Transaction Documents.

      2.2     Representations and Warranties of the Holders. Each of the Holders, severally and not jointly, hereby represents and warrants to the Company as follows:

a. Organization; Authority. Such Holder has the requisite power and authority, corporate or otherwise, to enter into and to consummate the transactions contemplated by the Transaction Documents, and otherwise to carry out its obligations thereunder. The execution and delivery of this Agreement, the Investor Rights Agreement, the Registration Rights Agreement and the Unanimous Written Consent referenced in Section 4.1(a)(vii) hereof (the “Consent”), and the consummation by such Holder of the transactions contemplated hereby and thereby have been duly authorized by all necessary action and no further action is required by such Holder. This Agreement has been duly executed and delivered by such Holder, and upon execution and delivery at Closing of the Investor Rights Agreement, the Registration Rights Agreement and the Consent, all such documents will constitute the valid and legally binding obligation of such Holder, enforceable against such Holder in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application, and except that rights to indemnification and contribution may be limited by federal or state securities laws or public policy relating thereto.

b. Investment Intent. Such Holder is acquiring the Warrants and the Underlying Shares for its own account and not with a present view to or for distributing or reselling the Warrants or the Underlying Shares or any part thereof or interest therein in violation of the Securities Act and, if such Holder is not an individual, such Holder represents that it has not been formed for the specific purpose of acquiring the Warrants or Underlying Shares; provided, however, that by making the representations herein, such Holder does not agree to hold any of the shares of Warrants or the Underlying Shares for any minimum or other specific term and reserves the right to dispose of the Warrants or the Underlying Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

c. Holder Status. At the time such Holder was offered the Preferred Stock, the Warrants and the Underlying Shares and, at the Closing Date, (i) it was and will be an “accredited investor” as defined in Rule 501 under the Securities Act and (ii) such Holder, either alone or together with its representatives, had and will have such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Preferred Stock, the Warrants and the Underlying Shares.

d. Reliance. Such Holder understands and acknowledges that (i) the Preferred Stock, Warrants and Underlying Shares are being delivered to such Holder without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act or Regulation D promulgated thereunder and (ii) the availability of such exemption depends in part on, and the Company will rely upon the accuracy and truthfulness of, the representations set forth in this Section 2.2 and such Holder hereby consents to such reliance.

e. Information. Such Holder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the issuance of the Warrants and Underlying Shares which such Holder considers necessary or appropriate and which have been requested by such Holder or its advisors. Such Holder and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigation conducted by Holder or any of its advisors or representatives shall modify, amend or affect Holder’s right to rely on the Company’s representations and warranties contained in Section 2.1 above or representations and warranties of the Company contained in any other Transaction Document.

Such Holder understands that its investment in the Preferred Stock, Warrants and Underlying Shares involves a significant degree of risk.

f. Governmental Review. Such Holder understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Preferred Stock, Warrants and Underlying Shares.

g. Residency. Such Holder is a resident of the jurisdiction set forth immediately below such Holder’s name on Schedule I hereto.

ARTICLE III.

COVENANTS

      3.1     Preparation of Proxy Statement. As promptly as practicable after the date of this Agreement, the Company shall prepare a proxy statement (the “Proxy Statement’) soliciting the approval of the Company’s common shareholders of the proposal in the form attached hereto as Exhibit G (the “Proposal”) and containing disclosure of the terms of the Transaction Documents and the Securities Transactions satisfactory to Brown Simpson Partners I, Ltd. and its special counsel. The draft of such preliminary Proxy Statement shall be provided to the Holders and special counsel to the Holders for their review no later than ten (10) days following the date hereof and prior to the filing of the preliminary Proxy Statement with the Commission. The Holders or their special counsel shall provide any comments in writing to counsel to the Company, Locke Liddell & Sapp LLP, no later than four (4) days after receipt of such draft of the preliminary Proxy Statement (all comments to the Proxy Statement provided by the Holders or their special counsel shall be in the form of word for word proposed revisions and not general suggestions). Provided that written comments are received by Locke Liddell & Sapp LLP within such four (4) day time period, the Company shall file with the Commission the preliminary Proxy Statement no later than fifteen (15) days following the date hereof. The Company shall cause the Proxy Statement to comply with the rules and regulations promulgated by the Commission, and shall use its best efforts to respond promptly to any comments of the Commission or its staff. Prior to responding to any comments of the Commission on such proxy materials, the Company shall furnish to the Holders and special counsel to the Holders a copy of any correspondence from the Commission relating the proxy statement and the proposed response to the Commission’s comments and provide the Holders and counsel to the Holders with the opportunity to review and comment on such proposed response to the Commission. The Company will use diligent efforts to cause the definitive Proxy Statement to be mailed to its shareholders as promptly as practicable after filing with the Commission.

      3.2     Annual Meeting. The Company will hold its Annual Meeting, at which the Company’s common shareholders shall consider the Proposal for approval, as promptly as reasonably possible following the mailing of the Proxy Statement. Subject to its fiduciary duties, the Board shall recommend to the Company’s common shareholders (and not revoke or amend such recommendation) that the common shareholders vote in favor of the approval of the Proposal and shall cause the Company to take all commercially reasonable action to solicit the approval of the common shareholders for the approval of the Proposal. Whether or not the Company’s Board determines at any time after the date hereof that, due to its fiduciary duties, it must revoke or amend its recommendation to the Company’s common shareholders, the Company shall be required to, and will take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene the Annual Meeting as promptly as practicable, to consider and vote upon the approval of the Proposal.

      3.3     Furnishing of Information.

a. As long as any Holder owns the Preferred Stock, the Warrants or the Underlying Shares, the Company will timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the Closing Date pursuant to Section 13, 14 or 15(d) of the Exchange Act. As long as any Holder owns the Preferred Stock, the Warrants or the Underlying Shares, if the Company is not required to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act, it will prepare and furnish to the Holders and make publicly available in accordance with Rule 144(c) promulgated under the Securities Act, annual and quarterly financial statements, together with a discussion and analysis of such financial statements in form and substance substantially similar to those that would otherwise be required to be included in reports required by Section 13(a) or 15(d) of the Exchange Act, as well as any other information required thereby, in the time period that such filings would have been required to have been made under the Exchange Act. The Company also agrees that prior to and during the Effectiveness Period (as defined in the Registration Rights Agreement) it will make available or give to the Holders all notices and other information made available or given to the common shareholders of the Company generally, contemporaneously with the making available or giving thereof to the common shareholders. Subject to the terms of the Transaction Documents, the Company further covenants that it will take such further action as any Holder of the Preferred Stock, the Warrants or the Underlying Shares may reasonably request, all to the extent required from time to time to enable such Person to sell the Preferred Stock, the Warrants or the Underlying Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act. Upon the request of any such Person, the Company shall deliver to such Person a written certification of a duly authorized officer as to whether it has complied with such requirements.

b. In no event shall the Company disclose material nonpublic information to a Holder or to any of its advisors or representatives, unless prior to disclosure of such information the Company identifies in writing to the Holder that it is prepared to disclose to the Holder material nonpublic information and provides the Holder with the opportunity to accept or refuse to accept such material nonpublic information and the Holder provides its express prior written consent to receive such material nonpublic information. Any Holder’s consent to the receipt of material nonpublic information shall be valid only on a case by case basis. Each party hereby acknowledges and agrees that, in the event of any breach of this Section 3.3(b) by the Company, the Holder(s) shall be entitled, in addition to any other remedy at law or in equity, to an “Additional Blackout Payment” for each “Trading Day” during which such Holder is unable to sell any “Securities” or shares of Common Stock issuable upon conversion or exercise of the “Securities” by reason of its possession of such material nonpublic information (as such terms are defined in the Registration Rights Agreement). For purposes of this Section 3.3(b), “material nonpublic information” shall be deemed to not include information relating to the transactions contemplated by the Transaction Documents or performance under the Transaction Documents.

      3.4     Listing and Reservation of Underlying Shares.

a. The Company shall (i) not later than ten (10) business days after the Closing Date prepare and file with Nasdaq (as well as any other national securities exchange or market on which the Common Stock is then listed) a Notification Form: Listing of Additional Shares or such other listing applications or letters acceptable to Nasdaq covering a number of shares of Common Stock equal to the number of Underlying Shares (the “Application”), (ii) take all steps necessary to cause the Application to be accepted by Nasdaq (as well as on any other national securities exchange or market on which the Common Stock is then listed) as soon as possible thereafter, (iii) so long as any shares of Common Stock shall be so listed, shall not revoke the Application, and (iv) upon request, provide to the Holders evidence of the Application as accepted by Nasdaq. Prior to the effectiveness of any registration statement filed to register the resale of the Underlying Shares, the Company shall promptly provide to each Holder copies of any notices it receives from Nasdaq regarding the continued eligibility of the Common Stock for listing on such automated quotation system so long as such notice does not contain any material, nonpublic information. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 3.4(a).

b. The Company at all times shall reserve a sufficient number of shares of its authorized but unissued Common Stock to provide for the number of Underlying Shares. Shares of Common Stock reserved for issuance upon conversion of the shares of Preferred Stock or exercise of the Warrants shall be allocated pro rata to each of the Holders in accordance with the number of shares of Preferred Stock and shares of Common Stock issuable upon exercise of the Warrants allocated to such Holder at the Closing. If at any time the number of shares of Common Stock authorized and reserved for issuance is insufficient to cover all of the Underlying Shares issued and issuable upon conversion of the shares of

Preferred Stock or exercise of the Warrants, the Company will promptly take all corporate action necessary to authorize and reserve all such shares, including, without limitation, calling a special meeting of shareholders to authorize additional shares to meet the Company’s obligations under this Section 3.4(b), in the case of an insufficient number of authorized shares, and using best efforts to obtain stockholder approval of an increase in such authorized number of shares and taking actions pursuant to Section 3(b) of the Registration Rights Agreement.

      3.5     No Integrated Offerings. The Company shall not make any offers or sales of any security (other than the Preferred Stock, the Warrants and the Underlying Shares being offered or sold hereunder) under circumstances that would require registration of the Preferred Stock, the Warrants and the Underlying Shares being offered or sold hereunder under the Securities Act or cause this offering of the Preferred Stock, the Warrants and the Underlying Shares to be integrated with any other offering of securities by the Company.

      3.6     Notice of Breaches.

a. The Company and each Holder shall give prompt written notice to the other of any breach by it of any representation, warranty or other agreement contained in the Transaction Documents, as well as any events or occurrences arising after the date hereof and prior to the Closing Date, which would reasonably be likely to cause any representation or warranty or other agreement of such party, as the case may be, contained herein to be incorrect or breached as of the Closing Date; provided such notice will not constitute material non-public information. However, no disclosure by either party pursuant to this Section 3.6 shall be deemed to cure any breach of any representation, warranty or other agreement contained in the Transaction Documents.

b. The default by any Holder of any of its obligations, representations or warranties under the Transaction Documents shall not be imputed to any other Holder.

      3.7     Form D. The Company agrees to file a Form D with respect to the Warrants as required by Rule 506 under Regulation D and to provide a copy thereof to each Holder promptly after such filing.

      3.8     Transfer Agent Instructions. On the Closing Date the Company shall issue irrevocable instructions to its transfer agent (and shall issue to any subsequent transfer agent as required), to issue certificates, registered in the name of each Holder or its respective nominee(s), for the Underlying Shares in such amounts as specified from time to time by each Holder to the Company in a form acceptable to such Holders (the “Irrevocable Transfer Agent Instructions”). The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 3.8, prior to registration of the Underlying Shares under the Securities Act, will be given by the Company to its transfer agent and that the Preferred Stock and the Underlying Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in the Transaction Documents. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders by violating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 3.8 will be inadequate and agrees, in the event of a beach or threatened breach by the Company of the provisions of this Section 3.8, that the Holders shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer without the necessity of showing economic loss and without any bond or other security being required.

      3.9     Press Release; Filing of Form 8-K. Subject to the provisions of Section 6.11 hereof, prior to the opening of Nasdaq on the first Business Day following the date of this Agreement, the Company shall issue a press release disclosing the transaction contemplated hereby in form and substance acceptable to the Holders. On or before the 4th Business Day following the date of execution of this Agreement, the Company shall file a Current Report on Form 8-K with the Commission describing the terms of the transactions contemplated by the Transaction Documents in the form provided by the Exchange Act.

      3.10     Ordinary Course Brokerage and Trading. Subject to compliance with all applicable securities laws and Nasdaq regulations, no Holder shall be prohibited from engaging in its ordinary course brokerage and trading activities in respect of the Common Stock; provided, however, that the Holder engaged in such activities shall not then be in possession of material, non-public information with respect to the Company.

      3.11     Best Efforts. Each of the parties hereto shall use its best efforts to satisfy each of the conditions to be satisfied by it as provided in Article IV of this Agreement.

      3.12     Confidentiality. Each of the parties hereto agrees to keep such information or knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement confidential; provided, however, that the foregoing shall not apply to information or knowledge that (a) becomes generally available to the public absent any breach of this section, (b) was available on a non-confidential basis to a party prior to its disclosure pursuant to this Agreement, or (c) becomes available on a non-confidential basis from a third party who is not bound to keep such information confidential.

ARTICLE IV.

CONDITIONS

      4.1     Closing.

a. Conditions Precedent to the Obligation of the Company to Deliver the Shares of Preferred Stock. The obligation of the Company to deliver the New Preferred Certificates and Warrants at the Closing is subject to the satisfaction, or the Company’s waiver, at or before the Closing Date of each of the following conditions:

(i) Accuracy of the Holders’ Representations and Warranties. The representations and warranties of each Holder in this Agreement shall be true and correct in all material respects (except for those representations and warranties otherwise qualified by materiality, which shall be true and correct) as of the date when made and as of the Closing.

(ii) Execution of Agreements. Each Holder shall have executed and delivered the Investor Rights Agreement in substantially the form attached hereto as Exhibit C (the “Investor Rights Agreement”) and the Registration Rights Agreement in substantially the form attached hereto a Exhibit D (the “Registration Rights Agreement”).

(iii) Old Preferred Certificates. Each Holder shall have delivered and tendered to the Company each Old Preferred Certificate, representing the number of shares of Preferred Stock as set forth opposite its name on Schedule I.

(iv) Performance by the Holders. Each Holder shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Holder at or before the Closing.

(v) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(vi) Common Shareholders’ Approval. The Proposal shall have been approved by the Company’s common shareholders.

(vii) Preferred Shareholders’ Consent. Each of the Holders of Preferred Stock shall have executed and delivered the Unanimous Written Consent in substantially the form attached hereto as Exhibit E (the “Consent”).

(viii) Filing of Amended and Restated Certificate. The Amended and Restated Certificate shall have been executed and filed with the Department of State of the Commonwealth of Pennsylvania.

(ix) Termination Certificate. Each Holder shall have executed a termination certificate acknowledging the termination of the Exchange Agreement and the Registration Rights Agreement, dated as of July 31, 2002, by and between the Company and the Holders.

b. Conditions Precedent to the Obligation of each Holder to Execute the Consent and Deliver its Certificates. The obligation of the Holders hereunder to tender the Old Preferred Certificates at the Closing is subject to the satisfaction or waiver by the Holders, at or before the Closing Date, of each of the following conditions:

(i) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties otherwise qualified by materiality, which shall be true and correct) as of the date when made and as of the Closing Date, unless such representations and warranties of the Company are specifically made as of the specific dates provided in Section 2.1.

(ii) Execution of Agreements. The Company shall have executed and delivered the Investor Rights Agreement and the Registration Rights Agreement.

(iii) Performance by the Company. The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or before the Closing Date.

(iv) Common Shareholders’ Approval. The Proposal shall have been approved by the Company’s common shareholders.

(v) Filing of Amended and Restated Certificate. The Amended and Restated Certificate shall have been executed and filed with the Department of State of the Commonwealth of Pennsylvania.

(vi) Termination Certificate. The Company shall have executed a termination certificate acknowledging the termination of the Exchange Agreement and the Registration Rights Agreement, dated as of July 31, 2002, by and between the Company and the Holders.

(vii) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(viii) No Suspensions of Trading in Common Stock. The trading in the Common Stock shall not have been suspended by the Commission, or Nasdaq (except for any suspension of trading of limited duration solely to permit dissemination of material information regarding the Company).

(ix) Shares of Common Stock. The Company shall have duly reserved the number of Underlying Shares issuable upon the conversion of the shares of Preferred Stock and the exercise of the Warrants acquired by the Holders on the Closing Date.

(x) Transfer Agent Instructions. The Irrevocable Transfer Agent Instructions, in a form acceptable to the Holders, shall have been issued to the Company’s transfer agent, with a copy forwarded to each Holder.

(xi) Consents and Waivers. The Company shall have delivered Schedule 2.1(f), together with all consents and waivers it shall have obtained on or prior to Closing (which shall include waivers with regard to each of the Existing COC Agreements that is then in effect); provided, that it shall be a condition to the Holders’ obligation to complete the Closing that they shall in their discretion have concluded that any consents or waivers required to be included on Schedule 2.1(f) that the Company shall not have obtained on or prior to the Closing shall not have a Material Adverse Effect or otherwise have a material adverse effect on the transactions contemplated hereby.

c. Documents and Certificates. At the Closing, the Company shall also have delivered to each of the Holders the following in form and substance reasonably satisfactory to the Holders:

(i) Officer’s Certificate. An Officer’s Certificate dated the Closing Date and signed by an executive officer of the Company confirming the accuracy of the Company’s representations and warranties as of such Closing Date and confirming the compliance by the Company with the conditions precedent set forth in Section 4.1(b) as of the Closing Date.

(ii) Secretary’s Certificate. A Secretary’s Certificate dated the Closing Date and signed by the Secretary or Assistant Secretary of the Company certifying (A) that attached thereto is a true and complete copy of the Articles of Incorporation of the Company, as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of the Bylaws of the Company, as in effect on the Closing Date and (C) that attached thereto is a true and complete copy of the resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of the Transaction Documents, and that such resolutions have not been modified, rescinded or revoked.

(iii) Opinion. An opinion of one or more of the Company’s legal counsel, dated as of the Closing Date, in form, scope and substance reasonably satisfactory to the Holders and substantially to the effect of Exhibit F attached hereto.

(iv) Preferred Stock Certificate. A Preferred Stock Certificate(s) representing the number of shares of Preferred Stock set forth next to such Holder’s name on Schedule I, registered in the name of such Holder, each in a form reasonably satisfactory to such Holder.

(v) Warrant. An executed Warrant exercisable for the number of shares of Common Stock set forth next to such Holder’s name on Schedule I, in a form reasonably satisfactory to such Holder.

ARTICLE V.

TERMINATION

      5.1     Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to Closing, whether prior to or after the Annual Meeting:

a. By mutual agreement of the Company, on the one hand, and either one of Brown Simpson Partners I, Ltd. or LB I Group Inc., on the other hand;

b. By either the Company on the one hand, or either one of Brown Simpson Partners I, Ltd. or LB I Group Inc., on the other hand, by delivering written notice to the other,

(i) at any time after August 20, 2004, in the event that the Closing shall not have been consummated on or prior to August 20, 2004 and such failure to consummate the Closing is not caused by a breach of this Agreement by the terminating party;

(ii) if the Company’s common shareholders shall not have approved the Proposal at the Annual Meeting (or any postponements or adjournments thereof);

(iii) if the closing price of the Common Stock (as reported by Nasdaq or such other market on which the Common Stock is then quoted or listed) for 20 out of the 30 trailing trading days (a “Trading Day”) immediately preceding the date of the Annual Meeting at which the Amended and Restated Certificate and the issuance of the Underlying Shares are considered for approval, is less than $2.40 per share;

(iv) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach is not curable or, if curable has not been cured within 30 days following receipt by the non-terminating party of written notice of such breach from the terminating party; or

(v) if any restraint having the effects set forth in Section 4.1(a)(v) or Section 4.1(b)(vii) shall be in effect and shall have become final and non-appealable.

      5.2     Effect of Termination.

a. If the Holders elect to terminate this Agreement as a result of the market price of the Common Stock pursuant to Section 5.1(b)(iii) above, the Holders severally, but not jointly, agree to reimburse the Company for its out-of-pocket expenses incurred in connection with the negotiation and preparation of the Transaction Documents, and the consummation of the Securities Transactions contemplated hereby and thereby, including financial advisory fees, legal fees, accounting, tax and auditing fees, proxy solicitation fees and expenses, and printing and distribution expenses; provided, that the maximum amount of such reimbursement obligation in the aggregate shall be $100,000 and shall be effected by the Company netting such reimbursement amount on a pro rata basis, based on the relative ownership of shares of Preferred Stock by each Holder, against the next dividend payable to the Holders on the Series A Preferred Stock. In such event, the Company shall also be entitled to effect payment of the remaining portion of such next dividend to the Holders in shares of Common Stock based upon the average closing price of the Common Stock on the ten (10) Trading Days preceding the related dividend payment date (and the Holders agree to execute any such further documents as the Company shall request in order to insure that the foregoing arrangement is in compliance with the terms of the Certificate of Designation).

b. If the Company elects to terminate this Agreement as a result of the market price of the Common Stock pursuant to Section 5.1(b)(iii) above, or as a result of the Company’s common shareholders not approving the Proposal (as provided in Section 5.1(b)(ii) above), the Company will reimburse the Holders on a pro rata basis, based on the relative ownership of shares of Preferred Stock by each Holder, for their aggregate out-of-pocket expenses, including legal fees; provided, that the maximum amount of such reimbursement obligation shall be $100,000 and the Company may elect to effect such reimbursement through the issuance to the Holders of shares of Common Stock based upon the average closing price of the Common Stock on the ten (10) Trading Days preceding the date of termination.

c. Except as expressly provided elsewhere in this Agreement, if this Agreement is terminated pursuant to Section 5.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligations or other liability arising from any breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 3.12, 5.2, and Article VI.

      5.3     Nonexclusivity Of Termination Rights. The termination rights provided in Section 5.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 5.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other contract, under any statute, rule, at common law, in equity or otherwise).

ARTICLE VI.

MISCELLANEOUS

      6.1     Entire Agreement. This Agreement, together with the Transaction Documents, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, including without limitation those certain letters of intent dated April 8, 2004 (and the related term sheets) between the Company and each of Brown Simpson Partners I, Ltd. and LB I Group.

      6.2     Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile, provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party (if received by 5:00 p.m. eastern time (“ET”) where such notice is received) or the first business day following such delivery (if received after 5:00 p.m. ET where such notice is received); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

      If to the Company:

Healthaxis Inc.
The Towers at Williams Square
5215 N. O’Connor Blvd., Suite 800
Irving, Texas 75039
Telephone: (972) 443-5000
Facsimile: (972) 556-0572
Attention: Chief Financial Officer

      With a copy to:

Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201-6776
Telephone: (214) 740-8000
Facsimile: (214) 740-8800
Attention: John B. McKnight

      If to the Transfer Agent:

Mellon Investor Services LLC
44 Wall Street, 6th Floor
New York, New York 10005
Telephone: (917) 320-6254
Facsimile: (917) 320-6318
Attention: Client Service Manager

      If to Brown Simpson Partners I, Ltd. to:

152 West 57th Street, 21st Floor
New York, New York 10019
Telephone: (212) 247-8200
Facsimile: (212) 247-1329
Attention: Mitchell D. Kaye

      If to OTAPE LLC to:

c/o OTA Limited Partnership
1 Manhattanville Road
Purchase, NY 10577
Telephone: (914) 460-4013
Facsimile: (914) 694-5831
Attention: Vinny Digeso

      If to LB I Group Inc. to:

c/o Lehman Brothers, Inc.
745 Seventh Avenue, Second Floor
New York, New York 10019
Telephone: (212) 526-2614
Facsimile: (212) 526-2198
Attention: Michael Blaustein

      If to The Pennsylvania State University to:

The Pennsylvania State University
103 Innovation Boulevard, Suite 212
University Park, PA 16802
Telephone: (814) 863-9150
Facsimile: (814) 863-9160
Attention: David E. Branigan

      With a copy, in the case of Notice to Brown Simpson Partners I, Ltd., to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Telephone: (973) 597-2500
Facsimile: (973) 597-2400
Attention: Steven E. Siesser

Each party shall provide written notice to the other party of any change in address or facsimile number in accordance with the provisions hereof.

      6.3     Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both the Company and the Holders of not less than sixty percent (60%) of the then outstanding shares of Preferred Stock or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. Notwithstanding the foregoing, no such amendment shall be effective to the extent that it applies to less than all of the holders of the shares of Preferred Stock outstanding. The Company shall not offer or pay any consideration to a Holder for consenting to such an amendment or waiver unless the same consideration is offered to each Holder and the same consideration is paid to each Holder that consents to such amendment or waiver.

      6.4     Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

      6.5     References. References herein to Sections are to Sections of this Agreement, unless otherwise expressly provided.

      6.6     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor any of the Holders may assign this Agreement or any rights or obligations hereunder without the prior written consent of each of the parties hereto.

      6.7     No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

      6.8     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

      6.9     Survival; Indemnification.

a. The representations and warranties of the Company and the Holders contained in Sections 2.1 and 2.2, the agreements and covenants set forth in Section 3 shall survive the Closing and any conversion of the shares of Preferred Stock or exercise of the Warrants regardless of any investigation made by or on behalf of the such Holder or by or on behalf of the Company, except that, in the case of representations and warranties such survival shall be limited to the period of three (3) years following the Closing Date on which they were made or deemed to have been made.

b. The Company agrees to indemnify and hold harmless each Holder and its Affiliates and their respective directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company or any of its Subsidiaries under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 6.9(b) shall be the same as those set forth in Section 5(c) of the Registration Rights Agreement.

      6.10     Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

      6.11     Publicity. The Company and the Holders shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other party with prior notice of such public statement. The Company shall not publicly or otherwise disclose the names of any of the Holders without each such Holder’s prior consent, except to the extent required by law and in the initial press release with respect to the transactions contemplated hereby. The Holders and their affiliated companies shall, without further cost, have the right to use in their advertising, marketing or other similar materials all or parts of the Company’s press releases that focus on the transactions forming the subject matter of this Agreement or which make reference to such transactions. The Holders understand that this grant by the Company only waives objections that the Company might have to the use of such materials by the Holders and in no way constitutes a representation by the Company that references in such materials to the activities of third-parties have been cleared or constitute a fair use.

      6.12     Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

      6.13     Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Holders will be entitled to specific performance of the obligations of the Company under this Agreement or the Transaction Documents without the showing of economic loss and without any bond or other security being required. Each of the Company and the Holders (severally and not jointly) agree that monetary damages would not be adequate compensation for any loss incurred by reason of any breach of its obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

      6.14     Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder hereunder are several and not joint with the obligations of the other Holders hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holder as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

      6.15     Payment Set Aside. To the extent that the Company makes a payment or payments to the Holders hereunder or pursuant to the Transaction Documents or the Holders enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

      6.16     Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

      6.17     Fees and Expenses. Except as set forth in Section 5.2 and the Registration Rights Agreement, each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Preferred Stock and upon conversion thereof, the Underlying Shares.

[The next page is the signature page.]

      IN WITNESS WHEREOF, the parties hereto have caused this Preferred Stock Modification Agreement to be duly executed by their respective authorized persons as of the date first indicated above.

HEALTHAXIS INC.

By:	/s/ JAMES W. MCLANE

Name: James W. McLane

Title:	Chief Executive Officer

BROWN SIMPSON PARTNERS I, LTD.

By:	/s/ JAMES R. SIMPSON

Name: James R. Simpson

Title:	Authorized Signatore

OTAPE LLC

By:	/s/ RICHARD M. COYNE

Name: Richard M. Coyne

Title:	General Counsel

LB I GROUP INC.

By:	/s/ MICHAEL BLAUSTEIN

Name: Michael Blaustein

Title:	Attorney-in-Fact

THE PENNSYLVANIA STATE UNIVERSITY

By:	/s/ DAVID E. BRANIGAN

Name: David E. Branigan

Title:	Executive Director

APPENDIX B

FORM OF AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
HEALTHAXIS INC.

      Healthaxis Inc. (hereafter called the “Company”), a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, does hereby certify that, pursuant to the authority conferred upon the Company’s Board of Directors (the “Board”) by the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), the Board, by actions duly taken on                     , 2004, duly adopted a resolution providing for the amendment and restatement of the Certificate of Designation setting forth the rights and preferences of the Series A Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that, pursuant to the authority vested in the Board by the Articles of Incorporation, the Board hereby amends and restates the Certificate of Designation which sets forth the designation, preferences, rights and limitations of the Series A Convertible Preferred Stock, par value $1.00 per share and which shall state as follows, and which Amended and Restated Certificate of Designation supercedes the original Certificate of Designation and all amendments thereto.

      Following the Board’s adoption of the above resolution, the holders of the Company’s Series A Convertible Preferred Stock and the holders of the Company’s Common Stock also approved the Amended and Restated Certificate of Designation, as follows:

      1. Designation, Amount, Par Value, Rank, Stock Split and Certain Defined Terms.

      a. The preferred stock authorized under this Certificate of Designation shall be designated as the Series A Convertible Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”), and the number of shares so designated shall be 3,850,000, subject to adjustment for any stock splits, stock dividends or similar transactions affecting the Series A Preferred Stock.

      b. The Series A Preferred Stock shall rank pari passu with all classes of the Company’s common stock, par value $.10 per share (the “Common Stock”), and each other series of preferred stock or class of other capital stock or instruments of the Company convertible into Common Stock with respect to dividend distributions, redemptions and distributions upon Liquidation that are not, expressly by their terms, made senior to the Series A Preferred Stock.

      c. As of the effective date of the filing of the Amended and Restated Certificate of Designation with the Pennsylvania Secretary of State, every 1 share of Series A Preferred Stock issued and outstanding shall without further action by this Corporation or the holder thereof be split into and automatically become 174.3975 shares of Series A Preferred Stock. No fractional shares shall be issued in connection with the foregoing stock split; all shares of Series A Preferred Stock so split that are held by a shareholder will be aggregated and each fractional share resulting from such aggregation shall be rounded down to the nearest whole share.

      d. Certain terms used herein are defined in Section 9 hereof.

      2. Dividends.

      a. The Holders shall be entitled to receive, out of funds legally available therefor, and the Company shall pay, when and as declared by the Board, cumulative dividends at the rate of $0.0001 per share of Series A Preferred Stock, payable semi-annually, on January 15 and July 15 of each year (each a “Dividend Payment Date”) commencing on January 15, 2005, in cash, as accrued for the six-month period preceding the Record Date relating to such Dividend Payment Date (or on a pro rata basis for such other period of time following the filing of this Amended and Restated Certificate with the Department of State of the Commonwealth of Pennsylvania). The record date for any dividend payment pursuant to this Section 2(a) (the “Record Date”)

is the close of business on January 1 or July 1 of each year, as the case may be, whether or not a Business Day, immediately preceding the Dividend Payment Date on which such dividend is payable. Dividends on the Series A Preferred Stock shall be calculated on the basis of a 365-day year (or 366-day year for any leap year), shall accrue daily commencing on the date of the filing of this Amended and Restated Certificate and shall be deemed to accrue from such date and be cumulative whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Accrued and unpaid dividends on the Series A Preferred Stock for any shares that are being converted into shares of Common Stock shall be forfeited. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Series A Preferred Stock, such payment shall be distributed ratably among the Holders based upon the number of shares of Series A Preferred Stock held by each Holder.

      b. In addition, if the Company declares a dividend or other distribution on its Common Stock, each Holder shall be entitled to receive, out of funds legally available therefor, and the Company shall pay, when and as declared by the Board, dividends or distributions as though the Holder were a holder of the number of shares of Common Stock into which its shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive the dividend or distribution.

      3. Liquidation.

      a. In the event of any Liquidation, whether voluntary or involuntary, each Holder is entitled to receive, as though the Holder were a holder of the number of shares of Common Stock into which its Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive a distribution upon Liquidation, an amount per share equal to the amount per share distributed to the holders of Common Stock.

      b. The Company shall mail to each Holder written notice of any such Liquidation not less than fifteen (15) days prior to the payment date stated therein.

      4. Voting Rights.

      Except as otherwise required by law (taking into consideration the limitations contained in Section 8 hereof), the Holders of the Series A Preferred Stock shall not have voting rights.

      5. Conversion.

      a. Conversion at Holder’s Option. Each share of Series A Preferred Stock shall be convertible, at the option of the Holder thereof, in the event of any of the following:

(i) at any time, provided that the Holder will not hold, as a result of the conversion, more than 750,000 shares of Common Stock;

(ii) at any time, if and only if the Common Stock is then trading on the National Market and has had a closing price in the National Market of $8.00 or more for 20 out of the previous 30 Trading Days immediately prior to the effective date of the conversion; or

(iii) at any time on or after , 2005.

      b. Conversion at Company’s Option. Subject to Section 8 hereof, each share of Series A Preferred Stock shall be convertible, at the option of the Company, if:

(i) the Common Stock has had a per share closing price in the National Market of $8.00 or more for 20 out of the previous 30 Trading Days immediately prior to the date of delivery to the Holders of the Conversion Notice specified in Section 5(d) below; and

(ii) a registration statement under the Securities Act of 1933 that registers the resale of all shares of Common Stock that constitute Registrable Securities (as defined in the Registration Rights Agreement) is then in effect as and to the extent provided in the Registration Rights Agreement.

      c. Automatic Conversion. If, at any time, any Holder transfers its shares of Series A Preferred Stock, which transfer shall be in compliance with the terms of the Investor Rights Agreement (applicable through the first anniversary of the Closing Date), all such transferred shares of Series A Preferred Stock shall, by virtue of such transfer (and without any action on the part of the Holder) be automatically converted into fully paid and non-assessable shares of Common Stock.

      d. Mechanics of Conversion. When converted in accordance with the terms set forth in this Certificate of Designation, each share of Series A Preferred Stock initially shall be convertible into one fully paid and non-assessable share of Common Stock. A Holder shall effect a conversion by surrendering to the Company the certificate or certificates representing the shares of Series A Preferred Stock to be converted, together with a written notice of such conversion in the form of Exhibit A annexed hereto, and the Company shall effect a conversion by sending to the Holder a notice of such conversion in the form of Exhibit B annexed hereto (each of Exhibit A and Exhibit B is a “Conversion Notice”), provided that notwithstanding the provisions of Section 10 that may permit delivery of the certificate(s) by various means, it shall be necessary for the Holder to hand deliver or deliver via nationally recognized overnight courier the certificate(s) in order for the Holder to be deemed to have effectively delivered a Conversion Notice. Each Conversion Notice shall specify the Holder, the name or names in which the certificate or certificates for shares of Common Stock are to be issued (if applicable), the number of shares of Series A Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date such Conversion Notice is delivered to the Company or the Holder, as the case may be (the “Conversion Date”). In the event that the Company effects the conversion pursuant to Section 5(b), such Holder agrees to deliver the certificate or certificates representing the shares of Series A Preferred Stock to be converted as promptly as practicable thereafter. Upon delivery of the Conversion Notice, the Holder shall have no rights as a holder of the shares of Series A Preferred Stock to be converted other than the right to receive Conversion Shares. If no Conversion Date is specified in the Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to Section 10 hereof. The Company shall, within three (3) Trading Days after delivery or receipt of a Conversion Notice, cause to be delivered to the Holder, or to such Holder’s nominee or nominees (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required pursuant to the Investor Rights Agreement or otherwise required by law) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock and (ii) if the Holder is converting less than all the shares of Series A Preferred Stock represented by the certificate or certificates tendered by the Holder with the Conversion Notice, one or more certificates representing the number of shares of Series A Preferred Stock not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. Upon request of the Holder, and in compliance with the provisions hereof (but subject to any limitations arising out of the Investor Rights Agreement or applicable law), in lieu of physical delivery of the shares of Common Stock, provided the Company’s transfer agent is participating in the Depositary Trust Company (“DTC”) Fast Automated Securities Transfer program, the Company shall use its best efforts to cause its transfer agent to electronically transmit any certificate or certificates required to be delivered to the Holder (or the Holder’s nominee) under this Section 5 by crediting the account of the Holder’s (or the Holder’s nominee’s) Prime Broker with DTC through its Deposit Withdrawal Agent Commission system. The time period for delivery described herein shall apply to any such electronic transmittals. If, in the case of any attempted conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth (5th) Trading Day after the Conversion Date, the Holder shall be entitled at any time on or before its receipt of such certificate or certificates to rescind such conversion by written notice to the Company, in which event the Company shall immediately return the certificates representing the shares of Series A Preferred Stock for which Common Stock was not delivered pursuant to such conversion and the rights of the Holder as a holder of such shares of Series A Preferred Stock shall immediately be restored.

      6. Reservation of Shares. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of issuance upon conversion of the Series A Preferred Stock and free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments of Section 7 hereof) upon the conversion of all outstanding shares of Series A Preferred Stock (without regard to any limitations on conversion). The Company shall, from time to time, take all steps necessary to increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued is insufficient to permit the conversion of all of the shares of the Series A Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

      7. Adjustment of Number of Conversion Shares.

      a. Common Stock Splits; Reclassification. If the Company, at any time after the Closing Date: (i) subdivides outstanding shares of Common Stock into a larger number of shares, (ii) issues any shares of Common Stock by reclassification of shares of Common Stock, or (iii) effects a reverse stock split, then each share of Series A Preferred Stock shall thereafter be convertible into that number of Conversion Shares that would have derived had the share of Series A Preferred Stock been converted into Common Stock immediately prior to the events listed in (i), (ii) or (iii) above. In the case of a subdivision or re-classification, any adjustment made pursuant to this Section 7(a) shall become effective immediately after the effective date of such subdivision or re-classification.

      b. Adjustment for Recapitalization, Reclassification, Exchange and Substitution. If at any time after the Closing Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, exchange, substitution or otherwise, and other than a capital reorganization, merger or consolidation (the adjustment for which is provided for in Section 7(c)), in any such event each Holder shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change that it would have been entitled to receive had it converted its shares of Series A Preferred Stock immediately prior to such recapitalization, reclassification exchange, substitution or other event (without taking into account any limitations or restrictions on the convertibility of the Series A Preferred Stock), all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

      c. Reorganizations, Mergers or Consolidations. If at any time after the Closing Date, the Common Stock is converted into other securities or property, whether pursuant to a capital reorganization, merger, consolidation or otherwise (other than a recapitalization, reclassification, subdivision, exchange or substitution of shares provided for in Section 7(b)), as a part of such transaction, provision shall be made so that the Holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled to receive in connection with such transaction (without taking into account any limitations or restrictions on the convertibility of the Series A Preferred Stock), subject to adjustment in respect of such stock or securities by the terms thereof. To the extent applicable, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the Holders of the Series A Preferred Stock after such transaction to the end that the provisions of this Section 7 (including adjustment to the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

      d. Notice of Certain Events. If:

(i) the Company declares a dividend (or any other distribution) on the Common Stock;

(ii) the Company declares a special nonrecurring cash dividend on or a redemption of the Common Stock;

(iii) the Company authorizes the granting to the holders of the Common Stock of rights, Options or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights;

(iv) the approval of the Company’s shareholders is sought or required in connection with any reclassification of the Common Stock or any Change of Control; or

(v) the Company authorizes a Liquidation;

      then, the Company shall cause to be delivered to the Holders, at least fifteen (15) calendar days prior to the applicable record or effective date hereinafter specified, a notice (provided such notice shall not include any material non-public information) stating: (a) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, or granting of Options, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights, Options or warrants are to be determined or (b) the date, if applicable, on which such reclassification, Liquidation or Change of Control is expected to become effective or close, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable in connection with such reclassification or Change of Control. Nothing herein shall prohibit the Holders from converting shares of Series A Preferred Stock held by such Holder during the fifteen (15) day period commencing on the date of such notice to the effective date of the event triggering such notice.

      e. Notice of Adjustment. Whenever the number of Conversion Shares is adjusted pursuant to this Section 7, the Company shall deliver to the Holders a notice setting forth the number of Conversion Shares after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such notice shall be signed by the Company’s chairman, president or chief financial officer and shall be delivered to the Holders within three (3) Business Days of the date the events occur which require such adjustment.

      f. Adjustment in the Number of Conversion Shares. For the avoidance of doubt, upon each adjustment in the number of Conversion Shares pursuant to any provision of this Section 7, the number of Conversion Shares issuable hereunder shall be adjusted to the nearest 1/100th of a whole share. Upon each adjustment, other references herein to the number of shares of Common Stock or the market price of shares of Common Stock shall be similarly adjusted.

      g. Rounding. All calculations under this Section 7 shall be made to the nearest cent or the nearest l/l00th of a share, as the case may be.

      h. Other Events. If any event shall occur as to which the provisions of this Section 7 are not strictly applicable but the failure to make any adjustment would not fairly protect the rights of the Holders in accordance with the intent and principles of this Section 7 (whether by grant of the Company of any stock appreciation rights, phantom stock rights or other rights with equity features or otherwise), the Board will make an appropriate adjustment in the number of Conversion Shares so as to protect the rights of the Holders.

      i. Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the Company’s account, if any, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock by the Company.

      j. Failure to Adjust Number of Conversion Shares. If (i) the Company fails to adjust the number of Conversion Shares upon the occurrence of an event requiring such adjustment in accordance with the terms of this Section 7 and (ii) a court of competent jurisdiction determines that the Company is or was required to adjust the number of Conversion Shares, in addition to making the adjustment to the greatest number of Conversion Shares which would have resulted if the Company had made the adjustment upon the occurrence of such event (in accordance with this Section 7), as further adjusted upon the occurrence of any subsequent events which would require such further adjustment, the Company shall be required to pay the reasonable legal fees of one counsel selected by the Majority Holders in connection with any such dispute.

      8. Restriction on Conversion. Notwithstanding anything herein to the contrary, in no event shall a holder of Series A Preferred Stock be entitled to convert any portion of the Series A Preferred Stock so held by such holder, nor shall the Company have the right to force the conversion of any portion of the Series A Preferred Stock so held by such holder, in excess of that portion upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by such holder and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through ownership of the unconverted shares of Series A Preferred Stock or the unexercised or unconverted portion of any other security of the holder subject to a limitation on conversion analogous to the limitations contained herein) and (2) the number of shares of

Common Stock issuable upon the conversion of that portion of the Series A Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by such holder and its Affiliates of more than 4.99% of the then outstanding shares of Common Stock. The waiver by a holder of Series A Preferred Stock of any limitation contained in an option or convertible security now or hereafter held by such holder that is similar or analogous to the limitations set forth in this Section 8 shall not be deemed a waiver or otherwise effect the limitation set forth in this Section 8, unless such waiver expressly states it is a waiver of the provisions of this Section 8. For purposes of this Section 8, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. Any holder of Series A Preferred Stock may waive the limitations set forth herein by at least sixty-one (61) days written notice to the Company.

      9. Definitions. For the purposes hereof, the following terms shall have the following meanings:

      “Affiliate” means, with respect to any Person, any other Person that directly or indirectly (i) has a 5% or more equity interest in that Person, (ii) has 5% or more common ownership with that Person or (iii) controls, or is under common control with, or is controlled by, such Person. When used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies (whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

      “Appraiser” means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing.

      “Business Day” means any day except Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other government action to close.

      “Change of Control” means the occurrence of any of the following: (i) an acquisition or series of related acquisitions by any Person or “group” (as described in Section 13(d)(3) of the Exchange Act) of in excess of thirty-three and one third percent (33 1/3%) of the voting power of the Company, (ii) the merger or consolidation of the Company with or into another Person, unless the holders of the Company’s securities immediately prior to such transaction or series of related transactions continue to hold at least fifty percent (50%) of such securities following such transaction or series of related transactions, (iii) the sale, conveyance, lease, transfer, exclusive license or disposition of all or substantially all of the Company’s assets in one or a series of related transactions, (iv) during any period of twelve (12) consecutive months after the Closing Date, individuals who at the beginning of any such twelve (12) month period constituted the Board cease for any reason to constitute a majority of the Board then in office or (v) the Company’s execution of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in clauses (i), (ii), (iii) or (iv).

      “Closing Date” means                     , 2004.

      “Common Stock” has the meaning set forth in Section 1(b).

      “Company” means Healthaxis Inc., a Pennsylvania corporation.

      “Conversion Date” has the meaning set forth in Section 5(d).

      “Conversion Notice” has the meaning set forth in Section 5(d).

      “Conversion Shares” means that number of shares of Common Stock issuable upon conversion of one share of Preferred Stock into Common Stock.

      “Dividend Payment Date” has the meaning set forth in Section 2.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Holder” or “Holders” means the holder or holders of the Series A Preferred Stock.

      “Investor Rights Agreement” means the Investor Rights Agreement, dated as of                     , 2004, by and among the Company and the original Holders.

      “Liquidation” means any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.

      “Majority Holder(s)” means the holder(s) of 60% or more of the then outstanding shares of Series A Preferred Stock.

      “National Market” means the NASDAQ National Market, the NASDAQ SmallCap Market, the New York Stock Exchange, the American Stock Exchange and the OTCBB.

      “Options” means any rights, options or warrants to subscribe for or to purchase Common Stock or any other stock.

      “OTCBB” means the Over-the-Counter Bulletin Board of the National Association of Securities Dealers, Inc.

      “Per Share Market Value” means on any particular date: (a) the closing bid price per share of the Common Stock on such date on: (i) the National Market on which the Common Stock is then listed or quoted, or, if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date or (ii) the OTCBB, as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its function of reporting prices) or (b) if the Common Stock is not then listed or quoted on any National Market or the OTCBB, the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority in interest of the shares of the Series A Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select, in good faith, an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period of calculation.

      “Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

      “Preferred Stock Agreement” means the Preferred Stock Modification Agreement, dated as of May 12, 2004, among the Company and the Original Holders.

      “Record Date” has the meaning set forth in Section 2.

      “Registration Rights Agreement” means the Registration Rights Agreement, dated as of                     , 2004, by and among the Company and the original Holders.

      “Series A Preferred Stock” has the meaning set forth in Section 1(a).

      “Trading Day” means any day on which the OTCBB or any National Market on which the Common Stock is then quoted or listed is open for trading.

      “Transaction Documents” means this Certificate of Designation, the Preferred Stock Agreement, the Investor Rights Agreement and the Registration Rights Agreement.

      10. Notices. Any notices, consents, waivers or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been received: (a) upon hand delivery (receipt acknowledged) or delivery by telecopy or facsimile (with transmission confirmation report) at the address or number designated in the Preferred Stock Agreement (if received by 5:00 p.m. eastern time where such notice is to be received), or the first Business Day following such delivery (if received after 5:00 p.m. eastern time where such notice is to be received) or (b) one (1) Business Day following the date of deposit with a nationally recognized overnight courier, fully prepaid, addressed to such address or upon actual receipt of such mailing, whichever shall first occur. Each party shall provide written notice to the other party of any change in address or facsimile number from that set forth in the Preferred Stock Agreement in accordance with the provisions hereof.

      11. Lost or Stolen Certificates. Any Holder claiming a stock certificate representing the shares of Series A Preferred Stock to be lost, destroyed or wrongfully taken shall receive a replacement certificate if such Holder: (a) requests such replacement certificate before the Company has notice that the shares have been acquired by a bona fide purchaser; (b) executes an affidavit of loss, whereby such Holder agrees to indemnify the Company as it relates to such stock certificate; and (c) satisfies any other reasonable requirements fixed by the Company’s Board of Directors, provided, however, that the Company shall not be obligated to re-issue stock certificates if the Holder contemporaneously requests the Company to convert such Series A Preferred Stock into Common Stock.

      12. Remedies Characterized; Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity, including a decree of specific performance and/or other injunctive relief. No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Series A Preferred Stock for which there is no adequate remedy at law. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders of the Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

      13. Construction. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof. In the event of any inconsistency or ambiguity between the terms of this Certificate of Designation and the terms of any other Transaction Document, the terms of this Certificate of Designation shall control and govern any construction hereof or thereof.

      14. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

      15. Fractional Shares. Upon a conversion of Series A Preferred Stock hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not to, or is unable to, make such a cash payment, the Holder of a share of Series A Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

      16. Payment of Tax Upon Issue of Transfer. The issuance of certificates for shares of the Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders so converted, and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof has paid to the Company the amount of such tax or has established to the Company’s satisfaction that such tax has been paid or is not payable.

      17. Shares Owned by Company Deemed Not Outstanding. In determining whether the Holders of the outstanding shares of Series A Preferred Stock have concurred in any direction, consent or waiver under this

Certificate of Designation, shares of Series A Preferred Stock which are owned by the Company or any other Affiliate or obligor thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination. Shares of the Series A Preferred Stock so owned which have been pledged in good faith may be regarded as outstanding if: (i) the pledgee establishes to the satisfaction of the Holders and the Company the pledgee’s right so to act with respect to such shares and (ii) the pledgee is not the Company or any other Affiliate or obligor of the Company. For purposes of this Section 17, none of Brown Simpson Partners I, Ltd., OTAPE LLC, LBI Group Inc. or The Pennsylvania State University shall be deemed to be Affiliates of the Company.

      18. Communications. The Holders shall be entitled to receive, and the Company shall deliver pursuant to Section 10 hereof, all communications sent by the Company to the holders of the Common Stock. Such communications shall be provided to the Holders at the same times and in the same manner as furnished to the Company’s shareholders generally.

      19. Reacquired Shares. Any shares of Series A Preferred Stock redeemed, purchased, converted or otherwise acquired by the Company in any manner whatsoever shall not be reissued as part of the Company’s Series A Preferred Stock and shall be retired promptly after the acquisition thereof. All such shares shall become, upon their retirement (and the filing of any certificate required in connection therewith pursuant to the Pennsylvania Business Corporation Law), authorized but unissued shares of the Company’s preferred stock.

      20. Registration of Transfer. The Company shall keep a register for the registration of the transfers of shares of Series A Preferred Stock at its principal office. Upon the surrender of any certificate representing shares of Series A Preferred Stock at such place, the Company shall, at the request of the record Holder of such certificate, execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the Holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

      21. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, Healthaxis Inc. has caused this Certificate of Designation to be signed by its Chief Executive Officer on this                     day of                     , 2004.

HEALTHAXIS INC.

By:

Name: James W. McLane

Title:	Chief Executive Officer

Attest:

By:

Name: J. Brent Webb

Title:	Secretary

EXHIBIT A

NOTICE OF CONVERSION

AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder in order to convert shares of Series A Convertible Preferred Stock)

      The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) indicated below, into shares of common stock, par value $0.10 per share (the “Common Stock”), of Healthaxis Inc. (the “Company”) according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

      The undersigned hereby certifies that the Common Stock issuable pursuant to this Conversion Notice has been sold pursuant to a registration statement under the Securities Act of 1933, as amended, which identifies the Holder as a selling security holder. This must be checked for shares free of restrictive legends to be issued.

Conversion calculations:

Date to effect conversion

No. of shares of Series A Preferred Stock being converted

Number of shares of Common Stock to be issued

Name(s) in which Common Stock to be issued

Signature of Holder

Name

Address

EXHIBIT B

NOTICE OF CONVERSION

AT THE ELECTION OF THE COMPANY

(To be Delivered to the Registered Holder in order to convert shares of Series A Convertible Preferred Stock)

      Healthaxis Inc. (the “Company”) hereby notifies you that it is exercising its option to require the conversion of the shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) indicated below, into shares of common stock, par value $0.10 per share (the “Common Stock”), of Healthaxis Inc. (the “Company”) according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the Holder, the Holder will pay all transfer taxes payable with respect thereto and will deliver such certificates and opinions as are reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to effect conversion

No. of shares of Series A Preferred Stock being converted

Number of shares of Common Stock to be issued

HEALTHAXIS INC.

By:

Appendix C

FORM OF INVESTOR RIGHTS AGREEMENT

      This INVESTOR RIGHTS AGREEMENT (this “Agreement”) is dated as of                     , 2004 among Healthaxis Inc., a Pennsylvania corporation (the “Company”) and the various person identified and listed on the signature pages hereto (each referred to herein as a “Holder” and collectively, the “Holders”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Preferred Stock Modification Agreement, dated May 12, 2004, between the Company and the Holders (the “Preferred Stock Agreement”).

      WHEREAS, the execution of this Agreement is a condition to the Closing described in the Preferred Stock Agreement;

      NOW THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter, the Company and the Holders hereby agree as follows:

ARTICLE I.

GENERAL RESTRICTIONS ON TRANSFER

      1.1     No Holder shall directly or indirectly effect any sale, transfer, assignment, gift, exchange, pledge, hypothecation, encumbrance or other disposition of any shares of Preferred Stock, Warrants or Underlying Shares (collectively, the “Transfer Restricted Securities”), or any interest therein, whether voluntary or involuntary and regardless of the nature or method thereof (other than an exchange, reclassification or other conversion of the Transfer Restricted Securities into cash, securities or other property pursuant to a merger, consolidation or recapitalization of the Company) (each, a “Transfer”), prior to the first anniversary of the Closing Date, except in accordance with this Agreement and applicable federal and state securities laws and regulations.

ARTICLE II.

RESTRICTIONS ON PRIVATE SALE TRANSACTIONS

      2.1     The Initial Transfer Restriction Period. For a period of one hundred twenty (120) days from the Closing Date (the “Initial Transfer Restriction Period”), the Holders will be subject to the following restrictions on any Transfer of the Transfer Restricted Securities other than through the public market as specified in Article III, as follows:

a. Each Holder may Transfer the Transfer Restricted Securities in one or more transactions; provided that, the buyer in any such transaction (a “Private Buyer”) or in one or a series of transactions, does not directly or indirectly acquire, after giving effect to such transaction or series of transactions, in the aggregate, more than 1,000,000 shares of Common Stock or Warrants (collectively, “Common Equivalents”) from the Holders (note that upon a Transfer in compliance with the terms of this Agreement, the shares of Preferred Stock that are the subject of such a Transfer shall automatically convert into shares of Common Stock pursuant to the terms of the Amended and Restated Certificate); and provided further that such Private Buyer is not in any way affiliated (within the meaning of Rule 405 of the Securities Act of 1933, as amended) with any other Private Buyer, is not acting in concert with any other Private Buyer and is not a member of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) that includes another Private Buyer as a member.

b. Subject to compliance with applicable securities laws, there is no limit on the number of Private Buyers to whom any Holder may Transfer the Transfer Restricted Securities.

c. No approval is required for Transfers consummated in compliance with Section 2.1(a) (subject to the Company’s receipt of a certification from the relevant Holder(s) that it has made a good faith inquiry of the Private Buyer with respect to the matters covered in the second proviso of Section 2.1(a) and that it has no reason to believe that all of the terms of Section 2.1(a) have not been complied with). Each of the Holders agrees that, prior to any Transfer during the Initial Transfer Period, it shall request a written representation or certification from the relevant Private Buyer that such Private Buyer meets the requirements of the second proviso of Section 2.1(a); provided, however that in no event shall the failure of such Private Buyer to make such written representation or certification preclude the proposed Transfer or preclude the Holder from making the certification referenced in the parenthetical above; and provided further that in no event shall a Holder be required to make any independent investigation regarding compliance with the requirements of the second proviso of Section 2.1(a), other than the making of the inquiry of the Private Buyer referenced above and the request for a written representation or certification from the relevant Private Buyer.

d. Any proposed sale transaction covered by this Section 2.1 involving the Transfer Restricted Securities during the Initial Transfer Restriction Period that does not satisfy the terms and conditions of Section 2.1(a) or Article III, is subject to the approval of the Company’s Board of Directors (the “Board”), in its sole discretion.

      2.2     Second Transfer Restriction Period. From the expiration of the Initial Transfer Restriction Period until the first anniversary of the Closing Date (the “Second Transfer Restriction Period”), the Holders will be subject to the following restrictions on any Transfer of the Transfer Restricted Securities other than through the public market as specified in Article III, as follows:

a. Subject to Section 2.2(b) below, each Holder may Transfer its Transfer Restricted Securities to Private Buyers in one or more transactions without restriction of any kind; provided that any individual Private Buyer is not in any way “affiliated” with any other Private Buyer, is not acting in concert with any other Private Buyer and is not a member of a “group”(within the meaning of Section 13(d)(3) of the Exchange Act) that includes another Private Buyer as a member (and subject to the Company’s receipt of a certification from the relevant Holder(s) that it has made a good faith inquiry of the Private Buyer with respect to the matters covered in this proviso and that it has no reason to believe that all of the terms of this proviso have not been complied with). Each of the Holders agrees that, prior to any Transfer during the Second Transfer Period, it shall request a written representation or certification from the relevant Private Buyer that such Private Buyer meets the requirements of the proviso contained in the first sentence of this Section 2.2(a); provided, however that in no event shall the failure of such Private Buyer to make such written representation or certification preclude the proposed Transfer or preclude the Holder from making the certification referenced in the proviso contained in the first sentence of this Section 2.2(a); and provided further that in no event shall a Holder be required to make any independent investigation regarding compliance with the requirements of the proviso contained in the first sentence of this Section 2.2(a), other than the making of the inquiry of the Private Buyer and the request for a written representation or certification from the relevant Private Buyer as set forth in this Section 2.2(a).

b. Right of First Refusal.

(i) In the event of any proposed private sale transaction by a Holder upon consummation of which any single Private Buyer shall have directly or indirectly acquired Common Equivalents from the Holders in an aggregate amount exceeding 1,000,000, such Holder must first give notice to the Company (the “Transfer Notice”) which shall include (i) the name and address of the proposed Private Buyer, (ii) the number of Transfer Restricted Securities proposed to be Transferred (the “Offered Securities”), (iii) the proposed purchase price thereof (the “Purchase Price”), including the type of consideration, and (iv) all other material terms and conditions of such offer, including the date upon which the Holder and the proposed Private Buyer reasonably expect to complete the Transfer (the “Proposed Sale Date”).

(ii) Upon written notice (a “Company Notice”) to the relevant Holder within fifteen (15) Business Days (as defined below) of the Company’s receipt of a Transfer Notice, the Company or its designee shall have the right to purchase all (but not less than all) of the Offered Securities on the same terms and conditions set forth in the Transfer Notice and at the price set forth in the Transfer Notice. The Company Notice shall constitute an irrevocable commitment to purchase from the Holder the Offered Securities on such terms and conditions. The purchase of the Offered Securities described in this Section 2.2(c) must be consummated by the Company or its designee before the later of (1) fifteen (15) Business Days following receipt of the Transfer Notice by the Company and (2) the Proposed Sale Date; provided that in the event (and only in the event) that a non-cash payment is being made for the Offered Securities, and the value of the purchase price has not yet been established, the closing of the purchase of the Offered Securities under this Section 2.2(c) shall occur immediately following determination of such purchase price, which determination shall be made as set forth in Section 2.2(d). If the Company (or its designee) exercises its rights pursuant to this Section 2.2(c), then any cash payment for the Offered Securities shall be effected by check or wire transfer against delivery of the Offered Securities to be purchased at the time of the closing of the purchase.

(iii) For purposes of this Agreement, “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other government actions to close.

c. Valuation of Property. If the Purchase Price specified in the Transfer Notice is wholly or partially payable through delivery of a promissory note, then the Company or its designee may effect payment in the same fashion. If the Purchase Price specified in the Transfer Notice is payable in property other than cash or indebtedness, the Company or its designee shall have the right to pay the Purchase Price in the form of cash equal in amount to the value of such property. If the transferring Holder and the Company (or its designee) cannot agree on such cash value within fifteen (15) Business Days after the Company’s receipt of the Transfer Notice, the valuation shall be made by an appraiser of recognized standing selected by the transferring Holder and the Company or, if they cannot agree on such an appraiser within ten (10) calendar days thereafter, each shall select an appraiser of recognized standing, and the two appraisers shall promptly designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the transferring Holder and the Company (or its designee). If the time for the closing of the Company’s (or its designee’s) purchase has expired but for the determination of the value of the Purchase Price offered by the prospective transferee(s), then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this subsection.

d. Transferring Holder’s Right to Sell if Option Not Exercised. If the rights granted to the Company pursuant to this Section 2.2 are waived, or the Company (or its designee) fails to exercise such rights, then the transferring Holder shall have the right to effect the Transfer until the later of (1) sixty (60) days from the date of delivery of the Transfer Notice or (2) the Proposed Sale Date, all of the Offered Securities to the Private Buyer specified in the Transfer Notice at a price no less than the Purchase Price and on terms no more favorable to the Private Buyer than specified in the Transfer Notice.

      2.3     Free Transferability. Subject to Sections 2.4 and 2.5 below, but notwithstanding anything otherwise to the contrary in this Agreement, from and after the first anniversary of the Closing Date, there shall be no restrictions of any kind with respect to Transfers of Transfer Restricted Securities by any of the Holders, other than any restrictions imposed by applicable state or federal securities laws.

      2.4     Transfer Restrictions Generally.

      a. If any Holder should decide to Transfer the Transfer Restricted Securities held by it, such Holder understands and agrees that it generally may do so only pursuant to an effective registration statement under the Securities Act of 1933, as amended (“Securities Act”), to the Company or pursuant to an available exemption from the registration requirements of the Securities Act or Rule 144 promulgated under the Securities Act (“Rule 144”) or any other available exemption from the Securities Act. In connection with any Transfer of any Transfer Restricted Securities other than pursuant to an effective registration statement or to the Company, the Company may require the transferor thereof to provide to the Company a written opinion of counsel experienced in the area of United States securities laws selected by the Transferor, the form and substance of which opinion shall be customary for opinions of counsel in comparable transactions and reasonably acceptable to the Company, to the effect that such Transfer does not require registration of such transferred securities under the Securities Act; provided, however, that if the Transfer Restricted Securities may be sold pursuant to Rule 144(k), no written opinion of counsel shall be required from the Holder if such Holder provides reasonable assurances that such security can be sold pursuant to Rule 144(k). Subject to compliance with the other terms of this Agreement, if a Holder provides the Company with an opinion of counsel, the form and substance of which opinion shall be customary for opinions of counsel in comparable transactions and reasonably acceptable to the Company, to the effect that the Transfer of the Transfer Restricted Securities may be made without registration under the Securities Act, or the Holder provides the Company with reasonable assurances that the Transfer Restricted Securities can be sold pursuant to Rule 144, the Company shall permit the Transfer, and, in the case of Common Stock, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Holder and without any restrictive legend. Notwithstanding the foregoing or anything else contained herein to the contrary, the Transfer Restricted Securities may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

      b. Each Holder agrees to the imprinting, so long as is required by this Section 2.4(b), of the following legend, or a similar legend to the same effect, on the Transfer Restricted Securities:

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. ACCORDINGLY, THE SHARES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AS DETERMINED PURSUANT TO AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE CORPORATION THAT THE PROPOSED TRANSACTION WILL BE EXEMPT FROM REGISTRATION.

      The Transfer Restricted Securities shall not contain the legend set forth above (i) if in the written opinion of counsel to the Company experienced in the area of United States securities laws such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) or (ii) if such Transfer Restricted Securities may be sold pursuant to Rule 144(k). The Company agrees that it will provide each Holder, upon request, with a certificate or certificates representing shares of Preferred Stock or Common Stock, free from such legend at such time as such legend is no longer required hereunder. If such certificate or certificates had previously been issued with such a legend or any other legend, the Company shall, at its own expense, upon request and upon the delivery of the legended certificate(s), reissue such certificate or certificates free of any legend.

      2.5     Transfers to Affiliates. A Holder may Transfer the Transfer Restricted Securities to an affiliate (as such term is defined in Rule 405 promulgated under the Securities Act, an “Affiliate”) at any time, provided, that such Affiliate shall execute an addendum to this Agreement and shall be bound by all of the terms of this Agreement to the same extent as the transferring Holder.

ARTICLE III.

RESTRICTIONS ON PUBLIC SALE TRANSACTIONS

      3.1     Sales of Transfer Restricted Securities in the public market:

      a. may only be made in compliance with the “brokers’ transactions” requirements of Rule 144 promulgated under the Securities Act;

      b. may only be made to persons that, to the transferring Holder’s best knowledge, are not “Private Buyers;” and

      c. if the sales price is less than $3.50 per share of Common Stock, are limited to the following number of shares of Common Stock per Holder per calendar month:

Holder	Number of Shares

Brown Simpson Partners I, Ltd.	38,500
LB I Group Inc.	29,750
The Pennsylvania State University	4,375
OTAPE LLC	4,375

ARTICLE IV.

VOTING RIGHTS

      4.1     The Preferred Stock has no voting rights, except as required by applicable law.

      4.2     To the extent that applicable law grants the Preferred Stock voting rights in the context of a merger or consolidation (a “Merger”), then the Holders agree to vote their shares of Preferred Stock in favor of the Merger if all of the following conditions are met:

a. Prior to the first anniversary of the Closing Date: (i) if the Company’s common shareholders have approved the Merger in accordance with applicable law; and (ii) the per share price to be received by the Holders in the Merger for each share of Preferred Stock is at least $3.50 in cash.

b. On or after the first anniversary of the Closing Date: (i) if the Company’s common shareholders have approved the Merger in accordance with applicable law; and (ii) if the per share price to be received by the Holders in the Merger for each share of Preferred Stock is at least equal to the value (and payable in the same form of consideration) they would have received in the Merger if they had they converted their shares of Preferred Stock into shares of Common Stock immediately prior to the Merger.

ARTICLE V.

RESTRICTIONS ON ADDITIONAL FINANCINGS

      5.1     Restrictions on Issuance of Equity. Until the first anniversary of the Closing Date, the Company hereby agrees that it will not issue any shares of capital stock (or any options, warrants or other rights to purchase shares of its capital stock) in a transaction implying a pre-money valuation of less than $14,500,000 million or at a per share price of less than $2.15; provided, however, that this restriction shall not apply to the granting of stock options to the Company’s employees or directors pursuant to stock option plans in existence on the date of this Agreement, with an exercise price at least equal to the fair market value of the Common Stock on the date of grant.

      5.2     Holders’ Right of First Refusal. Until the first anniversary of the Closing Date, the Holders shall have a right of first refusal (i) to match the terms upon which any third party proposes to purchase from the Company any equity securities of the Company having an aggregate purchase price of at least $1,000,000, on an all or none basis, and (ii) to match the terms on which the Company proposes an offering of its Common Stock. If the Company desires to engage in a transaction described in (i) or (ii) above, the Company must first give written notice to the Holders (the “Financing Notice”) which shall include (i) the number and terms of the shares of equity securities proposed to be offered (the “Offered Equity Securities”), (ii) the proposed purchase price thereof (the “Equity Purchase Price”), including the type of consideration and (iii) all other material terms and conditions of such offer.

      a. The Holders’ Option. Each Holder shall have ten (10) Business Days from the Holder’s receipt of the Financing Notice to elect to purchase such Holder’s pro rata share of the Offered Equity Securities at the same price and subject to the same terms and conditions as described in the Financing Notice. Each Holder may exercise such right, and thereby purchase all of its pro rata share (with any reallotments as provided below) of the Offered Equity Securities, by notifying the Company in writing, before the expiration of the 10 business-day period (a “Holder Notice”). The delivery to the Company of a Holder Notice shall constitute an irrevocable commitment to purchase from the Company the Offered Equity Securities. Each Holder’s pro rata share of the Offered Equity Securities shall be the result obtained by multiplying such Offered Equity Securities by a fraction, the numerator of which shall be the number of shares of Preferred Stock owned by such Holder on the date of the Financing Notice, and the denominator of which shall be the total number of shares of Preferred Stock held by all Holders on the date of the Financing Notice. To the extent the Offered Equity Securities consist of shares of more than one class or series, each Holder’s pro rata share (of Offered Equity Securities or of realloted shares, as provided below) shall be calculated as to each series of Offered Equity Securities included therein and the rights granted in this Section 5.2 shall apply to each such class or series. Each Holder shall have a right of reallotment such that, if a Holder fails to exercise the right to purchase its pro rata share of the Offered Equity Securities, the Company shall deliver a further notice to the participating Holders (a “Second Financing Notice”), who then shall have an additional right for two business days from the participating Holders’ receipt of the Second Financing Notice, to elect to purchase such non-participating Holder’s pro rata share of the Offered Equity Securities by so notifying the Company in writing pursuant to a Holder Notice, before the expiration of the two business-day period. Each participating Holder’s pro rata share of the Offered Equity Securities with respect to the reallotment shall be the result obtained by multiplying the Offered Equity Securities not previously committed to be purchased by a fraction, the numerator of which shall be the number of shares of Preferred Stock owned by such participating Holder on the date of the Second Financing Notice, and the denominator of which shall be the total number of shares of Preferred Stock held on the date of the Second Financing Notice by all Holders participating in such over-allotment. If the Holders deliver Holder Notices to the Company indicating that they will buy all of the Offered Equity Securities, then payment for the Offered Equity Securities shall be by check or wire transfer, against delivery of the Offered Equity Securities to be purchased at the time of the scheduled closing therefor, which shall be no later than 10 (12, if the shares offered in a Second Financing Notice are fully subscribed) business days after the Holders’ receipt of the Financing Notice, unless the Financing Notice contemplates a later closing (in which case it will be such date), or unless the value of the purchase price has not yet been established pursuant to Section 5.2(b) (in which event, the closing shall occur immediately following the determination of such purchase price).

      b. Valuation of Property. Should the Equity Purchase Price specified in the Financing Notice be payable in property other than cash, the Holders shall have the right to pay the Equity Purchase Price in the form of cash equal in amount to the value of such property. If the participating Holders and the Company cannot agree on such cash value within 10 business days after the Holder’s receipt of the Financing Notice, the valuation shall be made by an appraiser of recognized standing selected by the participating Holders and the Company or, if they cannot agree on such an appraiser within 10 calendar days thereafter, each shall select an appraiser of recognized standing, and the two appraisers shall promptly designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the participating Holders and the Company. If the time for the closing of the participating Holders’ purchase has expired but for the determination of the value of the Equity Purchase Price set forth in the Financing Notice, then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this subsection.

      5.3     The Company’s Right to Sell if Option Not Exercised. If the rights granted to the Holders pursuant to Section 5.1 are waived or are not exercised as to all of the Offered Equity Securities, then the Company shall have the right to offer for 60 days from the delivery of the Financing Notice, all of the Offered Equity Securities specified in the Financing Notice at a price no less than the Equity Securities Price and on terms no more favorable to the offerees than specified in the Financing Notice.

ARTICLE VI.

OTHER AGREEMENTS

      6.1     Takeover Defenses. Until the earlier of (i) the fourth (4th) anniversary of the Closing Date and (ii) the second (2nd) anniversary of such date upon which the Holders hold less than 500,000 shares of

Preferred Stock, neither the Company nor any of its subsidiaries shall enter into stockholder rights plan or “poison pill” or any similar arrangement giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events. For purposes of clarification, the Company’s current Articles of Incorporation and Bylaws, as such exist on the date hereof, and applicable law are not deemed to constitute a “poison pill” or similar arrangement (provided, that the Company agrees that it will not “opt-in” to the application of any new laws that may be deemed to constitute a “poison pill” or similar arrangement).

      6.2     Employment Agreements. Notwithstanding Section 6.1 of this Agreement, the Company is permitted to enter into new employment agreements with its employees that are substantially similar to the Company’s existing “Change in Control Employment Agreements” with Messrs. McLane, Carradine, Webb, Ramsburg, Taylor and Garinger (the “Existing COC Agreements”), which agreements become effective upon a “Change in Control” (as defined in the Existing COC Agreements); provided that:

(i) such agreements may only be entered into with employees appointed to the Company’s Executive Management Committee, which consists of senior management of the Company;

(ii) such agreements provide that the “Employment Period” (as defined in the Existing COC Agreements under Section 2 thereof) shall be up to a maximum of two (2) years;

(iii) no such agreements provide for severance payments in excess of an amount equal to twelve (12) months of salary and bonus; and

(iv) such agreements, together with all of the Existing COC Agreements that are then in effect, contain provisions providing for severance payments after a Change in Control that collectively do not exceed an aggregate amount of One Million Nine Hundred Fifty Thousand Dollars ($1,950,000).

      For purposes of clarity, the relevant severance payment amount affected by clauses (iii) and (iv) of this Section 6.2 is currently provided for in Section 5(a)(i)(B) of the Existing COC Agreements.

      The terms of this Section 6.2 shall terminate simultaneously with those of Section 6.1.

      6.3     Issuance of Shares of Series A Convertible Preferred Stock. The Company acknowledges and agrees with the Holders that for so long as the Holders beneficially own at least 100,000 shares of Preferred Stock, the Company will not issue any additional shares of Preferred Stock (designated as the Series A Convertible Preferred Stock).

ARTICLE VII.

GENERAL PROVISIONS

      7.1     Entire Agreement. This Agreement, together with the other Transaction Documents, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, including without limitation those certain letters of intent dated April 8, 2004 (and related term sheets) between the Company and each of Brown Simpson Partners I , Ltd. and LB I Group Inc.

      7.2     Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile, provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party (if received by 5:00 p.m. eastern time (“ET”) where such notice is received) or the first business day following such delivery (if received after 5:00 p.m. ET where such notice is received); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

      If to the Company:

Healthaxis Inc.
The Towers at Williams Square
5215 N. O’Connor Blvd., Suite 800
Irving, Texas 75039
Telephone: (972) 443-5000
Facsimile: (972) 556-0572
Attention: Chief Financial Officer

      With a copy to:

Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201-6776
Telephone: (214) 740-8000
Facsimile: (214) 740-8800
Attention: John B. McKnight

      If to the Transfer Agent:

Mellon Investor Services LLC
44 Wall Street, 6th Floor
New York, New York 10005
Telephone: (917) 320-6254
Facsimile: (917) 320-6318
Attention: Client Service Manager

      If to Brown Simpson Partners I, Ltd. to:

152 West 57th Street, 21st Floor
New York, New York 10019
Telephone: (212) 247-8200
Facsimile: (212) 247-1329
Attention: Mitchell D. Kaye

      If to OTAPE LLC to:

c/o OTA Limited Partnership
1 Manhattanville Road
Purchase, NY 10577
Telephone: (914) 460-4013
Facsimile: (914) 694-5831
Attention: Vinny Digeso

      If to LB I Group Inc. to:

c/o Lehman Brothers, Inc.
745 Seventh Avenue, 2nd Floor
New York, New York 10019
Telephone: (212) 526-2614
Facsimile: (212) 526-2198
Attention: Michael Blaustein

      If to The Pennsylvania State University to:

The Pennsylvania State University
103 Innovation Boulevard, Suite 212
University Park, PA 16802
Telephone: (814) 863-9150
Facsimile: (814) 863-9160
Attention: David E. Branigan

      With a copy, in the case of Notice to Brown Simpson Partners I, Ltd. to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Telephone: (973) 597-2500
Facsimile: (973) 597-2400
Attention: Steven E. Siesser

Each party shall provide written notice to the other party of any change in address or facsimile number in accordance with the provisions hereof.

      7.3     Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both the Company and the Holders of not less than sixty percent (60%) of the then outstanding shares of Preferred Stock or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. Notwithstanding the foregoing, no such amendment shall be effective to the extent that it applies to less than all of the holders of the shares of Preferred Stock outstanding. The Company shall not offer or pay any consideration to a Holder for consenting to such an amendment or waiver unless the same consideration is offered to each Holder and the same consideration is paid to each Holder that consents to such amendment or waiver.

      7.4     Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

      7.5     References. References herein to Sections are to Sections of this Agreement, unless otherwise expressly provided.

      7.6     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor any of the Holders may assign this Agreement or any rights or obligations hereunder without the prior written consent of each of the parties hereto.

      7.7     No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

      7.8     Governing Law. The corporate laws of the Commonwealth of Pennsylvania shall govern all issues concerning the relative rights of the Company and the Holders as its shareholders. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

      7.9     Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

      7.10     Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

      7.11     Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each party hereto will be entitled to specific performance of the obligations hereunder without the showing of economic loss and without any bond or other security being required. Each of the Company and the Holders (severally and not jointly) agree that monetary damages would not be adequate compensation for any loss incurred by reason of any breach of its obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

      7.12     Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder hereunder are several and not joint with the obligations of the other Holders hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holder as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

      7.13     Payment Set Aside. To the extent that the Company makes a payment or payments to the Holders hereunder or pursuant to the Transaction Documents or the Holders enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

      7.14     Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

      7.15     Automatic Adjustments. In the event that the number of shares of Common Stock issuable upon the conversion of the Preferred Stock is changed into a different number of shares of any class or classes of stock, whether by subdivision, split, recapitalization, reclassification, exchange, substitution of otherwise, all references herein to numbers of shares of Common Stock (or Common Equivalents) and per share prices of stock shall be appropriately adjusted.

      [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto have caused this Investors Rights Agreement to be duly executed by their respective authorized persons as of the date first indicated above.

HEALTHAXIS INC.

By:

Name: James W. McLane

Title:	Chief Executive Officer

BROWN SIMPSON PARTNERS I, LTD.

By:

Name:

Title:	Attorney-in-Fact

OTAPE LLC

By:

Name:

Title:

LB I GROUP INC.

By:

Name:

Title:

THE PENNSYLVANIA STATE UNIVERSITY

By:

Name: David E. Branigan

Title:	Executive Director

APPENDIX D

FORM OF WARRANT

      THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED OR QUALIFIED FOR SALE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY SUCH APPLICABLE STATE LAWS.

      THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE HEREOF (1) ARE SUBJECT TO A CERTAIN INVESTOR RIGHTS AGREEMENT OF EVEN DATE HEREWITH BETWEEN THE ISSUER HEREOF AND INITIAL HOLDER HEREOF (THE “INVESTOR RIGHTS AGREEMENT”) THAT RESTRICTS CERTAIN TRANSFERS OF SUCH SECURITIES AND (2) MAY BE SUBJECT TO CERTAIN RIGHTS AND OBLIGATIONS PROVIDED FOR IN THAT CERTAIN REGISTRATION RIGHTS AGREEMENT OF EVEN DATE HEREWITH BETWEEN THE ISSUER HEREOF AND THE INITIAL HOLDER HEREOF (THE “REGISTRATION RIGHTS AGREEMENT”). A COPY OF SUCH AGREEMENTS SHALL BE FURNISHED WITHOUT CHARGE BY THE ISSUER HEREOF TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

No.	Date of Issuance: , 2004

WARRANT TO PURCHASE

SHARES OF COMMON STOCK
OF
HEALTHAXIS INC.

      THIS IS TO CERTIFY that, for value received,                     , is entitled to purchase from Healthaxis Inc., a Pennsylvania corporation (the “Company”), at any time from the date of issuance and on or before the Expiration Date,                      shares of Common Stock of the Company (as adjusted pursuant to Section 2 of this Warrant) at the Exercise Price on the terms and subject to the conditions hereinafter set forth.

      Capitalized terms used herein without definition shall have the meanings set forth in Section 8 of this Warrant.

      1.     Exercise of Warrant; Company Call Rights.

      (a) Subject to the terms and conditions set forth herein, the Holder shall have the right, at its option, to exercise this Warrant in whole or in part at any time during the period commencing on the Issue Date and ending on the Expiration Date. To exercise this Warrant, the Holder shall deliver to the Company (i) a notice of exercise in the form attached hereto (the “Notice of Exercise”) duly completed and executed, (ii) an amount in cash equal to the Exercise Price, (iii) this Warrant; and (iv) such documentation as the Company may reasonably require in connection with establishing an exemption from registration under federal and state securities law for the issuance of shares of Common Stock to Holder upon the exercise hereof, including, without limitation, an investor questionnaire, and a letter of securities law representations and warranties concerning Holder and Holder’s investment in such securities. At the option of the Holder, payment of the Exercise Price shall be made: (A) by wire transfer of funds to an account in a bank located in the United States designated by the Company for such purpose; (B) by certified or official bank check payable to the order of the Company; or (C) a combination of such methods.

      (b) Upon receipt of the required deliveries, and subject to Section 1(c) below, the Company shall, as promptly as practicable and no later than three (3) business days after receipt of the Notice of Exercise, cause to be issued and delivered to the Holder, subject to the terms of the Investor Rights Agreement, a certificate or certificates representing shares of Common Stock equal in the aggregate to the number of shares of Common Stock specified in the Notice of Exercise. The shares of Common Stock so purchased shall be deemed to be issued to the Holder or such Holder’s designee, as the record owner of such shares, as of the close of business on the Exercise Date. The Company shall pay all reasonable expenses, taxes and other charges payable in connection with the preparation, execution and delivery of stock certificates pursuant to this Section 1.

      (c) Notwithstanding any provision herein to the contrary, if (i) the Market Price (as defined below) for one share of Common Stock is greater than the Exercise Price (on the date of exercise of all or a part of this Warrant), and (ii) if no registration statement covering the shares for which this Warrant is exercisable is effective as of the Exercise Date (after the 120th day following the “Filing Date,” as defined in the Registration Rights Agreement), then in lieu of exercising this Warrant for cash, Holder may elect to receive Common Stock equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company, together with the form of Election to Exercise attached as Exhibit A hereto fully executed, in which event the Company shall issue to Holder that number of shares of Common Stock computed using the following formula:

	Y =	Z 2/3 (C-B)/ C
Where	Y =	the number of shares of Common Stock to be issued to Holder
	Z =	the aggregate number of shares of Common Stock purchasable under this Warrant or, if only a portion of this Warrant is being exercised, the number of shares of Common Stock for which this Warrant is being exercised (at the date of such calculation)
	B =	Exercise Price
	C =	Market Price of one share of Common Stock (at the date of such calculation)

      For purposes of this Section, the Market Price of one share of the Common Stock shall be calculated as follows: If the Common Stock is traded on a national securities exchange, the Nasdaq Stock Market or the over-the-counter market, the last reported price on the date of valuation at which the Common Stock has traded on such exchange or the Nasdaq Stock Market, or the average of the bid and asked prices on the over-the-counter market on the date of valuation or, if no sale took place on such date, the last date on which a sale took place. If the Common Stock is not so traded, the Market Price of one share of the Common Stock shall be as determined by agreement of the parties hereto, or if the parties hereto cannot reach agreement, then such value shall be determined by appraisal by an independent investment banking firm selected by the Company and acceptable to Holder; provided, however, that if Holder and the Company cannot agree on such investment banking firm, such appraised value shall be determined by an independent investment banking firm independently selected by the agreement of an investment banking firm selected by each of the Company and Holder. The cost of such appraisal shall be borne equally by the Company and Holder.

      (d) Subject to the terms and conditions otherwise set forth herein, the Company shall have the right, at its option, to compel the exercise of this Warrant at any time during the period commencing 18 months after the Issue Date and ending on the Expiration Date if, and only if, (i) the Common Stock has traded in the public market at a price per share of $7.00 or higher during 20 out of 30 trailing trading days (as reported by The Nasdaq Stock Market or such other public market on which the common stock is then quoted or listed) immediately preceding the date of the Company’s written notice to the Holder of its election pursuant to this Section 1(d) and (ii) a registration statement under the Securities Act of 1933 that covers the resale of the shares of Common Stock with respect to which this Warrant is then being exercised is then effective as and to the extent provided in the Registration Rights Agreement. Notwithstanding anything herein to the contrary, in no event shall the Holder be entitled to exercise any portion of this Warrant, nor shall the Company have the right to force the exercise of any portion of this Warrant in excess of that portion of this Warrant upon exercise of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised portion of the Warrant or the unexercised or unconverted portion of any other security of the Holder subject to a limitation on conversion analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the exercise of the portion of this Warrant with respect to which the determination of this proviso is being made, would result in beneficial ownership by the

Holder and its Affiliates of more than 4.99% of the then outstanding shares of Common Stock. As used herein, the term “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. The Holder may waive the limitations set forth herein by at least sixty-one (61) days written notice to the Company.

      In the event of the Company’s election to exercise all or a portion of this Warrant, the Holder shall within 5 business days of its receipt of the notice specified above deliver to the Company the Exercise Price, the Warrant, such documentation with respect to the establishment of an exemption from registration under federal and state securities laws for the issuance of shares of Common Stock to Holder, and the Company shall promptly thereafter deliver to the Holder the shares of Common Stock with respect to which this Warrant is exercised. The Company shall, as promptly as practicable and no later than three (3) business days after receipt of the Exercise Price, cause to be issued and delivered to the Holder, subject to the terms of the Investor Rights Agreement, a certificate or certificates representing shares of Common Stock equal in the aggregate to the number of shares of Common Stock specified in the Notice of Exercise. Such shares of Common Stock shall be deemed to be issued on the Exercise Date, subject to the Holder’s right to elect a forfeiture (as provided in the final sentence of this paragraph). At the option of Holder, payment of the Exercise Price shall be made: (A) by wire transfer of funds to an account in a bank located in the United States designated by the Company for that purpose; (B) by certified or official bank check payable to the order of the Company; or (C) a combination of such methods. Notwithstanding the foregoing terms of this Section 1(d), in the event the Company delivers notice to the Holder of the required exercise of this Warrant, the Holder may in lieu of exercising this Warrant elect to forfeit this Warrant by promptly delivering written notice to such effect to the Company.

      2.     Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 2.

(a) If the Company at any time after the Issue Date: (i) pays or makes a stock dividend on its Common Stock in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) issues any shares of Common Stock by reclassification of shares of Common Stock, or (iv) effects a reverse stock split of Common Stock, then this Warrant shall thereafter be exercisable for that number of shares that would have derived had the Warrant been exercised immediately prior to the events listed in (i), (ii), (iii) or (iv) above (and the Exercise Price thereof shall be correspondingly adjusted). In the case of a subdivision or re-classification, any adjustment made pursuant to this Section 2(a) shall become effective immediately after the effective date of such subdivision or re-classification. Such adjustments shall be made successively whenever any event listed above shall occur.

(b) If at any time after the Issue Date, the Common Stock issuable upon the exercise of the Warrant is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, exchange, substitution or otherwise, and other than a capital reorganization, merger or consolidation (the adjustment for which is provided for in Section 2(c)), in any such event the Holder shall have the right thereafter to exercise this Warrant for stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change that it would have been entitled to receive had it exercised this Warrant immediately prior to such recapitalization, reclassification, exchange, substitution or other event, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof (and the Exercise Price of this Warrant shall be correspondingly adjusted).

(c) If at any time after the Issue Date, the Common Stock is converted into other securities or property, whether pursuant to a capital reorganization, merger, consolidation or otherwise (other than a recapitalization, reclassification, subdivision, exchange or substitution of shares provided for in Section 2(b)), as a part of such transaction, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled to receive in connection with such transaction, subject to adjustment in respect of such stock or securities by the terms thereof (and the Exercise Price of this Warrant shall be correspondingly adjusted). To the extent applicable, appropriate adjustment shall be made in the application of the provisions of this Section 2 with respect to the rights of the Holder after such transaction to the end that the provisions of this Section 2 (including adjustment to the number of shares issuable upon exercise of the Warrant and the adjustment of the Exercise Price thereof) shall be applicable after that event and be as nearly equivalent as practicable.

(d) In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 2(a)), or subscription rights or warrants, the Exercise Price to be in effect after such payment date shall be determined by multiplying the Exercise Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price (as defined below) per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Company’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date. “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (p) if the Common Stock is then listed on a national stock exchange, the Market Price shall be the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded; (q) if the Common Stock is then included in The Nasdaq Stock Market, Inc. (“Nasdaq”), the Market Price shall be the closing sale price of one share of Common Stock on Nasdaq on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on Nasdaq as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded; (s) if the Common Stock is then included in the Over-the-Counter Bulletin Board, the Market Price shall be the closing sale price of one share of Common Stock on the Over-the-Counter Bulletin Board on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the Over-the-Counter Bulletin Board as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded, (t) if the Common Stock is then included in the “pink sheets,” the Market Price shall be the closing sale price of one share of Common Stock on the “pink sheets” on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the “pink sheets” as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded. The Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Holder prior to the exercise hereunder as to the Market Price of a share of Common Stock as determined by the Board of Directors of the Company.

(e) An adjustment to the Exercise Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(f) Holder, by accepting the benefits of this Warrant, agrees that the number of shares for which this Warrant is exercisable shall be subject to adjustment or reduction as provided in this Section 2.

(g) (i) Within three (3) business days of any adjustment of the number of shares issuable upon exercise hereof, the Company shall give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Company shall give written notice to the Holder at least fifteen (15) days prior to the date on which any merger or reclassification provided from in Section 2(c) hereof shall take place.

      3.     Reservation. The Company shall, at all times prior to the Expiration Date, reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, a number of authorized shares of Common Stock equal to the number of shares issuable from time to time upon exercise of this Warrant.

      4.     Fully Paid Stock. The Company covenants that the shares of stock represented by each and every certificate for its Common Stock to be delivered on the exercise of the purchase rights herein shall, at the time of such delivery, be duly authorized, validly issued and outstanding and fully paid and nonassessable.

      5.     Restrictions on Transfer. Holder, by acceptance hereof, agrees that the transfer of this Warrant and the Shares issuable upon exercise of the Warrant are subject to the provisions of the Investor Rights Agreement that, until the first anniversary of the Issue Date, restrict certain transfers of such securities and makes any such attempted transfers void ab initio; and this Warrant and the Shares issuable upon exercise of the Warrant and the holders thereof shall be entitled to all rights and benefits accorded thereto and subject to all the restrictions and obligations imposed thereon in the Investor Rights Agreement.

      6.     Partial Exercise or Purchase. If this Warrant is exercised or purchased in part only, the Holder shall be entitled to receive a new Warrant, issued at the Company’s expense, registered in the name of the Holder evidencing the right to purchase the aggregate number of shares of Common Stock for which this Warrant was not exercised or purchased.

      7.     No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the difference between the Market Price and the Exercise Price multiplied by such fraction.

      8.     Definitions.

      In addition to the terms defined elsewhere in this Warrant, the following terms shall have the meanings set forth below:

      “Common Stock” means the Company’s common stock, par value $.10 per share.

      “Exercise Date” means the date on which this Warrant is exercised by the Holder pursuant to the terms hereof.

      “Exercise Price” means $5.50 per share of Common Stock, subject to adjustment as provided herein.

      “Expiration Date” shall mean 5:00 p.m., Dallas, Texas time,                     , 2009.

      “Holder” shall mean the person in whose name this Warrant is registered on the books of the Company maintained for such purpose.

      “Issue Date” shall mean the date of issuance of this Warrant, or, if this Warrant has been issued in replacement for, or upon the partial exercise of, another Warrant, the Issue Date of such other Warrant.

      “Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, association, corporation, trust, institution, public benefit corporation, entity or government.

      “Registration Rights Agreement” means the Registration Rights Agreement, dated as of                     , 2004, by and among the Company and the initial holders.

      “Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as in effect from time to time.

      “Warrant” means this Warrant and all warrants hereafter issued in exchange or substitution for this Warrant.

      9.     Replacement Warrants. If this Warrant is mutilated, lost, stolen or destroyed, the Company may issue a new Warrant of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of the mutilated Warrant, or in lieu of the Warrant lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Warrant.

      10.     Warrant Holder Not a Shareholder. The Holder shall not be entitled to vote or receive dividends or be deemed the holder of the Common Stock or any other securities that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised as provided herein.

      11.     Identity of Transfer Agent. The Transfer Agent for the Common Stock is Mellon Investor Services LLC. Upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Company will mail to the Holder a statement setting forth the name and address of such transfer agent.

      12.     Registration Rights. The initial holder of this Warrant is entitled to the benefit of certain registration rights with respect to the shares of Common Stock issuable upon the exercise of this Warrant as provided in the Registration Rights Agreement, and any subsequent holder hereof shall be entitled to such rights to the extent provided in the Registration Rights Agreement.

      13.     Notices. Except as otherwise expressly provided herein, any notices, consents, waivers or other communications required or permitted to be given under this Warrant must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile, provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party (if received by 5:00 p.m. eastern time (“ET”) where such notice is received) or the first business day following such delivery (if received after 5:00 p.m. ET where such notice is received); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. Any communications shall be addressed (a) to the Company, at its principal executive offices and (b) to the Holder, at the Holder’s address as it appears in the records of the Company (unless otherwise indicated by the Holder).

      14.     Severability. Whenever possible, each provision of this Warrant shall be interpreted in such manner as to be effective under applicable law, but if any provision of this Warrant is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

      15.     Captions; Governing Law. The descriptive headings of the various sections of this Warrant are for convenience only and shall not affect the meaning or construction of the provisions hereof. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal law of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision or rule. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

      16.     Waivers and Amendments. This Warrant and any provisions hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of the same is sought.

      17.     Successors. All the covenants and provisions hereof by or for the benefit of the Holder shall bind and inure to the benefit of its respective successors and assigns hereunder.

      18.     Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be executed on the next succeeding day not a legal holiday.

      IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers and to be dated this                     day of                     , 2004.

HEALTHAXIS INC.

By:

James W. McLane, Chief Executive Officer

NOTICE OF EXERCISE

Healthaxis Inc.
The Towers at Williams Square
5215 N. O’Connor Blvd., Suite 800
Irving, Texas 75039

      The undersigned,                                                               ,
pursuant to the provisions of Warrant No.           issued on                     , 2004, hereby elects to purchase                      shares of common stock of Healthaxis Inc. covered by the Warrant described herein.

      This exercise of the Warrant is being carried out pursuant to: Section 1(a) of the Warrant ☐ or Section 1(c) of the Warrant ☐ (check one).

Dated:

Signature:

Address:

APPENDIX E

FORM OF REGISTRATION RIGHTS AGREEMENT

      This Registration Rights Agreement (this “Agreement”) is made and entered into as of                     , 2004, among Healthaxis Inc., a Pennsylvania corporation (the “Company”), and the parties who have executed this Agreement and whose names appear on Schedule I hereto (each party listed on Schedule I hereto is sometimes individually referred to herein as a “Holder” and all such parties are sometimes collectively referred to herein as the “Holders”).

      This Agreement is made pursuant to the Preferred Stock Modification Agreement, dated as of May 12, 2004 among the Company and the Holders (the “Preferred Stock Agreement”), which provides for the amendment and restatement of the terms of the Company’s Series A Convertible Preferred Stock and the grant of warrants to the holders thereof (the “Securities Transactions”).

      The Company and the Holders hereby agree as follows:

      1. Definitions

      Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Preferred Stock Agreement. As used in this Agreement, the following terms shall have the following meanings:

      “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

      “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other government actions to close.

      “Certificate of Designation” means the Series A Convertible Preferred Stock Certificate of Designation, as amended and restated.

      “Closing Date” means the Closing Date, as defined in the Preferred Stock Agreement.

      “Commission” means the Securities and Exchange Commission.

      “Common Stock” means the Company’s Common Stock, par value $.10 per share.

      “Effectiveness Date” means the earlier of: (i) ten days after the Company has received notice (written or oral) from the Commission that the Commission’s staff will not be reviewing the Registration Statement or has no further comments on the Registration Statement or (ii) 120 days following the Filing Date.

      “Effectiveness Period” has the meaning set forth in Section 2(a) hereof.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Fair Market Value” means the sum of (a) the product of the sum of the number of shares of outstanding Registrable Securities plus the number of shares of Registrable Securities into which the shares of Preferred Stock are convertible multiplied by the average of the per share closing price in the Nasdaq or other national market on which the Company’s stock is traded or quoted for the 10 Trading Days immediately preceding the date the calculation is made; and (b) the value of the Warrants that are exercisable for Registrable Securities as of the date of the valuation, calculated using the Black-Scholes pricing model and the following assumptions: (i) the yield on a five year Treasury Note, as quoted in The Wall Street Journal on the Trading Day immediately preceding the date the calculation is made; (ii) expected volatility of 60%; (iii) current market price of the Company’s common stock is the average of the closing price on Nasdaq for the 10 Trading Days immediately preceding the date the calculation is made; (iv) dividend yield of 0%; and (v) expected life of 5 years.

      “Filing Date” means the date on which the Initial Registration Statement is filed with the Commission, which shall be as soon as practicable after the Closing Date, but in no event later than the 90th day following the Closing Date.

      “Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities.

      “Indemnified Party” has the meaning set forth in Section 5(c) hereof.

      “Indemnifying Party” has the meaning set forth in Section 5(c) hereof.

      “Initial Registration Statement” has the meaning set forth in Section 2(a) hereof.

      “Losses” has the meaning set forth in Section 5(a) hereof.

      “Majority Holders” means the Holders of at least sixty (60%) percent of the then outstanding Registrable Securities (as calculated on an as-converted or as-exercised basis).

      “Nasdaq” means The Nasdaq Stock Market.

      “Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

      “Proceeding” means any action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

      “Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference in such Prospectus.

      “Registrable Securities” means: (i) the shares of Common Stock issued or issuable upon the conversion or exercise of the Securities and (ii) any shares of the Company’s capital stock issued with respect to the Securities as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise; provided, that, a security shall cease to be a Registrable Security upon (A) such security becoming eligible for sale by the Holders pursuant to Rule 144(k) and (B) the Holder of such security is not deemed to be an Affiliate under Rule 144(k) as determined by the mutual written Agreement of the Company and such Holder, as set forth in Section 2(a).

      “Registration Delay Payment” has the meaning set forth in Section 2(c) hereof.

      “Registration Statement” means the Initial Registration Statement and any additional registration statements contemplated by Sections 2(a) or 2(b), including (in each case) the Prospectus, amendments and supplements to such Registration Statement or Prospectus, including pre-effective and post-effective amendments, all exhibits thereto, and all material incorporated by reference in such Registration Statement.

      “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule.

      “Rule 158” means Rule 158 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule.

      “Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule.

      “Securities” means the Company’s Preferred Stock (as amended and restated) and the Warrants granted to the Holders in connection with the Securities Transactions.

      “Securities Act” means the Securities Act of 1933, as amended.

      “Special Counsel” means one special counsel to the Holders, as identified by the Majority Holders.

      “Trading Day” means a day on which Nasdaq (or in the event the Common Stock is not listed or quoted on Nasdaq, such other securities market on which the Common Stock is listed or quoted) is open for trading.

      “Underlying Shares” means the shares of Common Stock issuable upon conversion or exercise of the Securities.

      2. Registration Requirements

      (a) Filing and Effectiveness Obligations. On or prior to the Filing Date, the Company shall prepare and file with the Commission a Registration Statement (the “Initial Registration Statement”) which shall cover all Registrable Securities for an offering to be made on a continuous basis pursuant to a “shelf” registration statement under Rule 415. The Initial Registration Statement shall be on Form S-3 or any successor form (except if the Company is not then eligible to register the Registrable Securities for resale on Form S-3, in which case such registration shall be on another appropriate form reasonably acceptable to the Majority Holders). The Company shall: (i) not permit any securities other than the Registrable Securities to be included in the Initial Registration Statement (except pursuant to the exercise of other registration rights outstanding on the date of this Agreement), (ii) use its best efforts to cause the Initial Registration Statement to be declared effective under the Securities Act as promptly as possible after the Filing Date, but in any event on or prior to the Effectiveness Date, and (iii) keep such Initial Registration Statement continuously effective under the Securities Act (subject to Section 3(r)) for a period that will terminate upon the date on which all Registrable Securities covered by such Registration Statement that are held by a Holder may be sold pursuant to Rule 144(k) and such Holder is not deemed to be an Affiliate under Rule 144(k), as determined by the mutual written agreement of the Company and such Holder (it being understood that the Company and a Holder may reach such a mutual agreement with respect to less than all of the Registrable Securities held by such Holder, and in such event the Company’s registration obligations with respect thereto shall cease) (the “Effectiveness Period”). Once the Company is no longer required to keep the Initial Registration Statement effective with respect to all or a portion of the Registrable Securities of a given Holder, the Company shall have no further obligations hereunder with respect to the registration for resale of such shares of Registrable Securities and such shares shall no longer be deemed “Registrable Securities” hereunder; provided, that the termination of any such registration obligations shall not affect the Company’s obligations with respect to any then accrued Registration Delay Payment obligations arising under Section 2(c) hereof).

      (b) Piggyback Registrations. Except as otherwise provided in this Section 2(b), if at any time when there is not an effective Registration Statement covering the Registrable Securities, and the Company decides to prepare and file with the Commission a Registration Statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then-equivalent forms relating to equity securities to be issued in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, the Company shall send to each Holder of Registrable Securities written notice of such decision and, if within ten (10) days after receipt of such notice, any such Holder shall so request in writing (which request shall specify the Registrable Securities intended to be disposed of by the Holders), the Company will use reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by such Holder; provided, however,that if at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall decide for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such decision to such Holder and, thereupon: (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay expenses in accordance with Section 4 hereof) and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities being registered pursuant to this Section 2(b) for the same period as the delay in registering such other securities. The Company shall include in such registration statement all or any part of such Registrable Securities that such Holder requests to be registered; provided, however, that the Company shall not be required to register any Registrable Securities pursuant to this Section 2(b) that are eligible for sale pursuant to Rule 144(k) of the Securities Act, as determined by the mutual written agreement of the Company and such Holder (it being understood that the Company and a Holder may reach such a mutual agreement with respect to less than all of the Registrable Securities held by such Holder, and in such event the Company’s registration obligations with respect thereto shall cease). In the case of an underwritten public offering, if the managing underwriter(s) or underwriter(s) reasonably object to the inclusion of the Registrable Securities in such Registration Statement, then if the Company, after consultation with the underwriter’s representative, reasonably determines that the inclusion of such Registrable Securities would materially adversely affect the offering contemplated by such Registration Statement, and based on such determination recommends inclusion in such Registration Statement of fewer Registrable Securities than proposed to be sold by the Holders, then (x) the number of Registrable Securities of the Holders included in such registration statement shall be reduced pro rata among such Holders (based upon the number of Registrable Securities requested to be included in the registration) or (y) none of the Registrable Securities of the Holders shall be included in such Registration Statement if the Company, after consultation with the underwriter(s), recommends the inclusion of none of such Registrable Securities; provided, however, that if securities are being offered for the account of other per sons or entities as well as the Company, such reduction shall not represent a greater fraction of the number of Registrable Securities intended to be offered by the Holders than the fraction of similar reductions imposed on such other persons or entities (other than the Company).

      (c) Liquidated Damages.

(i) If: (A) the Initial Registration Statement covering all of the applicable Registrable Securities and required to be filed by the Company pursuant to this Agreement is not (1) filed with the Commission on or before the Filing Date or (2) the Company fails to use its reasonable best efforts to cause the Initial Registration Statement to be declared effective by the Commission on or before the Effectiveness Date, or (B) subject to Section 2(c)(ii) and Section 3(r) of this Agreement, on any day after the Initial Registration Statement has been declared effective by the Commission sales of all the Registrable Securities required to be included on the Initial Registration Statement cannot be made pursuant to such Registration Statement (including, without limitation, because of a failure to keep such Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to such Registration Statement or to register sufficient shares of Common Stock)(each of the events described in clauses (A) and (B) of this Section 2(c)(i) is referred to herein as a “Registration Delay”), then the Company shall pay to each Holder an amount in cash (a “Registration Delay Payment”) equal to: (a) the aggregate Fair Market Value of the outstanding Registrable Securities and Securities that are convertible into or exercisable for Registrable Securities (whether or not such Securities are then convertible or exercisable) multiplied by (b) 0.0125 and (c) the number of months (prorated for partial months) that such Registration Delay has occurred and is continuing. The Company shall pay any Registration Delay Payment in cash to each Holder of Registrable Securities and/or Securities that are convertible into or exercisable for Registrable Securities (whether or not such Securities are then convertible or exercisable) on the last Business Day of each month during which a Registration Delay has occurred and is continuing. In the event that the Company fails to make a Registration Delay Payment within ten (10) Business Days of the date such Registration Delay Payment is due, then such Registration Delay Payment shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full. The parties hereto agree that the foregoing Registration Delay Payment is intended as a reasonable estimation of the damages that would be incurred by the Holders in the event of the occurrence of an event triggering the obligation to pay a Registration Delay Payment, and is not intended as a penalty. Such payments shall not constitute the Holders’ exclusive remedy for Registration Delays.

(ii) The Registration Delay Payment shall not be due and payable by the Company in the event that a Registration Delay is both (A) due to circumstances reasonably beyond the control of the Company, its subsidiaries or any of their respective agents and (B) the Company and its subsidiaries and their respective agents have been using their reasonable best efforts to resolve such Registration Delay.

      (d) Form S-3 Eligibility. The Company represents and warrants that, as of the date hereof, it meets the registrant eligibility and transaction requirements for the use of Form S-3 (for secondary offerings) for the registration of the sale of Registrable Securities by the Holders and the Company shall file all reports required to be filed by the Company with the Commission in a timely manner so as to maintain such eligibility for the use of Form S-3.

      3. Registration Procedures. In connection with the Company’s registration obligations hereunder, the Company shall:

(a) Preparation of Registration Statement. Prepare and file with the Commission on or prior to the Filing Date a Registration Statement on Form S-3 or its successor form (or if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, such registration shall be on another appropriate form in accordance herewith, which shall include a Plan of Distribution substantially in the form of Exhibit A annexed hereto, unless in connection with a Piggyback Registration), or such other form agreed to by the Company and by the Majority Holders, and cause the Registration Statement to become effective and remain effective as provided herein; provided, however, that not less than five (5) Business Days prior to the filing of the Registration Statement or any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated therein by reference), the Company shall, if reasonably practicable: (i) furnish to the Holders, their Special Counsel and any managing underwriters, copies of all such documents proposed to be filed (including documents incorporated by reference), which documents will be subject to the review of such Holders, their Special Counsel and such managing underwriters and (ii) cause its officers and directors, counsel and independent certified public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel to such Holders and such underwriters, to conduct a reasonable investigation within the meaning of the Securities Act. The Company shall not file the Registration Statement or any such Prospectus or any amendments or supplements thereto to which the Majority Holders, their Special Counsel or any managing underwriters shall reasonably object, and will not request acceleration of such Registration Statement without prior notice to such counsel. The sections of such Registration Statement covering information with respect to the Holders, the Holder’s beneficial ownership of securities of the Company or the Holders intended method of disposition of Registrable Securities shall conform to the information provided to the Company by each of the Holders.

(b) Amendments. (i) Prepare and file with the Commission any amendments, including post-effective amendments, to the Registration Statement as may be necessary to keep the Registration Statement continuously effective for the Effectiveness Period and prepare and file with the Commission such additional Registration Statements as are required to be filed hereunder in order to register all of the Registrable Securities for resale under the Securities Act, (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so amended or supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act, (iii) respond as promptly as possible to any comments received from the Commission with respect to the Registration Statement or any amendment thereto and as promptly as practicable, but in no event later than ten (10) Business Days, (iv) provide the Holders true and complete copies of all correspondence to and from the Commission relating to the Registration Statement and (v) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all of the Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holders thereof set forth in the Registration Statement as so amended or in such Prospectus as so supplemented.

(c) Notifications. Notify the Holders of Registrable Securities to be sold, their Special Counsel and any managing underwriters as promptly as possible (and, in the case of (i)(A) below, not less than five (5) days prior to such filing and, in the case of (i)(C) below, not later than the first Business Day after effectiveness) and, if requested by any such Person, confirm such notice in writing no later than one (1) Business Day following the day: (i) (A) when a Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statement is proposed to be filed, (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement and (C) with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other Federal or state governmental authority for amendments or supplements to the Registration Statement or Prospectus or for additional information, (iii) of the Commission’s issuance of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceeding for that purpose, (iv) that any of the representations and warranties of the Company contained in this Agreement ceases to be true and correct in all material respects, (v) of the Company’s receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose (vi) of the occurrence of any event that makes any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, Prospectus or other documents so that, in the case of the Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (vii) the beginning and end of a black-out period pursuant to Section 3(r).

(d) Suspensions. Use its best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of: (i) any order suspending the effectiveness of the Registration Statement or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(e) Supplements and Post-Effective Amendments. If requested by any managing underwriter or the Holders of a majority in interest of the Registrable Securities to be offered under a Registration Statement: (i) promptly incorporate in a Prospectus supplement or post-effective amendment to the Registration Statement, such information as the Company reasonably agrees should be included therein and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment; provided, however, that the Company shall not be required to take any action pursuant to this Section 3(e) that would, in the written opinion of counsel for the Company (addressed to counsel to the Holders), violate applicable law.

(f) Copies of Registration Statement. Furnish to each Holder, their Special Counsel and any managing underwriters, without charge, at least one conformed copy of each Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission.

(g) Copies of Prospectus. Promptly deliver to each Holder, their Special Counsel and any managing underwriters, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request; and the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders and any underwriters in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

      (h) Blue Sky. Prior to any public offering of Registrable Securities, use its best efforts to register or qualify or cooperate with the selling Holders, any underwriters and their Special Counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder or underwriter requests in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by a Registration Statement; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject or subject the Company to any material tax in any such jurisdiction where it is not then so subject.

      (i) Certificates. Cooperate with the Holders and any managing underwriters to (A) facilitate the timely preparation and delivery of certificates representing Registrable Securities sold pursuant to a Registration Statement, which certificates shall be delivered within two (2) Business Days following the Company’s receipt of a written request to such effect and all necessary documentation, and such certificates shall be free, to the extent permitted by applicable law and the Investor Rights Agreement, of all restrictive legends, and (B) enable such Registrable Securities to be in such denominations and registered in such names as any such managing underwriters or Holders may request.

      (j) Supplements and Amendments. Upon the occurrence of any event contemplated by Section 3(c)(vi), as promptly as possible, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (k) Listing. Cause all Registrable Securities relating to such Registration Statement to be listed on Nasdaq or any other securities exchange, quotation system, market or over-the-counter bulletin board, if any, on which similar securities issued by the Company are then listed as and when required pursuant to the Preferred Stock Agreement.

      (l) Underwriting Agreement and Related Documents. Enter into such agreements (including an underwriting agreement in form, scope and substance as is customary) and take all such other actions in connection therewith (including those reasonably requested by any managing underwriters and the Holders of a majority of the Registrable Securities being sold) in order to expedite or facilitate the disposition of such Registrable Securities, and whether or not an underwriting agreement is entered into: (i) make such representations and warranties to such Holders and such underwriters as are customarily made by issuers to underwriters in underwritten public offerings, and confirm the same if and when requested, (ii) in the case of an underwritten offering obtain and deliver copies thereof to the managing underwriters, if any, or in the case of non-underwritten offerings, if reasonably requested by the selling Holders, obtain and deliver copies thereof to such selling Holders, of opinions of counsel to the Company and updates thereof addressed to each such underwriter, in form, scope and substance reasonably satisfactory to any such managing underwriters and Special Counsel to the selling Holders covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such Special Counsel and underwriters, (iii) immediately prior to the effectiveness of a Registration Statement, and, in the case of an underwritten offering, at the time of delivery of any Registrable Securities sold pursuant thereto, and, in the case of non-underwritten offerings, at such time as the selling Holders may reasonably request (and at the expense of the selling Holders), obtain and deliver copies to the Holders and the managing underwriters, if any, of “cold comfort” letters and updates thereof from the Company’s independent certified public accountants (and, if required, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data is, or is required to be, included in the Registration Statement), addressed to each of the underwriters, if any, in form and substance as are customary in connection with underwritten offerings, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures no less favorable to the selling Holders and the underwriters, if any, than those set forth in Section 5 hereof (or such other provisions and procedures acceptable to the managing underwriters, if any, and the Holders of a majority of Registrable Securities participating in such offering) and (v) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold, their Special Counsel and any managing underwriters to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or any other agreement entered into by the Company.

      (m) Due Diligence. Make available for inspection by the selling Holders, any representative of such Holders, any underwriter participating in any disposition of Registrable Securities and any attorney or accountant retained by such selling Holders or underwriters, at the offices where normally kept and during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the officers, directors, agents and employees of the Company and its subsidiaries to supply all information in each case reasonably requested by any such Holder, representative, underwriter, attorney or accountant in connection with the Registration Statement; provided, however, that if any information is determined in good faith by the Company (in writing) to be of a confidential nature at the time of delivery of such information, then prior to delivery of such information, the Company and the Holders shall enter into a confidentiality agreement reasonably acceptable to the Company and the Holders providing that such information shall be kept confidential, unless: (i) disclosure of such information is required by a court or administrative order or is necessary to respond to inquiries of regulatory authorities (provided, however, that the Company shall be given notice of any such pending disclosure so that the Company may seek a protective order), (ii) disclosure of such information, in the opinion of counsel to such Person, is required by law, (iii) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by such Person or (iv) such information becomes available to such Person from a source other than the Company and such source is not known by such Person to be bound by a confidentiality agreement with the Company.

      (n) Earnings Statement. Comply in all material respects with all applicable rules and regulations of the Commission and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 not later than 45 days after the end of any 3-month period (or 90 days after the end of any 12-month period if such period is a fiscal year): (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts underwritten offering and (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Company after the effective date of the Registration Statement, which statements shall conform to the requirements of Rule 158.

      (o) Information. The Company may require each selling Holder to furnish to the Company information regarding such Holder and the distribution of such Registrable Securities as is required by law to be disclosed in the Registration Statement and the Company may exclude from such registration the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.

      The Company shall hold in confidence and not make any disclosure of information concerning a Holder provided to the Company unless: (i) disclosure of such information is necessary to comply with federal or state securities laws, as determined in the opinion of legal counsel to the Company, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other order from a court or governmental body of competent jurisdiction or (iv) such information has been made generally available to the public other than by disclosure in violation of this or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning a Holder is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to such Holder prior to making such disclosure, and allow the Holder, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

If the Registration Statement refers to any Holder by name or otherwise as the holder of any securities of the Company, then such Holder shall have the right to require (if such reference to such Holder by name or otherwise is not required by the Securities Act or any similar Federal statute then in force) the deletion of the reference to such Holder in any amendment or supplement to the Registration Statement filed or prepared subsequent to the time that such reference ceases to be required.

Each Holder covenants and agrees that: (i) it will not sell any Registrable Securities under the Registration Statement until it has received copies of the Prospectus as then amended or supplemented as contemplated in Section 3(g) and notice from the Company or otherwise that such Registration Statement and any post-effective amendments thereto have become effective as contemplated by Section 3(c) and (ii) it and its officers, directors or Affiliates, if any, will comply with the prospectus delivery requirements of the Securities Act as applicable to them in connection with sales of Registrable Securities pursuant to the Registration Statement.

Each Holder agrees by its acquisition of such Registrable Securities that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 3(c)(ii), 3(c)(iii), 3(c)(iv), 3(c)(v) or 3(c)(vi) such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement contemplated by Section 3(j), or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement.

(p) Responses to the Commission. The Company agrees to respond fully and completely to any and all comments on a Registration Statement received from the Commission staff as promptly as possible but, for non-underwritten offerings, in no event later than ten (10) Business Days of the receipt of such comments, regardless of whether such comments are in oral or written form.

(q) Confirmation of Effectiveness. Within two (2) Business Days after a Registration Statement which covers applicable Registrable Securities is ordered effective by the Commission, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Holders whose Registrable Securities are included in such Registration Statement) confirmation that such Registration Statement has been declared effective by the Commission in the form attached hereto as Exhibit B.

(r) Black-out Periods. (i) For not more than thirty (30) consecutive days and for a total of not more than sixty (60) days in any twenty-four (24) calendar month period (an “Allowed Delay Period”), the Company may by written notice require that the Holders immediately cease sales of Registrable Securities pursuant to a Registration Statement at any time that: (A) the Company becomes engaged in a business activity or negotiation which is not disclosed in a Registration Statement (or the prospectus included therein) which the Company reasonably believes must be disclosed therein under applicable law and which the Company desires to keep confidential for business purposes, (B) the Company determines that a particular disclosure so determined to be required to be disclosed therein would be premature or would materially adversely affect the Company or its business or prospects or (C) the Registration Statement or related Prospectus can no longer be used under the existing rules and regulations promulgated under the Securities Act (each of (A), (B) or (C), a “Material Condition”); provided that a period of at least ninety (90) calendar days shall elapse from the end of any Allowed Delay Period until the beginning of the subsequent Allowed Delay Period. The Company shall not be required to disclose to the Holders which of the reasons specified in (A), (B) or (C) above is the basis for requiring a suspension of sales due to the occurrence of a Material Condition. The Company shall use its commercially reasonable best efforts to ensure that the use of the Registration Statement (and the prospectus included therein) may be resumed as soon as it is practicable.

(ii) If the Company notifies the Holders that no sales of Registrable Securities may be made for any period of time in excess of an Allowed Delay Period, then, subject to the conditions set forth in Section 2(c)(ii) hereof, the Company shall pay to each Holder an amount in cash (an “Additional

Blackout Payment”), which payment shall be in lieu of the Registration Delay Payment which would otherwise be applicable, equal to: (A) the weighted average (based on daily trading volume) of the mid-point between the daily high and low trading prices reported on the national exchange or quotation system on which the Common Stock is then listed or quoted on each of the Trading Days in excess of the Allowed Delay Period (the “Excess Days”) (or if the relevant price or quotation did not exist on any of such days, the relevant price or quotation on the next preceding Business Day on which there was such a price or quotation for a total number of Trading Days equal to the number of Excess Days), minus (B) the Per Share Market Value on the first day of the Excess Days period, multiplied by (C) the lesser of (x) the Deemed Volume or (y) the number of Registrable Securities (provided that, the Registrable Securities relating to the Warrants shall only be included in such number of Registrable Securities if the weighted average trading price referenced in subclause (A) above is in excess of $5.50). The Company shall pay any Additional Blackout Payment in cash to each Holder of Registrable Securities and/or Securities that are convertible into or exercisable for Registrable Securities (whether or not such Securities are then convertible or exercisable) on the last Business Day of each month during which any Excess Days have occurred. In the event that the Company fails to make an Additional Blackout Payment within ten (10) Business Days of the date such Additional Blackout Payment is due, then such Additional Blackout Payment shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full. The parties hereto agree that the foregoing Additional Blackout Payment is intended as a reasonable estimation of the damages that would be incurred by the Holders in the event of the occurrence of an event triggering the obligation to pay an Additional Blackout Payment, and is not intended as a penalty. Such payments shall not constitute the Holders’ exclusive remedy for the occurrence of Excess Days.

(iii) For purposes of this Section 3(r):

“Per Share Market Value” means on any particular date: (a) the closing bid price per share of the Common Stock on such date on: (i) the national exchange or quotation system on which the Common Stock is then listed or quoted, or, if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date or (ii) the OTCBB, as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its function of reporting prices) or (b) if the Common Stock is not then listed or quoted on any national exchange or quotation system or the OTCBB, the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority in interest of the outstanding Registrable Securities and the shares of Preferred Stock that are convertible into Registrable Securities (whether or not such Securities are then convertible); provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select, in good faith, an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period of calculation.

“Deemed Volume” means (a) .25, multiplied by (b) the average daily trading volume of the Common Stock during the Excess Days period.

      4. Registration Expenses

      All fees and expenses incident to the performance of or compliance with this Agreement by the Company shall be borne by the Company, whether or not pursuant to a Registration Statement and whether or not any Registration Statement is filed or becomes effective and whether or not any Registrable Securities are sold pursuant to such Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation (a) all registration and filing fees (including, without limitation, reasonable fees and expenses (i) incurred with respect to filings required to be made with Nasdaq and each other securities exchange or market on which Registrable Securities are required hereunder to be listed and (ii) incurred in connection with compliance with state securities or Blue Sky laws (including, without limitation, reasonable fees and disbursements of counsel for the Holders in connection with Blue Sky qualifications of the

Registrable Securities and determination of the eligibility of the Registrable Securities for investment under the laws of such jurisdictions as the managing underwriters, if any, or the Holders of a majority of Registrable Securities may designate)), (b) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is requested by the managing underwriters, if any, or by the Holders of a majority of the Registrable Securities included in the Registration Statement), (c) messenger, telephone and delivery expenses, (d) fees and disbursements of counsel for the Company, (e) Securities Act liability insurance, if the Company so desires such insurance, (f) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement (other than underwriting fees, discounts or commissions applicable to the sale of Registrable Securities) and (g) the fees and expenses of Special Counsel to the Holders (provided, that the Company’s obligations with respect to such Special Counsel’s fees and expenses shall not exceed $5,000 hereunder). In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder.

      5. Indemnification

      (a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder and their respective Affiliates, and the officers, directors, agents (including any underwriters retained by such Holder in connection with the offer and sale of Registrable Securities), brokers (including brokers who offer and sell Registrable Securities as principal as a result of a pledge or any failure to perform under a margin call of Common Stock), investment advisors, employees, successors and assigns of each of them, to the fullest extent permitted by applicable law, from and against any and all joint or several losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and attorneys’ fees) and expenses (collectively, together with actions, proceedings or inquiries by any regulatory or self-regulatory organization, whether commenced or threatened, “Losses”), as incurred, arising out of or relating to: (i) any untrue or allegedly untrue statement of a material fact contained in the Registration Statement, any Prospectus, any form of prospectus or in any amendment or supplement thereto or in any preliminary Prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that any untrue statements or omissions are based solely upon and in conformity with information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, which information was reasonably relied upon by the Company for use therein or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in the Registration Statement, such Prospectus or such form of prospectus or in any amendment or supplement thereto (provided that the Company amended any disclosure with respect to the method of distribution upon written notice from the Holders that such section of the Prospectus should be revised in any way), (ii) any violation or alleged violation by the Company or any of its Affiliates or agents of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law or any rule or regulation thereunder relating to the offer or sale of Registrable Securities and (iii) any costs of enforcing the Company’s indemnification obligations under this Section 5(a). The Company shall not, however, be liable for any Losses to any Holder (a) with respect to any untrue or allegedly untrue statement of material fact or omission or alleged omission of material fact if such statement or omission was made in a preliminary Prospectus and such Holder did not provide the final Prospectus (or any amendment or supplement thereto) to the purchaser of the relevant securities at or prior to the confirmation of the sale of the Registrable Securities in any case where such delivery is required by the Securities Act, and the untrue or allegedly untrue statement of material fact or omission or alleged omission of material fact contained in such preliminary Prospectus was corrected in such final Prospectus (or any amendment or supplement thereto), unless the failure to deliver such final Prospectus (as amended or supplemented) was a result of noncompliance by the Company with Section 3(g) of this Agreement, or (b) in the event that notwithstanding the fact that the Company advised the Holder in writing pursuant to Section 3(r) hereof that sales of Registrable Securities cannot be made under a Registration Statement because of non-public Company developments that the Company reasonably believes must be disclosed in the Registration Statement under applicable law and which disclosure was not made (a “Non-Public Development”), the Holder nonetheless sells Registrable Securities and a judgment is entered by a court or administrative tribunal of competent jurisdiction against the Holder on the basis that the Registration Statement or Prospectus did not contain disclosure of the Non-Public Development or that the Holder sold such Registrable Securities while in the possession of the Non-Public Development, unless the Company has advised such Holder of or has provided information to such Holder regarding such Non-Public Development in violation of Section 3.3(b) of the Preferred Stock Agreement, but only to the extent of such judgment.

      The Company shall promptly notify the Holders of the institution, threat or assertion of any Proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

      (b) Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, and the directors, officers, agents and employees of the Company, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising solely out of or based solely upon any untrue statement of a material fact contained in the Registration Statement, any Prospectus, or any form of prospectus or arising solely out of or based solely upon any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such Holder to the Company specifically for inclusion in the Registration Statement, any Prospectus or any form of prospectus and that such information was reasonably relied upon by the Company for use in the Registration Statement, such Prospectus or such form of prospectus or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in the Registration Statement, such Prospectus or such form of prospectus; provided, however, that the indemnity agreement contained in this Section 5(b) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of such Holder, which consent shall not be unreasonably withheld; provided, further, that such Holder agrees its consent to any such settlement will not be unreasonably withheld if such Holder will not be liable for any payments or incur any out-of-pocket expenses with respect to such settlement. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

      (c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, however, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

      An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses, (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding, (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded on the advice of counsel that there are legal defenses available to it that are different from or additional to those available to the Indemnifying Party or (iv) the named parties to any such Proceeding (including any impleaded parties)

include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the reasonable expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

      All fees and expenses of the Indemnified Party (including, but not limited to, reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 5(c)) shall be paid to the Indemnified Party, as incurred, within ten (10) Business Days of written notice thereof to the Indemnifying Party, which notice shall be delivered no more frequently than on a monthly basis, regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, however, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent that there is a final judicial determination that such Indemnified Party is not entitled to indemnification hereunder.

      (d) Contribution. If a claim for indemnification under Section 5(a) or 5(b) hereof is unavailable to an Indemnified Party because of the failure or refusal of a court of competent jurisdiction to enforce such indemnification in accordance with its terms (by reason of public policy), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of any Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and such Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or allegedly untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 5(c) hereof, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with (i) any Proceeding to the extent that such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 5 was available to such party in accordance with its terms and (ii) enforcing any rights under this Section 5. In no event shall any selling Holder be required to contribute an amount under this Section 5(d) in excess of the net proceeds received by such Holder upon sale of such Holder’s Registrable Securities pursuant to the Registration Statement giving rise to such contribution obligation.

      The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

      The indemnity and contribution agreements contained in this Section 5 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

      6. Miscellaneous

      (a) Remedies. In the event of a breach by the Company or by a Holder of any of their obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company and each Holder agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agree that, in the event of any action for specific performance in respect of such breach it shall waive the defense that a remedy at law would be adequate.

      (b) No Inconsistent Agreements. Neither the Company nor any of its subsidiaries has, as of the date hereof, nor shall the Company or any of its subsidiaries, on or after the date of this Agreement, enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, including without limitation those certain letters of intent dated April 8, 2004 (and related term sheets) between the Company and each of Brown Simpson Partners I , Ltd. and LB I Group Inc.

      (c) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Majority Holders; provided, however, that for the purposes of this sentence, Registrable Securities that are owned, directly or indirectly, by the Company or an Affiliate of the Company are not deemed outstanding. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Holders and that does not directly or indirectly affect the rights of other Holders may be given by the Majority Holders to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence. Any amendment or waiver effected in accordance with this Section shall be binding upon each Holder, each future Holder and the Company. Upon effectiveness of each such amendment or waiver, the Company shall promptly give written notice thereof to the Holders who have not previously consented thereto in writing.

      (d) Notices. Any notices, consents, waivers or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been received: (a) upon hand delivery (receipt acknowledged) or delivery by telecopy or facsimile (with transmission confirmation report) at the address or number designated below (if received by 5:00 p.m. eastern time where such notice is to be received) or the first Business Day following such delivery (if received after 5:00 p.m. eastern time where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications are:

      If to the Company:

Healthaxis, Inc.
The Towers at Williams Square
5215 N. O’Connor Blvd., Suite 800
Irving, Texas 75039
Telephone: 972-443-5000
Facsimile: 972-556-0572
Attention: Chief Financial Officer

      With a copy to (which copy shall not constitute notice):

Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
Telephone: 214-740-8000
Facsimile: 214-740-8800
Attention: John B. McKnight

      If to the Transfer Agent:

Mellon Investor Services LLC
44 Wall Street, 6th Floor
New York, New York 10005
Telephone: (917) 320-6254
Facsimile: (917) 320-6318
Attention: Client Service Manager

      If to Brown Simpson Partners I, Ltd. to:

152 West 57th Street, 21st Floor
New York, New York 10019
Telephone: (212) 247-8200
Facsimile: (212) 247-1329
Attention: Mitchell D. Kaye

With a copy, in the case of notice to Brown Simpson Partners I, Ltd. (which copy shall not constitute notice), to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Telephone: (973) 597-2500
Facsimile: (973-597-2400
Attention: Steven E. Siesser

      If to OTAPE LLC:

c/o OTA Limited Partnership
1 Manhattanville Road
Purchase, NY 10577
Telephone: (914) 460-4013
Facsimile: (914) 694-5831
Attention: Vinny Digeso

      If to LB I Group Inc. to:

c/o Lehman Brothers, Inc.
745 Seventh Avenue, 2nd Floor
New York, New York 10019
Telephone: (212) 526-2614
Facsimile: (212) 526-2198
Attention: Michael Blaustein

      If to The Pennsylvania State University to:

The Pennsylvania State University
103 Innovation Boulevard, Suite 212
University Park, PA 16802
Telephone: (814) 863-9150
Facsimile: (814) 863-9160
Attention: David E. Branigan

      Each party shall provide written notice to the other party of any change in address or facsimile number in accordance with the provisions hereof.

      (e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto and shall inure to the benefit of each Holder. The Company may not assign its rights or obligations hereunder without the prior written consent of the Majority Holders. The rights of each Holder hereunder, including the right to have the Company register

Registrable Securities for resale in accordance with the terms of this Agreement, shall be assignable by each Holder if (i) the Holder agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment, (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (A) the name and address of such transferee or assignee and (B) the securities with respect to which such registration rights are being transferred or assigned, (iii) following such transfer or assignment, to the extent appropriate, the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and applicable state securities laws and (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this Section, the transferee or assignee agrees in writing with the Company to be bound by all of the provisions of this Agreement. The rights to assignment shall apply to the Holders’ (and to subsequent) successors and assigns.

      (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

      (g) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court or that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

      (h) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

      (i) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any terms, provisions, covenants and restrictions that may be hereafter declared invalid, illegal, void or unenforceable.

      (j) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

      (k) Shares Held by The Company and its Affiliates. Whenever the consent or approval of Holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Company or its Affiliates (other than any Holder or transferees or successors or assigns thereof if such Holder is deemed to be an Affiliate of the Company solely by reason of its holdings of such Registrable Securities)

shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

      (l) Construction. In the event of any inconsistency or ambiguity between the terms of this Agreement and the terms of the Certificate of Designation, the terms of the Certificate of Designation shall control and govern any construction hereof or thereof.

      IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

HEALTHAXIS INC.

By:

Name: James W. McLane

Title:	Chief Executive Officer

HOLDERS:

BROWN SIMPSON PARTNERS I, LTD.

By:

Name:

Title:

OTAPE LLC

By:

Name:

Title:

LB I GROUP INC.

By:

Name:

Title:

THE PENNSYLVANIA STATE UNIVERSITY

By:

Name: David E. Branigan

Title:	Executive Director

SCHEDULE I

Brown Simpson Partners I, Ltd.:
152 West 57th Street, 21st Floor
New York, New York 10019
Attn: Mitchell D. Kaye
Fax: (212) 247-1329
Residence: Grand Cayman, Cayman Islands

OTAPE LLC

c/o OTA Limited Partnership
1 Manhattanville Road
Purchase, NY 10577
Attention: Vinny Digeso
Facsimile: (914) 694-5831
Residence: Purchase, NY

LB I Group Inc.

c/o Lehman Brothers, Inc.
745 Seventh Avenue, 2nd Floor
New York, New York 10019
Attention: Michael Blaustein
Facsimile: (212) 526-2198
Residence: New York, NY

The Pennsylvania State University

103 Innovation Boulevard, Suite 212
University Park, PA 16802
Attention: David E. Branigan
Facsimile: (814) 863-9160
Residence: University Park, PA

EXHIBIT A

PLAN OF DISTRIBUTION

      We are registering the shares of common stock on behalf of the selling stockholders. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by our company, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock, which will be borne by the selling stockholders. We have also agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Sales of shares of common stock may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in privately negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices, and by using any other method permitted pursuant to applicable law. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares of common stock by the selling stockholders.

      The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares of common stock or of securities convertible into or exchangeable for the shares of common stock in the course of hedging positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the shares of common stock offered by this prospectus, which the broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

      The selling stockholders may make these transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares of common stock for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The selling stockholders may from time to time pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 modifying the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders and any broker-dealers that act in connection with the sale of shares of common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers or any profit on the resale of the shares of common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

      The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      Because the selling stockholders may be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of the

Securities Act. Our company has informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. In addition, our company has made copies of this prospectus available to the selling stockholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

      The selling stockholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of Rule 144.

      Upon our company being notified by a selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each selling stockholder and of the participating broker-dealer(s);

•	the number of shares of common stock involved;

•	the initial price at which shares of common stock were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transactions.

      In addition, upon our company being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed.

EXHIBIT B
FORM OF NOTICE OF EFFECTIVENESS
OF REGISTRATION STATEMENT

Mellon Investor Services LLC

Overpeck Centre
85 Challenger Road
Ridgefield Park, New Jersey 07660
Attn.:

Re:     Healthaxis Inc.

Ladies and Gentlemen:

      We are counsel to Healthaxis Inc., a Pennsylvania corporation (the “Company”), and have represented the Company in connection with the Preferred Stock Agreement entered into by and among the Company and the buyers named therein (collectively, the “Holders”) pursuant to which the terms of the Company’s Series A Convertible Preferred Stock were amended and restated (as so amended and restated, the “Series A Preferred Stock”) and the Company granted to the Holders of the Series A Preferred Stock certain warrants (“Warrants”) to purchase shares of the Company’s common stock, par value $.10 per share (the “Common Stock”). Pursuant to the Preferred Stock Agreement, the Company also has entered into an Investor Rights Agreement with the Holders (the “Investor Rights Agreement”) pursuant to which the Holders agreed to certain restrictions on their resale of the Preferred Stock, Warrants and related shares of Common Stock, and a Registration Rights Agreement with the Holders (the “Registration Rights Agreement”) pursuant to which the Company agreed, among other things, to register the Registrable Securities (as defined in the Registration Rights Agreement), including the shares of Common Stock issuable upon conversion of the Series A Preferred Stock or upon exercise of the Warrants, under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the Company’s obligations under the Registration Rights Agreement, on                     , 2004, the Company filed a Registration Statement on Form S-3 (File No. 333-                    ) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) relating to the Registrable Securities, which names each of the Holders as a selling stockholder thereunder.

      In connection with the foregoing, we advise you that a member of the SEC’s staff has advised us by telephone that the SEC has entered an order declaring the Registration Statement effective under the Securities Act at [ENTER TIME OF EFFECTIVENESS] on [ENTER DATE OF EFFECTIVENESS] and we have no knowledge, after telephonic inquiry of a member of the SEC’s staff, that any stop order suspending its effectiveness has been issued or that any proceedings for that purpose are pending before, or threatened by, the SEC and the Registrable Securities are available for resale under the Securities Act pursuant to the Registration Statement.

      Please be advised that upon presentment to you of a stock certificate(s) representing shares of Series A Preferred Stock or shares of Common Stock for transfer to a third party, together with your receipt of written confirmation from the Company that such transfer is in compliance with the terms of the Investor Rights Agreement, you will be authorized to issue stock certificate(s) representing shares of Common Stock in the name of the indicated transferee(s), which certificates will be free of any restrictive legends.

Very truly yours,
LOCKE LIDDELL & SAPP LLP

By:

cc: [LIST NAMES OF HOLDERS]

APPENDIX F

May 4, 2004 Board of Directors Healthaxis Inc 5215 N. O’Connor Blvd. 800 Central Tower Irving, TX 75039

Dear Members of the Board of Directors:

      We understand that HealthAxis, Inc. (“HealthAxis” or the “Company”) proposes to enter into a Preferred Stock Modification Agreement (the “Agreement”) pursuant to which the Company’s existing Series A Convertible Preferred Shareholders will agree to amend and restate the terms of their shares of the Company’s Series A Convertible Preferred Stock such that the amended and restated Series A Convertible Shares will be convertible into an aggregate of 3,850,000 shares of the Company’s common stock and through which transaction the Preferred Shareholders will also receive warrants to purchase up to an aggregate amount of 1,000,000 shares of Common Stock. Further detail concerning the proposed Securities Transactions can be found in the Agreement.

      The rationale for the transaction is based upon the fact that the preferences and privileges contained in the current Series A Convertible Preferred Stock severely limit the Company’s ability to raise capital, pursue strategic acquisitions, or pursue other strategic business combinations that would enhance the Company’s growth opportunities and potentially enhance shareholder value. Chief among these preferences is the $22,076,000 liquidation preference held by Preferred Shareholders. The current Series A Convertible Preferred Shares also contain Dividend Rights which result in annual payments of $441,520. The Preferred Shareholders also have the ability to block the Company from undertaking certain significant transactions and from issuing stock options to employees under some circumstances.

      The proposed Securities Transactions will eliminate virtually all of the preferences and privileges contained in the current Series A Convertible Preferred Stock. Both TripleTree and the Healthaxis management team believe that eliminating these preferences and privileges will significantly enhance the Company’s ability to pursue a broader range of strategic growth opportunities that have the potential to increase shareholder value over the long term.

      The Board of Directors has requested our opinion as to whether the proposed Securities Transactions are fair, from a financial point of view, to the Company and to the holders of Company Common Stock.

      TripleTree, LLC (“TripleTree”) focuses on providing merger and acquisition and financial advisory services to technology, health care, and business services companies. In this capacity, we are continually engaged in valuing businesses, and we maintain an extensive database of comparable merger and acquisition and financing transactions. We will receive a fee for delivery of this opinion. In addition, Healthaxis has agreed to reimburse certain of our expenses and to indemnify us for certain liabilities arising out of the rendering of this opinion.

      In rendering our opinion, we have, among other things:

1)	Assisted in negotiations and discussions related to the Securities Transactions among Healthaxis, the Preferred Shareholders and their respective legal advisors;

2)	Discussed with the Company the reaction of potential capital partners to the Company’s current capital structure;

F-1

3)	Reviewed the terms of the Agreement dated May 4, 2004. For purposes of this opinion we have assumed that the terms outlined in the Agreement will be identical in all material respects to those adopted in the Agreement to be executed;

4)	Reviewed Healthaxis’ historical financial statements including its most recent Form 10-K dated December 31, 2003 and Form 10-Q, dated September 30, 2003;

5)	Reviewed certain internal financial and operating information relating to Healthaxis prepared and furnished to us by the Healthaxis management team;

6)	Participated in discussions with the Company’s management regarding operations, business strategy, current and projected financial performance and prospects of growth for Healthaxis;

7)	Reviewed the Company’s trading history including recent closing prices and volume of shares traded for Company Common Stock;

8)	Compared the Company’s financial performance with public companies we deemed to be comparable;

9)	Analyzed available information, both public and private, concerning mergers and acquisitions we believed to be instructive in estimating the Company’s enterprise value;

10)	Discussed with Preferred Shareholders their view of the strategic and financial rationale for pursuing the proposed Securities Transactions;

11)	Conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

      In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the historical and projected financial and other information that was publicly available or furnished to us by Healthaxis. We have not made any independent appraisal or valuation of the Company’s assets.

      Based upon and subject to the foregoing, and subject to the limitations and assumptions below, we are of the opinion that the proposed Securities Transactions are fair, from a financial point of view, to the Company and the holders of Company Common Stock.

      For purposes of this opinion, we have assumed that Healthaxis is not currently involved in any material transaction other than the proposed Securities Transactions and those activities undertaken in the ordinary course of conducting its business. We also express no opinion as to the price that Healthaxis Common Stock will trade at any time in the future. Our opinion is necessarily based upon market, economic, financial, and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion.

      This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors in connection with its consideration of the Securities Transactions and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote on the proposed Securities Transactions. This opinion may not be published or referred to, in whole or in part, without TripleTree’s written permission, which shall not be unreasonably withheld. TripleTree hereby consents to reference to and the inclusion of this opinion in its entirety in the Proxy Statement to be distributed to holders of Company Common Stock in connection with the Securities Transactions.

Sincerely,

/s/ TRIPLETREE, LLC

TripleTree, LLC

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APPENDIX G

HEALTHAXIS INC.

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER
(Adopted February 25, 2004)

General

      The board of directors (“Board”) of Healthaxis Inc. (the “Company”) has established a committee of the board known as the audit committee (the “Audit Committee”). The purpose of this Amended and Restated Audit Committee Charter (the “Charter”) is to specify the governance and the powers and responsibilities of the Audit Committee.

Audit Committee’s Purpose

      The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s independent auditors, (4) the compliance by the Company with legal and regulatory requirements, (5) the Company’s accounting and financial reporting processes and audits of the Company’s financial statements, and (6) related party transactions.

      The Audit Committee shall prepare or cause the preparation of the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Audit Committee Membership

      The Audit Committee shall consist of no fewer than three members. All members of the Audit Committee shall meet the independence and experience requirements of The Nasdaq Stock Market, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the rules and regulations of the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies without prior Board approval. All members of the Audit Committee shall be “financially literate” and have a working familiarity with basic finance and accounting practices. The Chairperson and members of the Audit Committee shall be appointed by the Board, in consultation with the Chief Executive Officer and the Nominating Committee, and shall serve for a period of one year or until such time as his or her successor has been duly named or until such member’s earlier resignation, death or removal. Audit Committee members may be removed (with or without a cause) and replaced by the Board.

Meetings

      The Audit Committee shall meet as often as it determines is necessary to carry out its duties and responsibilities, but not less frequently than quarterly. A quorum of the Audit Committee will consist of at least 50% of the members of the Audit Committee. The Audit Committee shall meet periodically with management and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      The Chairperson of the Audit Committee shall designate a person who need not be a member thereof to act as Secretary and minutes of its proceedings shall be kept in minute books provided for that purpose. The agenda of each meeting will be prepared by the Secretary of the Company and, whenever reasonably practicable, circulated to each member prior to each meeting.

Committee Authority and Responsibilities

      The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be solely and directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and shall have sole power to approve all audit engagement fees and terms. The independent auditor shall report directly to the Audit Committee.

      The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

      The Audit Committee shall have the authority without prior Board approval, to the extent it deems necessary or appropriate, to retain (and approve compensation of) independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report, for payment of compensation to any advisors employed by the Audit Committee and for payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

      The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

      The Audit Committee, to the extent it deems necessary or appropriate, shall also:

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements, including disclosures made in management’s discussion and analysis, prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.	Discuss with management and the independent auditor (and review any related analysis prepared by management and/or the independent auditor) significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes, or alternatives considered, in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

9.	Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls. Review and discuss any significant changes in internal controls with the Chief Financial Officer and Chief Executive Officer.

10.	Review and evaluate the lead partner of the independent auditor team.

11.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance, objectivity and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s objectivity and independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

12.	Ensure the rotation of the audit partners as required by applicable laws and regulations. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

14.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

15.	Review with the independent auditor any audit problems or difficulties the auditor encountered in the course of its audit work (including any restrictions on the scope of the auditor’s activities or on access to any information, and any significant disagreements with management) and management’s responses thereto.

16.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act (relating to illegal acts) has not been implicated.

17.	Obtain reports from management and the independent auditor that the Company and its affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct. Review reports and disclosures of insider and related party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

18.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

19.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

20.	Discuss with the Company’s outside legal counsel, to the extent deemed appropriate, matters that may have a material impact on the financial statements or the Company’s compliance policies.

21.	Review and, if appropriate, approve all related party transactions.

Limitation of Audit Committee’s Role

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to (i) plan or conduct audits, or (ii) determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations or fairly present the Company’s financial condition, results of operations and cash flow. These are the responsibilities of management and/or the independent auditor. Further, management is responsible for implementing adequate internal accounting and disclosure controls and procedures and for preparing the Company’s financial statements.

HEALTHAXIS INC.

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS FOR THE
2004 ANNUAL MEETING OF STOCKHOLDERS ON JUNE           , 2004

      The undersigned shareholder of HEALTHAXIS INC., a Pennsylvania corporation (the “Company”), hereby acknowledges receipt of the official Notice of Annual Meeting of Shareholders, dated June      , 2004, and hereby appoints James W. McLane and John Carradine, and each of them as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2004 Annual Meeting of Shareholders of the Company, to be held on                               , June      , 2004, at 10:00 a.m., Central Daylight Time, at the offices of the Company located at 5215 N. O’Connor Blvd., Suite 800, Irving, Texas 75039, and any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

1.	To approve the issuance of up to 4,850,000 shares of Common Stock which may result from the conversion of the Series A Convertible Preferred Stock (the terms of which are proposed to be modified) and the exercise of related Warrants to purchase shares of Common Stock, the related transactions contemplated by that certain Preferred Stock Modification Agreement dated May 12, 2004 between the Company and the investors named therein, and each of the forms of Amended and Restated Certificate of Designation of the Series A Convertible Preferred Stock, the Investor Rights Agreement, the Warrant and the Registration Rights Agreement attached thereto;

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

2.	To elect seven directors to serve until the next annual meeting of shareholders and until their successors are duly elected;

01 Michael Ashker	02 James J. Byrne
03 John W. Coyle	04 Thomas L. Cunningham
05 Adam J. Gutstein	06 Kevin F. Hickey
07 James W. McLane

          ☐  FOR ALL NOMINEES (except as provided to the contrary below)

          ☐  WITHHOLD AUTHORITY FOR ALL NOMINEES

      If there is any individual director with respect to whom you desire to withhold your consent, you may do so by indicating his name(s):                               .

3.	To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending December 31, 2004; and

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

4.	To act upon such other matters as may properly come before the meeting, including any motion to adjourn the meeting to a later time to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the proposals or before any postponements or adjournments thereof.

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

      In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) or postponement(s) thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.

      THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK WHICH MAY RESULT FROM THE CONVERSION OF THE SERIES A CONVERTIBLE PREFERRED STOCK (THE TERMS OF WHICH ARE PROPOSED TO BE MODIFIED) AND THE EXERCISE OF RELATED WARRANTS TO PURCHASE SHARES OF COMMON STOCK, THE RELATED TRANSACTIONS CONTEMPLATED BY THAT CERTAIN PREFERRED STOCK MODIFICATION AGREEMENT DATED MAY 12, 2004 BETWEEN THE COMPANY AND THE INVESTORS NAMED THEREIN, AND EACH OF THE FORMS OF AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF THE SERIES A CONVERTIBLE PREFERRED STOCK, THE INVESTOR RIGHTS AGREEMENT, THE WARRANT AND THE REGISTRATION RIGHTS AGREEMENT ATTACHED THERETO; (2) FOR THE APPROVAL OF ALL SEVEN OF THE DIRECTOR NOMINEES, (3) FOR THE RATIFICATION OF THE APPOINTMENT BY THE COMPANY’S BOARD OF DIRECTORS OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004, AND (4) TO ACT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING ANY MOTION TO ADJOURN THE MEETING TO A LATER TIME TO PERMIT FURTHER SOLICITATION OF PROXIES IF NECESSARY TO ESTABLISH A QUORUM OR TO OBTAIN ADDITIONAL VOTES IN FAVOR OF THE PROPOSALS OR BEFORE ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

      Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) or postponement(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

Dated:

------------------------------------------------------------ Signature

------------------------------------------------------------ Signature

      (This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)